 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 1996
                                                      REGISTRATION NO. 333-06703
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                              AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                             APPLIED IMAGING CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                       3841                   77-012490
                          (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
    (STATE OR OTHER       CLASSIFICATION CODE NUMBER) IDENTIFICATION NUMBER)
    JURISDICTION OF
   INCORPORATION OR
     ORGANIZATION)

                         2380 WALSH AVENUE, BUILDING B
                         SANTA CLARA, CALIFORNIA 95051
                                 (408) 562-0250
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                               ABRAHAM I. CORIAT
                            CHIEF EXECUTIVE OFFICER
                             APPLIED IMAGING CORP.
                         2380 WALSH AVENUE, BUILDING B
                         SANTA CLARA, CALIFORNIA 95051
                                 (408) 562-0250
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------
                                   COPIES TO:
        J. CASEY MCGLYNN, ESQ.              ROBERT V. GUNDERSON, JR., ESQ.
         DAVID J. SEGRE, ESQ.                    DAVID T. YOUNG, ESQ.
   WILSON SONSINI GOODRICH & ROSATI      GUNDERSON DETTMER STOUGH VILLENEUVE
       PROFESSIONAL CORPORATION               FRANKLIN & HACHIGIAN, LLP
          650 PAGE MILL ROAD                 600 HANSEN WAY, SECOND FLOOR
          PALO ALTO, CA 94304                    PALO ALTO, CA 94304
            (415) 493-9300                          (415) 843-0500

                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                ---------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              PROPOSED          PROPOSED
                                AMOUNT        MAXIMUM           MAXIMUM
  TITLE OF EACH CLASS OF         TO BE     OFFERING PRICE      AGGREGATE            AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED(1)  PER SHARE(2)  OFFERING PRICE(1)(2) REGISTRATION FEE(3)
--------------------------------------------------------------------------------------------------
 Common Stock, $0.001 par
  value.................       1,897,500       $7.00          $13,282,500           $4,025.00

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Includes shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended.
(3) A registration fee of $14,593.11 was previously paid.

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED NOVEMBER 7, 1996

                             1,650,000 SHARES

                                      LOGO
                           [LOGO OF APPLIED IMAGING]

                                  COMMON STOCK

  All the shares of Common Stock offered hereby are being sold by Applied Imaging Corp. ("Applied Imaging" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be $7.00. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "AICX."

  THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR  ANY STATE SECURITIES  COMMISSION
    PASSED   UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS   PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                               Price to Underwriting Proceeds to
                                                Public  Discount (1) Company (2)
--------------------------------------------------------------------------------
Per Share.....................................   $          $           $
Total (3).....................................  $          $            $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company estimated at $800,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 247,500 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the Price to
    Public, Underwriting Discount and Proceeds to Company will be $   , $
    and $   , respectively. See "Underwriting."

  The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the offices of Montgomery Securities on or about       , 1996.

                                  -----------
MONTGOMERY SECURITIES
        DILLON, READ & CO. INC.
                                           VECTOR SECURITIES INTERNATIONAL, INC.

                                        , 1996

SOLUTIONS FOR PRENATAL SCREENING

FETAL CELL LABORATORY
The Company's prenatal screening system, if approved, will be sold to prenatal diagnostic laboratories where genetic analysis is typically done.

CONSUMABLE ENRICHMENT KIT
The Company is developing a proprietary consumable enrichment kit designed to enrich the concentration of fetal blood cells in a maternal blood sample.

FETAL CELL SLIDE SCANNING SYSTEM
The Company is developing an automated system to rapidly identify fetal blood cells based on adaptations of its image analysis, pattern recognition and slide scanning technologies incorporated in the Company's current cytogenetic products.

FETAL CELL
This fetal blood cell was identified using the Company's proprietary technology. In laboratory studies, the Company has enriched the concentration of fetal blood cells in maternal blood samples taken during early gestation. After identification, this fetal cell was subjected to a DNA probe assay.


                                --------------

THE COMPANY'S PRENATAL SCREENING SYSTEM HAS NOT BEEN APPROVED FOR MARKETING BY THE UNITED STATES FOOD AND DRUG ADMINISTRATION ("FDA") OR ANY INTERNATIONAL REGULATORY AUTHORITIES.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

CYTOSCAN(R) is a registered United States trademark of the Company and APPLIED IMAGING(TM), GENEVISION(TM) and CYTOVISION(TM) are trademarks of the Company. This Prospectus also contains trademarks and trade names of other companies.

                               PROSPECTUS SUMMARY
  This Prospectus contains certain statements of a forward-looking nature re-lating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various fac-tors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which would cause actual results to differ materially from those indicated by such forward-looking statements. The following summary is qualified in its entirety by the more detailed information, including the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY
  Applied Imaging designs, develops, manufactures and markets automated clini-cal analysis systems used by laboratories for prenatal and other genetic test-ing. The Company's cytogenetic instrumentation business, which has sold systems to approximately 500 sites in more than 30 countries since its inception, in-cludes systems that enable laboratories to automate aspects of the detection of chromosomal abnormalities associated with conditions such as Down's Syndrome. In addition to the Company's core instrumentation business, the Company is de-veloping a proprietary genetic screening system designed to enable prenatal screening for genetic abnormalities by isolating fetal red blood cells ("fetal blood cells") from a routine maternal blood sample. This new system is designed to improve current prenatal screening techniques by providing an accurate, timely and cost-effective procedure without the risks of miscarriage or fetal damage associated with invasive prenatal testing.

  Prenatal genetic testing is currently performed either invasively by ex-tracting, culturing and analyzing fetal cells taken from amniotic fluid or pla-cental tissue, or non-invasively by analysis of serum markers derived from a maternal blood sample. The Company estimates approximately 2.3 million pregnant women in the United States undergo some form of prenatal screening each year. Despite the widespread use of prenatal screening, there are significant short-comings associated with existing screening methods. Invasive procedures, which include amniocentesis (extracting fetal cells from the amniotic sac) and chori-onic villus sampling (extracting tissues from the placenta), involve direct ex-traction of fetal cells. These procedures can accurately detect a broad range of chromosomal disorders but pose a risk of fetal loss of between 0.5-1.0%. Due to this risk, these invasive procedures are usually only recommended for women age 35 or older, at which ages, the risk of having a child with a chromosomal disorder is greater than the risk of spontaneous miscarriage associated with these procedures. The Company estimates that these procedures are performed on approximately 300,000 women annually in the United States. The non-invasive screening procedures, which include alpha-fetoprotein ("AFP") and the "triple test," both of which are blood chemistry tests, are currently broadly used for pregnant women including those under the age of 35 with approximately 2 million tests performed annually in the United States. While these tests present no risk to the fetus since they do not directly analyze fetal cells, they are much less accurate with detection rates of approximately 60% for chromosomal disor-ders and false positive rates of approximately 5%.

  The Company's prenatal screening system under development is intended to pro-vide an accurate, non-invasive test by directly analyzing fetal blood cells isolated from a routine maternal blood sample. The Company's proprietary screening system incorporates (i) a patented blood-based procedure to enrich the concentration of fetal blood cells, (ii) automated image analysis instru-mentation to identify the fetal blood cells and (iii) the use of third-party DNA probes to identify certain chromosomal disorders present in fetal blood cells. This system is expected to be accurate because it evaluates actual fetal cells while posing no risk to the fetus. The Company's prenatal screening sys-tem is currently in preclinical evaluation and application for FDA approval has not yet been submitted.

  The Company believes that a key aspect of its prenatal screening system is its ability to enrich and identify fetal blood cells so that they can be di-rectly analyzed using available DNA probe technology. As of August 1996, the Company and its collaborators have used the fetal blood cell enrichment proce-dure on a total of 133 maternal blood samples. The Company's system has achieved fetal blood cell identification in 120 of the 133 samples tested, or 90% of cases. In 13 maternal blood samples (10% of the total samples), no fetal blood cells were found. The Company intends to continue preclinical and clini-cal evaluation of this system and anticipates beginning a multi-site interna-tional clinical trial during the first half of 1997. Additionally, the Company intends to file two separate 510(k) applications for the fetal cell enrichment and automated imaging system components of its system before the end of 1996, and an additional application (either a 510(k) tier III or a PMA) for the DNA-probe component of its prenatal screening system. There can be no assurance that the Company will be successful in establishing its prenatal screening sys-tem as a broad-based prenatal screening procedure nor can there be any assur-ance that the prenatal screening system will be approved for marketing by the FDA or, if approved, that clinical acceptance will be achieved.

  The Company's strategy is to establish its system as a broad-based prenatal screening procedure. The Company anticipates that sales of this system, if ap-proved by the FDA, will include both its proprietary consumable enrichment kits, used to separate fetal blood cells from maternal blood samples and imag-ing instrumentation used to analyze the cells. These new image analysis systems are contemplated to be compatible with the Company's existing installed cytoge-netic instrument base. The Company believes that it can leverage its existing infrastructure, worldwide distribution capabilities and extensive laboratory relationships to support the worldwide introduction of this fetal cell screen-ing system under development. Furthermore, the Company believes that its new cell enrichment and image analysis system could have clinical utility for can-cer applications and the prenatal diagnosis of single gene disorders, and, if the Company obtains additional funding, it intends to pursue the development of these other potential applications. Significant additional research and devel-opment will be necessary to establish the clinical utility of the Company's cell enrichment techniques and image analysis system for these other potential applications.

                                  THE OFFERING

 Common Stock to be offered by the Company....... 1,650,000 shares
 Common Stock to be outstanding after the
  Offering(1).................................... 6,757,460 shares
 Use of proceeds................................. For research and development and clinical trials related
                                                  to the prenatal screening
                                                  system; repayment of
                                                  indebtedness; working capital
                                                  and general corporate
                                                  purposes. See "Use of
                                                  Proceeds."
 Proposed Nasdaq National Market symbol.......... AICX

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         SIX MONTHS
                                                                            ENDED
                                  YEAR ENDED DECEMBER 31,                 JUNE 30,
                          -------------------------------------------  ----------------
                           1991     1992     1993     1994     1995     1995     1996
                          -------  -------  -------  -------  -------  -------  -------
                                                                         (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Total revenues..........  $10,781  $11,711  $ 8,681  $ 9,571  $10,798  $ 5,215  $ 5,995
Cost of revenues........    5,783    6,184    4,965    5,350    5,484    2,611    3,122
                          -------  -------  -------  -------  -------  -------  -------
  Gross profit..........    4,998    5,527    3,716    4,221    5,314    2,604    2,873
                          -------  -------  -------  -------  -------  -------  -------
Operating expenses:
 Research and
  development...........    1,164    1,316    1,756    2,821    2,919    1,380    1,698
 Sales and marketing....    2,565    3,279    2,543    2,524    2,918    1,335    1,476
 General and
  administrative........    1,453    1,642    1,229    1,898    2,094      996      949
 Restructuring and
  reorganization costs..      396       --       --       --       --       --       --
 Write-off of research
  and development in
  process...............    1,285       --       --       --       --       --       --
                          -------  -------  -------  -------  -------  -------  -------
   Total operating
    expenses............    6,863    6,237    5,528    7,243    7,931    3,711    4,123
                          -------  -------  -------  -------  -------  -------  -------
 Operating loss.........  $(1,865) $  (710) $(1,812) $(3,022) $(2,617) $(1,107) $(1,250)
                          =======  =======  =======  =======  =======  =======  =======
 Net loss...............  $  (977) $  (480) $(1,773) $(2,970) $(2,546) $(1,101) $(1,235)
                          =======  =======  =======  =======  =======  =======  =======
Pro forma net loss per
 common share(2)........                                      $ (0.45)          $ (0.22)
                                                              =======           =======
Shares used in computing
 pro forma net loss per
 common share(2)........                                        5,635             5,687

                                                              JUNE 30, 1996
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(3)
                                                          ------- --------------
                                                               (UNAUDITED)
BALANCE SHEET DATA:
 Cash, cash equivalents and short-term investments....... $ 3,236    $12,581
 Working capital.........................................   2,238     12,179
 Total assets............................................   8,089     17,434
 Long-term debt..........................................     223        223
 Accumulated deficit.....................................  10,375     10,375
 Total stockholders' equity(4)...........................   3,615     13,556

-------
(1) Based upon shares outstanding as of June 30, 1996. Excludes (i) 497,250 shares issuable upon exercise of options outstanding under the Company's Amended and Restated 1988 Incentive Stock Option Plan (the "1988 Option Plan"), (ii) 508,734 shares issuable upon exercise of outstanding warrants to purchase Common Stock, (iii) 200,000 shares reserved for issuance under the Company's Employee Stock Purchase Plan (the "Purchase Plan"), (iv) 120,000 shares reserved for issuance under the Company's 1994 Director Option Plan (the "Director Plan") and (v) an additional 632,113 shares reserved for issuance under the 1988 Option Plan. See "Management-- Incentive Stock Plans" and "Description of Capital Stock--Warrants."
(2) See Note 1 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net loss per share.

(3) As adjusted to reflect the sale of the 1,650,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $7.00 per share and the receipt of the estimated net proceeds therefrom and repayment of short-term debt. See "Use of Proceeds" and "Capitalization."
(4) No cash dividends have been declared with respect to the Company's Common and Preferred Stock.

                                ---------------

  Except as set forth in the Consolidated Financial Statements or as otherwise indicated, all information in this Prospectus assumes (i) the reincorporation of the Company from California to Delaware which occurred on October 8, 1996,
(ii) the filing of the Company's Restated Certificate of Incorporation authorizing a class of undesignated Preferred Stock, to be effective upon the closing of this offering, (iii) the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering, (iv) the net exercise of certain outstanding warrants to purchase Series F Preferred Stock into 56,783 shares of Common Stock and (v) no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock" and "Underwriting."

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. The following principal factors should be carefully considered in evaluating the Company and its business before purchasing the Common Stock offered hereby.

PRENATAL SCREENING SYSTEM IN EARLY STAGE OF DEVELOPMENT; NO ASSURANCE OF SUCCESSFUL DEVELOPMENT OR COMMERCIALIZATION

  The Company's prenatal screening system is in an early stage of development and testing, and application for FDA approval has not yet been submitted. To date, the Company's technology for enriching the concentration of nucleated fetal red blood cells in maternal blood samples has been subjected only to preclinical testing by the Company. The isolation, enrichment and analysis of fetal cells from a maternal blood sample is difficult and poses a significant technical challenge due to their rarity in maternal blood. The Company has not yet determined how many fetal cells, if any, can be obtained using its process. There can be no assurance that the Company's prenatal screening system will be able to detect fetal cells in amounts sufficient to allow for the detection and analysis of chromosomal abnormalities. In addition, the Company's preclinical testing in analyzing cells has almost exclusively been limited to detecting male and female chromosomes and has not yet focused on chromosomal abnormalities such as Down's Syndrome. There can be no assurance that the Company's prenatal screening system will be able to effectively and accurately detect Down's Syndrome or other chromosomal abnormalities. The development and potential commercialization of the Company's prenatal screening system will require significant research and development, substantial investment and clinical testing and regulatory clearances or approvals. The Company plans to continue to conduct preclinical testing in order to analyze the feasibility of its prenatal screening system. Such efforts may disclose significant technical obstacles that need to be overcome prior to pursuing clinical trials and seeking necessary regulatory approvals. For example, during 1995 preclinical testing the Company discovered that the gel in the preformed density gradients portion of its prenatal screening system destabilized if not properly stored at cool temperatures and, in any event, destabilized within two weeks even if properly stored. There can be no assurance that the modified gel used in the later 1996 studies will not encounter stability problems or that other problems will not be detected. Such problems could have the effect of delaying or preventing the successful development of the Company's prenatal screening system. There can be no assurance that the Company will be able to develop this technology into a reliable and effective prenatal screening system, that required regulatory clearances or approvals for commercialization of its system will be obtained in a timely manner, or at all, or that the Company's prenatal screening system or other products under development, if introduced commercially, will be successful. If the Company is unable to successfully develop and market its prenatal screening system, the Company's business, financial condition and results of operations would be materially and adversely affected. See "Business--Applied Imaging's Prenatal Screening System."

LACK OF CLINICAL DATA

  The Company has conducted no clinical trials of its prenatal screening system pursuant to FDA reviewed or FDA approved protocols. There can be no assurance that the Company will commence such clinical testing, or once commenced, that such testing can be completed successfully within the Company's expected time frame and budget, if at all, or that the Company's products will prove to be reliable and effective in clinical trials. If clinical trials are initiated, such trials may disclose significant technical obstacles having the effect of delaying or preventing the development, testing, regulatory approval and commercialization of the Company's prenatal screening system. There can be no assurance that the results of such clinical trials will be consistent with the Company's limited preclinical results to date or would be sufficient to obtain regulatory clearance or approval or clinical acceptance. If the Company is unable to initiate and conclude successfully clinical trials of its prenatal screening system, the Company's business, financial condition and results of operations would be materially and adversely affected.

NO ASSURANCE OF CLINICAL ACCEPTANCE

  The isolation of fetal cells from maternal blood is a new and novel development. The clinical acceptance of the Company's prenatal screening system will depend upon its acceptance by the medical community and third-party payors as clinically useful, reliable, accurate, and cost-effective compared to existing and future procedures. Clinical acceptance will depend on numerous factors, including the establishment of the system's ability to isolate sufficient numbers of fetal cells during the early stages of pregnancy, to adequately enrich the concentration of nucleated fetal cells, and to reliably analyze and detect the presence of chromosomal abnormalities. Clinical acceptance will also depend on the receipt of regulatory clearances in the United States and internationally, the availability of third-party reimbursement and the Company's ability to adequately train laboratory technicians and cytogeneticists on how to use the prenatal screening system. In addition, there can be no assurance that the Company's prenatal screening system will be a preferable alternative to existing procedures such as the maternal AFP test or the triple test which detect neural tube defects in addition to chromosomal abnormalities, or that the prenatal screening system will not be rendered obsolete or noncompetitive by products under development by other companies. The Company's system is intended to initially screen for Down's Syndrome and may not compete favorably with widely accepted methodologies such as amniocentesis or CVS that are highly accurate and diagnose a broader range of abnormalities from one sample of fetal cells. Patient acceptance of the Company's prenatal testing system will depend in part upon physician recommendations as well as other factors, including the effectiveness and reliability of the procedure as compared to amniocentesis, CVS and serum marker procedures. Even if the Company's prenatal screening system is clinically adopted, physicians may elect not to recommend the procedure unless acceptable reimbursement from health care payors is available. There can be no assurance that the Company's prenatal screening system under development will be accepted by the medical community or that market demand for such system will be sufficient to allow the Company to achieve profitable operations. Failure of the Company's prenatal screening procedure, for whatever reason, to achieve significant clinical adoption or failure of the Company's system to achieve any significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Applied Imaging's Prenatal Screening System."

ACCUMULATED DEFICIT; FUTURE LOSSES

  From its inception in July 1986 through September 30, 1996, the Company has generated an accumulated deficit of approximately $11.1 million. The Company expects its operating losses to continue to increase as it continues its efforts to develop and test its prenatal screening system. There can be no assurance that its prenatal screening system under development will be commercially marketed or, if commercially marketed, that the Company will ever receive sufficient revenue to achieve profitability and failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

QUARTERLY FLUCTUATIONS

  The Company has experienced and expects to continue to experience significant fluctuations in its quarterly operating results. Factors which may have an influence on the Company's operating results in a particular quarter include (i) demand for the Company's products, new product introductions by the Company or its competitors or transitions to new products; (ii) the results of preclinical or planned clinical trials and, if ever received, the timing of regulatory and third-party reimbursement approvals; (iii) the timing of orders and shipments; (iv) the mix of sales between distributors and the Company's direct sales force; (iv) competition, including pricing pressures;
(v) the timing and amount of research and development expenses, including clinical trial-related expenditures; (vi) seasonal factors; (vii) foreign currency fluctuation; and (viii) the delay between incurrence of expenses to develop new products, including related marketing and service capabilities, and realization of benefits from such efforts. The Company typically has experienced increased sales in its first and fourth quarter. The Company believes this pattern of fluctuating revenues reflects the budgetary spending practices of the Company's customer base which consists primarily of public and private cytogenetic laboratories, research organizations and hospitals operating on annual budgets. There can be no assurance that this trend will continue. Due to all the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and "Business--Sales, Distribution and Marketing."

ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

  The Company has expended and will continue to expend substantial funds for research and development, preclinical testing, planned clinical investigations, capital expenditures, and manufacturing and marketing of its products. The timing and amount of spending of such capital resources cannot be accurately determined at this time and will depend upon several factors, including the progress of its research and development efforts and planned clinical investigations, competing technological and market developments, commercialization of products currently under development, and market acceptance and demand for the Company's products. To the extent required, the Company may seek to obtain additional funds through equity or debt financing, collaborative or other arrangements with other companies and from other sources. If additional funds are raised by issuing equity securities, further dilution to stockholders could occur. There can be no assurance that additional financing will be available when needed or on terms acceptable to the Company. If adequate funds are not available, the Company could be required to delay development or commercialization of certain of its products, to license to third parties the rights to commercialize certain products or technologies that the Company would otherwise seek to commercialize for itself, or to reduce the marketing, customer support or other resources devoted to certain of its products each of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds," "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

DEPENDENCE ON PRENATAL SCREENING SYSTEM; RAPID TECHNOLOGICAL CHANGE AND RISK OF TECHNOLOGICAL OBSOLESCENCE

  The Company is dependent on the successful development and commercialization of the Company's prenatal screening system. Unfavorable preclinical or clinical results, failure to obtain regulatory clearances or approvals in a timely manner, or at all, or failure to gain widespread market acceptance for the system would have a material adverse effect on the Company's business, financial condition and results of operations.

  The medical device industry, particularly the prenatal testing, diagnostic, and screening markets, is characterized by rapid and significant technological change. The sale of the Company's current products is largely dependent upon the continued use of prenatal testing methodologies that require the location of fetal cells in metaphase and the karyotyping of chromosomes identified in the metaphase cells. In addition, the Company's current products require a testing laboratory to make a large one-time investment, and the availability of less expensive automated cytogenetic equipment could have a material adverse effect on the Company's business financial condition, and results of operations. The Company's future success will depend in large part on the Company's ability to continue to respond to such changes. There can be no assurance that the Company will be able to respond to such changes or that new or improved competing products will not be developed that render the Company's products obsolete. Product research and development will require substantial expenditures and will be subject to inherent risks, and there can be no assurance that the Company will be successful in developing products that have the characteristics necessary to screen or diagnose particular indications or that any new product introduced will receive regulatory clearance or approval or will be successfully commercialized. See "Business--Research and Development."

HIGHLY COMPETITIVE MARKET; RISK OF COMPETING SCREENING APPROACHES

  The market for the Company's current cytogenetic products is highly competitive, and the Company expects competition to increase. With respect to its current cytogenetic products, the Company's current competitors include Vysis Corp., a biotechnology subsidiary of Amoco Technology Company, Perceptive Scientific, Inc. (acquired by International Remote Imaging Systems, Inc.) and manual laboratory procedures. The market for the Company's current cytogenetic products is limited to laboratories and institutions performing prenatal and other genetic testing. There can be no assurance that the Company's competitive position in cytogenetic products will be maintained.

  The medical diagnostic and biotechnology industries are subject to intense competition. The Company knows of certain companies that are in the process of developing genetic screening products based on competing technologies designed to enrich the concentration of nucleated fetal cells in maternal blood samples. These companies include Integrated Genetics, Inc. (a wholly-owned subsidiary of Genzyme Corp.), CellPro, Incorporated, Aprogenex, Inc. and Centocor, Inc. Many of the Company's competitors have greater financial and technical resources and production and marketing capabilities than the Company. There can be no assurance that these competitors will not succeed in developing technologies and products that are more accurate and effective, easier to use or less expensive than those which are currently offered or being developed by the Company or that would render the Company's technology and products obsolete and noncompetitive. In addition, many of the Company's competitors have significantly greater experience than the Company in conducting clinical investigations of new screening and diagnostic products and in obtaining FDA and other clearances or regulatory approvals of products. Accordingly, the Company's competitors may succeed in developing and obtaining regulatory approvals for such products more rapidly than the Company. The Company's prenatal screening system under development, if commercially marketed, will be subject to intense competition from existing prenatal screening and diagnostic approaches, such as the AFP test, the triple test, CVS and amniocentesis. These competing approaches are widely accepted and screen and/or diagnose a broad range of abnormalities. There can be no assurance that the Company's prenatal screening system under development will replace or supplement any of these or other existing procedures. Such competition from new, developing or existing products or failure of the Company to successfully develop its prenatal screening system would have a material, adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

UNCERTAINTY OF FDA OR OTHER REGULATORY CLEARANCES OR APPROVALS

  The preclinical and clinical testing, manufacturing, labeling, distribution, sale, marketing, advertising and promotion of the Company's research, investigational and clinical screening and diagnostic products are subject to extensive and rigorous government regulation in the United States and certain other countries. In the United States and certain other countries, the process of obtaining and maintaining required regulatory clearances or approvals is lengthy, expensive and uncertain. The Company's future success will be significantly dependent upon commercial sales of its prenatal screening system under development. The Company will not be able to market this prenatal screening system for clinical diagnostic use in the United States unless and until the Company obtains clearance or approval from the United States Food and Drug Administration ("FDA") for each device within the system and will not be able to market such system overseas until it meets the safety and quality regulations of each foreign jurisdiction in which the Company, its agents or distributors seek to sell such system. Noncompliance with applicable FDA requirements can result in severe administrative, civil and criminal sanctions.

  The Company's Cytoscan products were marketed until 1994 in the United States pursuant to pre-market notifications to the FDA under Section 510(k) of the Federal Food, Drug and Cosmetic Act ("510(k)"). A 510(k) pre-market notification must be supported by appropriate data establishing, to the satisfaction of the FDA, that a newly developed device is "substantially equivalent" to a legally marketed device that does not itself require FDA approval of a premarket approval application ("PMA"). The PMA process is significantly more complex, expensive and time consuming than the 510(k) process. The decision whether to seek 510(k) clearance for a changed or modified device is left to the manufacturer in the first instance. The Company to date has not sought 510(k) clearance for its CytoVision system, which has been marketed since 1993, on the basis of the Company's conclusion, reflected in the Company's technical report addressing this matter, that CytoVision is a new model of Cytoscan and there have not been any changes or modifications in design, components, method of manufacture or intended use, which could significantly affect the safety or effectiveness of the original 510(k)- cleared Cytoscan device. There can be no assurance that the FDA will agree with the Company's decision not to seek 510(k) clearance for CytoVision, that it will not require the Company to cease sales and distribution of and seek 510(k) clearance for the CytoVision system, or that such clearance, if required, will be obtained in a timely manner or at all.

  In September 1996, the Company recognized that some of the Company's labeling, advertising, marketing and promotional materials and sales and distribution practices for certain of its products for use in the United States may not have, in the past, adequately distinguished between clinical and research use only indications, and may therefore be determined by the FDA not to have been in compliance with its requirements. The Company believes these practices first occurred for Genevision in the late 1980's, for Cytoscan in the late 1980's and early 1990's, and for CytoVision in the mid-1990's. In October 1996, the Company revised its procedures to ensure that such materials conspicuously indicate the indications for which the products may be used, as well as ensuring that its sales and distribution practices and the documentation of the sale and distribution of its products, comply with FDA requirements. There can be no assurance, however, that the FDA will not take or recommend enforcement action against the Company or its products for past, present or future labeling, advertising, marketing or promotional materials or sales or distribution practices.

  The Company intends to apply for two separate 510(k) clearances for the fetal cell enrichment and scanning components of its prenatal screening system. The DNA probe component of the Company's prenatal screening system will require either FDA clearance of a 510(k) with a tier III level of review (the most extensive level of FDA review of a 510(k), equivalent to the FDA review of a PMA in thoroughness and time) or FDA approval of a PMA.

  The Company intends to submit a protocol for clinical trials of the DNA probe component of its prenatal screening system to the FDA before the end of 1996 and to initiate a multisite U.S. and international clinical trial of the DNA probe component of its prenatal screening system to detect chromosomal disorders in isolated fetal cells during the first half of 1997, based upon the response from the FDA. There can be no assurance regarding the timing or nature of the FDA response regarding the DNA probe related protocol or the timing for the commencement of clinical trials. There can be no assurance that 510(k) clearance for any portion of the fetal cell screening system under development or any other future product or modification of an existing product will be granted or that the clearance process will not be unduly lengthy and subjected to a thorough internal review equivalent to that ordinarily reserved for devices requiring premarket approval by the FDA. The FDA has stated that the DNA probe component of the Company's prenatal screening system will require at least a 510(k) tier III level of review, and in its draft guidance for in vitro diagnostic devices utilizing cytogenetic in situ hybridization technology for the detection of genetic mutations, the FDA states that when such devices are intended for use as a "stand-alone" for test reporting based on interphase analysis, they will require a PMA that must be reviewed and approved by the FDA prior to sales, distribution and marketing of these products in the United States. Currently, the DNA probes that the Company intends to purchase from third parties to incorporate into its prenatal screening system are sold on a research basis without FDA approval for commercial sale. The FDA requires DNA probes to have 510(k) clearance with a tier III level of review or PMA approval for commercial sale for clinical diagnostic use, which could cause the price of DNA probes to increase, making the Company's prenatal screening system less price competitive compared to existing prenatal genetic test procedures.

  The regulation of medical devices continues to develop and there can be no assurance that new laws or regulations will not have a material adverse effect on the Company's business, financial condition and results of operations. Delays in receipt of clearance or approvals to market its products, failure to receive these clearances or approvals, the loss of previously received clearances or approvals, the determination that 510(k) clearance, pre-market approval or other approval is required for a product being marketed without such clearance or approval, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Government Regulation."

NEED TO COMPLY WITH INTERNATIONAL GOVERNMENT REGULATION

  The regulatory review process varies from country to country. Currently, the Company's products are subject to pre-market approval in several of the countries that are members of the European Union ("EU") and subject to other regulatory requirements in those and other countries. In addition, the regulation of in vitro diagnostic devices ("IVDs") and other medical devices continues to change. The Company may rely, in some circumstances, on its international distributors for compliance with clinical trial requirements in those countries where the Company intends to use distributors. Any enforcement action by regulatory authorities with respect to past or future regulatory noncompliance would have a material adverse effect on the Company's business, financial condition and results of operations.

  The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA approval, and the requirements may differ. In addition, there may be foreign regulatory barriers other than pre-market approval.

  The Company plans to bring its instruments, when required, into compliance with the European Parliament's Electromagnetic Emissions Requirement (89/336/EEC) (the "EER") and to be entitled to apply the CE mark, with respect to the EER, to its instruments. The European Parliament has made a distinction between Medical Devices ("MDs") and IVDs. The Company's instruments are not now subject to the requirements or advantages of the Medical Device Directive (93/42/EEC). There can be no assurance, however, that some or all of the Company's products will not be redefined as MDs and made subject to this Directive by the EU or its member states, which would have a material adverse effect on the Company's business, financial condition, and results of operations. Currently the EU and its member states have not adopted an EU-wide directive specifically regulating IVDs. A "Draft" EU IVD Directive (95/0013/EEC[COD]) has been prepared but has not been adopted into law either in the European Parliament or by any member state. To the Company's knowledge, there is no date established at this time for its enactment. Transposition into law in the member states may take up to two years to five years or longer following enactment by the European Parliament. Under the terms of the "Draft" IVD Directive a company (if it is in compliance) would be permitted to self-certify compliance with 95/0013/EEC[COD] without the intervention of a Competent Authority (a governmental agency of a member state with jurisdiction over matters pertaining to the directive) or a Notified Body (a private entity authorized by a Competent Authority to verify the compliance of a regulated entity with a particular directive) and thus apply the CE mark to its products with respect to this Directive. There can be no assurance, however, that the Draft IVD Directive will be adopted, or if adopted, will be implemented as drafted, or at all, that if adopted self-certification will be permitted, or that more extensive and more burdensome requirements will not be imposed under the IVD Directive (as adopted) or in the laws of the member states when implemented, or under another Directive, or that any such requirements will not have a material adverse effect on the Company's business, financial condition, or results of operations. There can be no assurance, moreover, that member states, or any other European country, will not adopt other statutes or regulations that require premarket approval of the Company products, or that will otherwise have a material adverse effect on the Company's business, financial condition, or results of operations.

DEPENDENCE UPON PATENTS AND PROPRIETARY TECHNOLOGY; RISK OF INFRINGEMENT

  The Company relies on trade secret protection and on its unpatented proprietary know-how in the development and manufacturing of its products. There can be no assurance that the Company's trade secrets or proprietary technology will not become known or be independently developed by competitors in such a manner that the Company has no practical recourse. Nor can there be any assurance that others will not develop or acquire equivalent expertise or develop products which render the Company's current or future products noncompetitive or obsolete. There can be no assurance that the claims allowed under its patents will be sufficiently broad to protect what the Company believes to be its proprietary rights. In addition, there can be no assurance that issued patents will not be disallowed or circumvented by competitors, or that the rights granted thereunder will provide competitive advantages to the Company. Companies have filed applications for, or have been issued patents relating to, products or processes that may be competitive with certain of the Company's products or processes. The Company is unable to predict how the courts would resolve issues relating to the validity and scope of such patents.

  The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any issued patent or patents based on pending patent applications or any future patent application will exclude competitors, that any of the Company's patent or patents in which it has licensed rights will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held or licensed by the Company. Furthermore, no assurance can be given that others have not developed or will not develop similar products, duplicate any of the Company's products or design around any patents issued to or licensed by the Company or that may be issued in the future to the Company. Since patent applications in the United States are maintained in secrecy until patents issue, the Company also cannot be certain that others did not first file applications for inventions covered by the Company's pending patent applications, nor can the Company be certain that it will not infringe any patents that may issue to others on such applications.

  Recently Public Law 104-208 was signed by President Clinton into law and limits the enforcement of patents relating to the performance of surgical or medical procedures on a body. This law precludes medical practitioners and health care entities, who practice these procedures, from being sued for patent infringement. Therefore, depending upon how these limitations are interpreted by the courts, they could have a material adverse effect on the Company's ability to enforce any of its proprietary methods or procedures deemed to be surgical or medical procedures on a body.

  In addition, patent applications in foreign countries are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. The Company has not conducted an extensive search of patents issued to other companies, research or academic institutions, or others, and no assurances can be given that such patents do not exist, have not been filed, or could not be filed or issued, which contain claims relating to the Company's technology, products or processes. Patents issued and patent applications filed in the United States or internationally relating to medical devices are numerous and there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by the Company. There are pending applications, which if issued with claims in their present form, might provide proprietary rights to third parties relating to products or processes used or proposed to be used by the Company. The Company may be required to obtain licenses to patents or proprietary rights of others.

  The medical device industry in general, and the industry segment that includes products for prenatal diagnostic screening in particular, have been characterized by substantial competition. Litigation regarding patent and other intellectual property rights, whether with or without merit, could be time-consuming and expensive to respond to and could divert the Company's technical and management personnel. The Company may be involved in litigation to defend against claims of infringement by the Company, to enforce patents issued to the Company, or to protect trade secrets of the Company. If any relevant claims of third-party patents are held as infringed and not invalid in any litigation or administrative proceeding, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each such patent, or to redesign its products or processes to avoid infringement. The Company has recently received a letter from Vysis Corp. informing the Company that its products might fall within the claims of a United States patent exclusively licensed to Vysis Corp. Vysis Corp. offered the Company the right to obtain a sublicense to such patent. There can be no assurance that the Company will not ultimately be required to seek a license from Vysis Corp. or any other third party or that such license would be available or, if available, would be available on terms commercially-acceptable to the Company. In addition, in the event of any possible infringement, there can be no assurance that the Company would be successful in any attempt to redesign its products or processes to avoid such infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations. Costly and time-consuming litigation brought by the Company may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the enforceability, scope and validity of the proprietary rights of others. See "Business--Patents and Proprietary Rights" and "--Competition."

LIMITED MANUFACTURING EXPERIENCE; NO MANUFACTURING EXPERIENCE FOR THE CONSUMABLE ENRICHMENT KIT

  To date, the Company's manufacturing activities have consisted primarily of the assembly and testing of its cytogenetic products. If the Company obtains necessary regulatory clearances, registrations and approvals for its prenatal screening system and such systems are successfully introduced, the Company will be required to increase its manufacturing capacity. The Company has no experience in manufacturing the consumable enrichment kit portion of its prenatal screening system. Manufacturers often encounter difficulties in commencing and increasing production, including problems involving production yields, adequate supplies of components, quality control and assurance (including failure to comply with the FDA's and State of California's GMP regulations, international quality standards and other regulatory requirements) and shortages of qualified personnel. Difficulties experienced by the Company in manufacturing could have a material adverse effect on its business, financial condition and results of operations. There can be no assurance that the Company will be successful in commencing manufacture of the prenatal screening system in commercial quantities, increasing manufacturing capacity or that it will not experience manufacturing difficulties or product recalls in the future.

  The Company plans to initially subcontract third parties to manufacture the consumable enrichment kit component of its prenatal screening system under development and may ultimately manufacture such components on its own. For clinical trials, the Company will purchase the consumable enrichment kit from a third party. The Company may encounter difficulties in scaling up production of the consumable enrichment kit of its prenatal screening system under development or in hiring and training additional personnel to manufacture its consumable enrichment kit products in commercial quantities. See "Business-- Manufacturing."

NEED TO MANAGE GROWTH

  Significant future growth in the Company's sales and expansion in the scope of its operations, should they occur, may place considerable strain on the Company's management, financial, manufacturing and other capabilities, procedures and controls. There can be no assurance that any existing or additional capabilities, procedures or controls will be adequate to support the Company's operations or that its capabilities, procedures or controls will be designed, implemented or improved in a timely and cost-effective manner. Failure to implement, improve and expand such capabilities, procedures and controls in an efficient manner at an appropriate pace could have a material adverse effect on the Company's business, financial condition and results of operations.

SINGLE SOURCE COMPONENTS; DEPENDENCE ON KEY DISTRIBUTORS

  Certain components of the Company's prenatal screening system under development are expected to be in consumable enrichment kit form. The Company intends to initially subcontract the manufacture of such consumable enrichment kits; however, given the stage of the product's development, neither internal nor third-party manufacturing processes have been established. The Company currently relies on a sole supplier for a certain component of its consumable enrichment kit. There can be no assurance that reliable, high volume commercial supplies of such component can be established at commercially reasonable costs or that a new supplier could be qualified in a timely manner if the supply of such component were interrupted. The Company also relies on a sole source supplier for its preformed density gradients, an essential component for its consumable enrichment kit. There can be no assurance that reliable high volume manufacturing of such gradients can be established at commercially reasonable costs or that a new supplier could be qualified in a timely manner if the supply of such gradients were interrupted. In addition, the Company proposes to incorporate DNA probes into its prenatal screening system under development, which are currently provided by a limited number of vendors. The Company has an obligation to purchase certain types of DNA probes from a particular supplier subject to such supplier meeting various performance standards. Such probes require FDA clearance or approval for marketing for clinical diagnostic procedures in the United States and may require FDA approval for export. The DNA probe market is characterized by extensive patent litigation and any court order with respect to infringement of intellectual property could adversely affect the supply of available and cost-effective DNA probes. While the Company believes that other sources for such DNA probes are available, if there were to be interruptions in obtaining supplies from its present source, the Company would have to qualify new sources of approved supply. Outside of North America and the United Kingdom, the Company relies substantially on independent distributors and sales agents to market and sell its products. There can be no assurance that distributors and agents will devote adequate resources to support sales of the Company's products. Moreover, agreements with a number of its distributors require that the Company indemnify such distributors against costs, expenses and liabilities relating to litigation regarding the Company's products and, despite these obligations of the company, distributors may decide to reduce or end their selling efforts until an infringement dispute is resolved or settled. See "Risk Factors--Uncertainty of FDA or Other Regulatory Clearances or Approvals," Dependence upon Patents and Proprietary Technology; Risk of Infringement," "Business--Applied Imaging's Prenatal Screening System," "--Current Cytogenetic Products," "--Sales, Distribution and Marketing" and "--Manufacturing."

RELIANCE ON INTERNATIONAL SALES AND OPERATIONS

  The Company has significant international operations based in the United Kingdom employing at June 30, 1996, approximately 40 employees. In 1993, 1994 and 1995, and in the six-months ended June 1996 approximately 64%, 62% and 61% and 58%, respectively, of the Company's total revenues were derived from customers and distributors outside of the United States and Canada. Until such time, if ever, as the FDA clears or approves the Company's fetal cell screening system for marketing in the United States, the Company expects that international sales of cytogenetic products will continue to account for a significant portion of its revenues. Changes in overseas economic conditions, currency exchange rates, foreign tax laws, or tariffs or other trade regulations could have a material adverse effect on the Company's business, financial condition and results of operations. The international nature of the Company's business subjects it and its representatives, agents and distributors to laws and regulations of the foreign jurisdictions in which it operates or in which its products are sold. The regulation of medical devices in a number of such jurisdictions, particularly in the European Community, continue to develop and there can be no assurance that new laws or regulations will not have a material adverse effect on the Company's business. The laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as do the laws of the United States.

  Currently, most of the Company's international sales are denominated in U.S. dollars or the U.K. pound sterling. The Company has significant operations in the U.K., and therefore, incurs significant operating expenses denominated in U.K. pounds. Accordingly, the Company has not historically attempted to reduce the risk of currency fluctuations by hedging, as changes in exchange rates between the U.S. dollar and the U.K. pound sterling immaterially affect the Company's results of operations. However, there can be no assurance that the Company will not be disadvantaged with respect to its competitors operating in a foreign country by foreign currency exchange rate fluctuations that make the Company's products more expensive relative to those of local competitors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Sales, Distribution and Marketing," "--Manufacturing" and "--Facilities."

INTERNATIONAL UNCERTAIN AVAILABILITY OF THIRD-PARTY REIMBURSEMENT; HEALTH CARE REFORM AND RELATED MATTERS

  In the United States, hospitals, physicians and other health care providers that purchase medical devices generally rely on third-party payors, principally Medicare, Medicaid, private health insurance plans, health maintenance organizations and other sources of reimbursement for health care costs ("Third-Party Payors"), to reimburse all or part of the cost of the procedure in which the medical device is being used. Certain Third-Party Payors are moving toward a managed care system in which they contract to provide comprehensive health care for a fixed cost per person. The fixed cost per person established by these Third-Party Payors may be independent of the hospital's cost incurred for the specific case and the specific devices used. Medicare and other Third-Party Payors are increasingly scrutinizing whether to cover new products and the level of reimbursement for covered products. Because the Company's fetal cell screening system is currently under development and has not received FDA clearance or approval, uncertainty exists regarding the availability of third-party reimbursement for procedures that would use the Company's fetal cell screening system. Failure by physicians, hospitals and other potential users of the Company's products or products currently under development to obtain sufficient reimbursement from Third-Party Payors for the procedures in which the Company's products or products currently under the development are intended to be used could have a material adverse effect on the Company's business, financial condition and results of operation.

  Third-Party Payors that do not use prospectively fixed payments increasingly use other cost-containment processes that may pose administrative hurdles to the use of the Company's products and products currently under development. In addition, Third-Party Payors may deny reimbursement if they determine that the device used in a treatment is unnecessary, inappropriate, experimental, used for a non-approved indication or is not cost-effective. Potential purchasers must determine that the clinical benefits of the Company's products justify the additional cost or the additional effort required to obtain prior authorization or coverage and the uncertainty of actually obtaining such authorization or coverage.

  If the Company obtains the necessary foreign regulatory registrations or approvals, market acceptance of the Company's products and products currently under development in international markets would be dependent, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. There can be no assurance that any international reimbursement approvals will be obtained in a timely manner, if at all. Failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

  The Company believes that in the future reimbursement will be subject to increased restrictions both in the United States and in international markets. The Company believes that the overall escalating cost of medical products and services will continue to lead to increased pressures on the health care industry, both foreign and domestic, to reduce the cost of products and services, including the Company's products and products currently under development. There can be no assurance in either United States or international markets that third-party reimbursement and coverage will be available or adequate, that future legislation, regulation or reimbursement policies of Third-Party Payors will not otherwise adversely affect the demand for the Company's products or products currently under development or its ability to sell its products on a profitable basis. The unavailability of Third-Party Payor coverage or the inadequacy of reimbursement could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, fundamental reforms in the health care industry in the United States and Europe continue to be considered, and there can be no assurance that such reform will not materially adversely affect the Company's business, financial condition and results of operations. See "Business--Third-Party Reimbursement and Health Care Reform."

DEPENDENCE UPON KEY PERSONNEL

  The Company's future success depends in significant part upon the continued service of certain key scientific, technical and management personnel, and its continuing ability to attract and retain highly qualified scientific, technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that the Company can retain its key scientific, technical and managerial personnel or that it can attract, assimilate or retain other highly qualified scientific, technical and managerial personnel in the future. The loss of key personnel, especially if without advanced notice, or the inability to hire or retain qualified personnel could have a material adverse effect upon the Company's business, results of operations and financial condition.

RISK OF SOFTWARE DEFECTS

  The Company's cytogenetic products and prenatal screening system currently under development involve a software component that facilitates the detection of chromosomal and genetic abnormalities through the interaction of certain imaging algorithms with the genetic sample under examination. The software, including any new versions that may be released, may contain undetected errors or failures. There can be no assurance that, despite testing by the Company and current and potential customers, errors will not be found in the software components of the Company's cytogenetic products or prenatal screening system, resulting in loss or delay in market acceptance, which could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY RISK; POSSIBLE INSUFFICIENCY OF INSURANCE

  The manufacture and sale of the Company's products involves the risk of product liability claims. There can be no assurance that the coverage limits of the Company's insurance policies will be adequate. The Company intends to evaluate its coverage on a regular basis and in connection with the introduction of products currently under development. Such insurance is expensive and may not be available on acceptable terms, in sufficient amount of coverage, or at all. A successful claim brought against the Company in excess of its insurance coverage would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Product Liability and Insurance."

CONTROL BY EXISTING STOCKHOLDERS

  After the completion of this offering, current stockholders, including certain executive officers and directors of the Company and their affiliates, will own approximately 75.6% of the outstanding Common Stock. As a result, these stockholders will, to the extent they act together, continue to have the ability to exert significant influence and control over matters requiring the approval of the Company's stockholders, including the election of a majority of the Company's Board of Directors. See "Principal Stockholders."

RISK OF UNALLOCATED PROCEEDS

  The Company expects that it will use a portion of the net proceeds of this offering for general corporate purposes, including working capital. Of the approximately $9.9 million net proceeds from this offering, approximately $683,000, or 6.9%, will be used for such general corporate purposes. The Company has no specific plans as to the use of the unallocated proceeds from this offering. Pending use, the Company plans to invest the net proceeds in investment-grade, interest-bearing securities. Accordingly, management will have significant discretion in applying a portion of the net proceeds of this offering. See "Use of Proceeds."

POTENTIAL ADVERSE IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

  Sales of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could materially and adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon the completion of this offering, the Company will have 6,757,460 shares of Common Stock outstanding, of which the 1,507,857 shares of the 1,650,000 shares offered hereby will be freely tradeable (unless held by affiliates of the Company) without restriction. The remaining 5,107,460 shares will be restricted securities within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company's directors, executive officers and certain of its stockholders, who in the aggregate hold more than 95% of the shares of Common Stock of the Company outstanding immediately prior to the completion of this offering, have entered into lock-up agreements under which they have agreed not to sell, directly or indirectly, any shares owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities. Montgomery Securities may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. Of such shares not subject to lock-up agreements, approximately 260,553 will be freely tradeable (unless held by affiliates of the Company) without restriction. Upon expiration of the 180-day lock-up agreements, approximately 4,146,294 additional shares of Common Stock (including approximately 265,811 shares subject to outstanding vested options) will become eligible for public resale, subject in some cases to volume limitations pursuant to Rule 144. The remaining approximately 1,617,301 shares held by existing stockholders (including up to 508,734 shares of Common Stock issuable upon exercise of certain outstanding warrants) will become eligible for public resale at various times over a period of less than two years following the completion of this offering, subject in some cases to vesting provisions and volume limitations. In addition, 4,105,674 of the shares outstanding immediately following the completion of this offering (including up to 508,734 shares of Common Stock issuable upon exercise of certain outstanding warrants) will be entitled to registration rights with respect to such shares upon termination of lock-up agreements. The number of shares sold in the public market could increase if registration rights are exercised and such sales may have an adverse effect on the market price of the Common Stock. See "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK; DILUTION

  Prior to this offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop and continue upon the completion of this offering, especially in light of the small size of the offering made hereby, or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock has been determined by negotiations between the Company and the Underwriters, in conformity with Schedule E of the By-Laws of the National Association of Securities Dealers (the "NASD"). As such, the initial public offering price is not necessarily related to the Company's net worth or any other established criteria of value and may not bear any relationship to the market price of the Common Stock following the completion of the offering. The market prices for securities of medical diagnostic instrument companies have historically been highly volatile. Announcements of technological innovations or new products by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential results with respect to products under development by the Company or others, regulatory developments in both the United States and foreign countries and public concern as to the safety of new technologies, changes in financial estimates by securities analysts or failure of the Company to meet such estimates and other factors, may have a significant impact on the market price of the Common Stock. In addition, the Company believes that fluctuations in its operating results may cause the market price of its Common Stock to fluctuate, perhaps substantially. Purchasers of shares of Common Stock offered hereby will experience an immediate dilution of $5.00 in the net tangible book value per share of their Common Stock from the initial public offering price, assuming an initial public offering price of $7.00 per share. See "Underwriting" and "Dilution."

ANTI-TAKEOVER EFFECT OF DELAWARE LAW AND CERTAIN CHARTER AND BYLAWS PROVISIONS

  Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions provide for the elimination of the right of stockholders to act by written consent without a meeting and specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. In addition, the Company's Board of Directors has the authority to issue up to 6,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. Certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. The inability of stockholders to act by written consent without a meeting, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of the Company's Common Stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. See "Description of Capital Stock--Preferred Stock," "--Certain Provisions of the Restated Certificate of Incorporation and Bylaws" and "--Certain Provisions of Delaware Law."

                                  THE COMPANY

  The Company was incorporated in California in July 1986, and reincorporated in Delaware in October, 1996. Unless the text otherwise requires, references in this Prospectus to "Applied Imaging" and the "Company" refer to Applied Imaging Corp., a Delaware corporation, and its California predecessor, together with their subsidiaries. The Company's principal executive offices are located at 2380 Walsh Avenue, Building B, Santa Clara, California 95051, and its telephone number at that address is (408) 562-0250.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $9,941,500 (approximately $11,552,725 if the Underwriters' over-allotment option is exercised in full) assuming an initial public offering price of $7.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

  The Company estimates that approximately $9 million of the net proceeds from this offering will be used for the development and commercialization of the Company's prenatal screening system, including costs related to clinical trials and regulatory approvals, an aggregate of $258,000 will be used for repayment of the Company's bank line of credit bearing interest at 9.75% due in November 1996, and the remainder will be used for working capital and general corporate purposes. Although the Company believes the proceeds of this offering, together with its existing resources will be adequate to satisfy its capital needs through 1998, the timing and amount of spending of such capital resources cannot be accurately determined at this time and will depend upon several factors, including the timing of regulatory approvals or clearances, progress of its research and development efforts and clinical investigations, competing technological and market developments, commercialization of products currently under development, and market acceptance and demand for the Company's products. Furthermore, the Company would need to raise additional financing to fund research and development related to potential additional applications of its prenatal screening technology. The Board of Directors has broad discretion in determining how the proceeds of this offering will be applied. In the event opportunities arise, proceeds also may be used to acquire businesses, technologies or products that complement the business of the Company, although the Company is not currently in negotiations regarding any such acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Pending such uses, the Company intends to invest the net proceeds in short-term, interest-bearing investment grade securities.

                                DIVIDEND POLICY

  The Company has not paid any cash dividends since its inception and does not intend to pay any cash dividends in the foreseeable future. Under the Company's line of credit agreement, the Company is prohibited from paying cash dividends without the bank's prior approval.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1996, on a pro forma basis after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of the offering made hereby and the restatement of the Company's Restated Certificate of Incorporation to provide for authorized capital stock consisting of 20,000,000 shares of Common Stock and 6,000,000 shares of undesignated Preferred Stock, and as adjusted to reflect the application of the estimated net proceeds from the sale of 1,650,000 shares of Common Stock offered hereby at an assumed initial public offering price of $7 per share and the repayment of short-term debt:

                                                        JUNE 30, 1996
                                                --------------------------------
                                                 ACTUAL   PRO FORMA  AS ADJUSTED
                                                --------  ---------  -----------
                                                        (IN THOUSANDS)
Current portion of debt(1)..................... $    622  $    622    $     26
                                                ========  ========    ========
Long-term debt less current portion............      223       223         223
                                                --------  --------    --------
Stockholders' equity:(2)
  Preferred Stock; $0.001 par value; 6,000,000
   shares authorized; 3,919,179 shares issued
   and outstanding, actual; 6,000,000 shares
   authorized, none issued and outstanding, pro
   forma and as adjusted.......................        4        --         --
  Common Stock; $0.001 par value; 20,000,000
   shares authorized; 1,090,660 shares issued
   and outstanding, actual; 20,000,000 shares
   authorized, 5,107,460 shares issued and
   outstanding, pro forma; 20,000,000 shares
   authorized, 6,757,460 shares issued and
   outstanding, as adjusted....................        1         5           7
Additional paid-in capital.....................   15,729    15,729      25,668
Accumulated deficit............................  (10,375)  (10,375)    (10,375)
Deferred stock compensation....................   (1,377)   (1,377)     (1,377)
Cumulative translation adjustment..............     (367)     (367)       (367)
                                                --------  --------    --------
    Total stockholders' equity.................    3,615     3,615      13,556
                                                --------  --------    --------
      Total capitalization..................... $  3,838  $  3,838    $ 13,779
                                                ========  ========    ========

--------
(1) As adjusted current portion of debt also reflects the Company's payment of $338,000 in bank debt after June 30, 1996.

(2) Based upon shares outstanding as of June 30, 1996. Excludes (i) 497,250 shares issuable upon exercise of options outstanding at a weighted average exercise price of $1.95 per share under the 1988 Option Plan, (ii) 508,734 shares issuable upon exercise of outstanding warrants to purchase Common Stock (iii) 200,000 shares reserved for issuance under the Purchase Plan,
    (iv) 120,000 shares reserved for the Company's 1994 Director Plan, and (v) 632,113 shares reserved for issuance under the 1988 Option Plan. See "Management--Incentive Stock Plans" and "Description of Capital Stock-- Warrants."

                                   DILUTION

  The pro forma net tangible book value of the Company as of June 30, 1996 was approximately $3,590,000 or $.70 per share of Common Stock. Pro forma net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the pro forma number of outstanding shares of Common Stock (after giving effect to the conversion of the Preferred Stock into Common Stock). Dilution per share represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share after the offering. After giving effect to the sale of 1,650,000 shares in this offering at an assumed initial public offering price of $7.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses, the pro forma net tangible book value of the Company as of June 30, 1996 would have been $13,531,000 or $2.00 per share. This represents an immediate increase of net tangible book value of $1.30 per share to existing stockholders and an immediate dilution in net tangible book value of $5.00 per share to new investors purchasing shares at the assumed initial public offering price. The following table illustrates this per share dilution:

   Assumed initial public offering price per share.................       $7.00
     Pro forma net tangible book value per share before the
      offering..................................................... $ .70
     Increase attributable to new investors........................  1.30
                                                                    -----
   Pro forma net tangible book value per share after the offering..        2.00
                                                                          -----
   Dilution per share to new investors.............................       $5.00
                                                                          =====

  The following table summarizes, on a pro forma basis as of June 30, 1996, the difference between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid at an assumed initial public offering price of $7.00 per share:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                 --------- ------- ----------- ------- ---------
   Existing stockholders........ 5,107,460   75.6% $14,900,000   56.3%   $2.92
   New investors................ 1,650,000   24.4%  11,550,000   43.7%    7.00
                                 ---------  -----  -----------  -----
     Total...................... 6,757,460  100.0% $26,450,000  100.0%
                                 =========  =====  ===========  =====

  The computations in the above table (i) are determined before deducting estimated underwriting discounts and commissions and offering expenses payable by the Company, (ii) assume no exercise of outstanding stock options, (iii) assume the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering, and (iv) assume the net exercise of certain outstanding warrants into 56,783 shares of Common Stock. As of June 30, 1996, there were options outstanding to purchase 497,250 shares of Common Stock at a weighted average exercise price of $1.95 per share under the Company's 1988 Option Plan. As of June 30, 1996, there were warrants outstanding to purchase 508,734 shares of Common Stock at a weighted average exercise price of $4.97 per share. To the extent outstanding options are exercised or warrants are further exercised, there will be further dilution to new investors. See "Management--Incentive Stock Plans," "Description of Capital Stock--Warrants" and "Underwriting."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The selected consolidated financial information presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1995, are derived from the consolidated financial statements of Applied Imaging Corp. and its subsidiaries, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, and the report thereon, are included elsewhere in this Prospectus. The selected consolidated financial data set forth below as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 were derived from unaudited consolidated financial statements of the Company, which are included elsewhere in this Prospectus, and include, in the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position at that date and results of operations for those periods. The results for the six months ended June 30, 1996 are not necessarily indicative of the results for any future period. The selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                        SIX MONTHS
                                 YEAR ENDED DECEMBER 31,              ENDED JUNE 30,
                         -------------------------------------------  ----------------
                          1991     1992     1993     1994     1995     1995     1996
                         -------  -------  -------  -------  -------  -------  -------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Product sales.......... $ 8,995  $ 9,215  $ 6,182  $ 7,021  $ 8,106  $ 3,893  $ 4,662
 Software maintenance
  and service...........   1,786    2,496    2,499    2,550    2,692    1,322    1,333
                         -------  -------  -------  -------  -------  -------  -------
   Total revenues.......  10,781   11,711    8,681    9,571   10,798    5,215    5,995
Cost of revenues........   5,783    6,184    4,965    5,350    5,484    2,611    3,122
                         -------  -------  -------  -------  -------  -------  -------
   Gross profit.........   4,998    5,527    3,716    4,221    5,314    2,604    2,873
Operating Expenses:
 Research and
  development...........   1,164    1,316    1,756    2,821    2,919    1,380    1,698
 Sales and marketing....   2,565    3,279    2,543    2,524    2,918    1,335    1,476
 General and
  administrative........   1,453    1,642    1,229    1,898    2,094      996      949
 Restructuring and
  reorganization costs..     396       --       --       --       --       --       --
 Write off of acquired
  research and
  development in
  process...............   1,285       --       --       --       --       --       --
                         -------  -------  -------  -------  -------  -------  -------
   Total operating
    expenses............   6,863    6,237    5,528    7,243    7,931    3,711    4,123
                         -------  -------  -------  -------  -------  -------  -------
   Operating loss.......  (1,865)    (710)  (1,812)  (3,022)  (2,617)  (1,107)  (1,250)
Other (expense) income..     307      (23)      39       52       71       6        15
                         -------  -------  -------  -------  -------  -------  -------
   Loss before income
    taxes...............  (1,558)    (733)  (1,773)  (2,970)  (2,546)  (1,101)  (1,235)
Income tax expense
 (benefit)..............      65     (253)      --       --       --       --       --
                         -------  -------  -------  -------  -------  -------  -------
   Net loss before
    extraordinary item..  (1,623)    (480)  (1,773)  (2,970)  (2,546)  (1,101)  (1,235)
Extraordinary item......     646       --       --       --       --       --       --
                         -------  -------  -------  -------  -------  -------  -------
   Net loss............. $  (977) $  (480) $(1,773) $(2,970) $(2,546) $(1,101) $(1,235)
                         =======  =======  =======  =======  =======  =======  =======
Pro forma net loss per
 share..................                                     $  (.45)          $  (.22)
                                                             =======           =======
Shares used in
 calculation of pro
 forma net loss per
 share..................                                       5,635             5,687

                                      DECEMBER 31,
                         -------------------------------------------
                                                                      JUNE 30,
                          1991     1992     1993     1994     1995      1996
                         -------  -------  -------  -------  -------  ---------
                                            (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash, cash equivalents
  and short-term
  investments........... $ 1,188  $ 1,151  $ 4,461  $ 2,503  $ 5,156   $  3,236
 Working capital........   1,877    1,715    4,756    1,712    3,249      2,238
 Total assets...........   7,442    6,567    9,666    7,441    9,373      8,089
 Long-term debt.........     353      263      173      336      231        223
 Accumulated deficit....  (1,372)  (1,852)  (3,625)  (6,594)  (9,140)   (10,375)
 Total stockholders'
  equity(1).............   2,590    2,595    5,813    2,811    4,714      3,615

--------
(1) No cash dividends have been declared with respect to the Company's Common and Preferred Stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Since its inception in 1986, the Company has principally been engaged in the design, development, manufacture and marketing of automated clinical analysis systems used by cytogenetic laboratories for prenatal and other genetic screening. The Company's cytogenetic instrumentation products include systems that enable laboratories to automate aspects of the detection of chromosomal abnormalities associated with conditions such as Down's Syndrome. The Company's CytoVision family of products includes an automated metaphase finder which identifies cells in metaphase, a karyotyper which automates the classification and presentation of chromosomes within cells and a DNA probe analysis system which detects DNA probes within cell nuclei. The Company sells its cytogenetic systems to government and private clinical cytogenetic laboratories, research institutions, universities and pharmaceutical companies, and has sold such systems to approximately 500 sites in over 30 countries.

  Historically, the Company has grown through both internal expansion and acquisitions. In 1989 and 1991, the Company acquired two separate companies based in the United Kingdom with complementary technologies and worldwide market presence. In 1991, the Company restructured its U.K. operations to combine the two acquired companies. In 1993, the Company eliminated certain unprofitable product lines in order to focus its efforts on the cytogenetic screening market.

  In 1993, the Company established a research project to develop a proprietary prenatal screening system to detect chromosomal genetic disorders through the enrichment and analysis of fetal blood cells from a routine maternal blood sample. Since that time, the Company has devoted substantial resources to the development of this prenatal screening system. The Company's prenatal screening system, which the Company is developing, incorporates (i) a patented hematologically-based procedure to enrich and separate the fetal blood cells,
(ii) automated image analysis instrumentation to identify the fetal cells and
(iii) the use of third-party DNA probes to identify certain chromosomal disorders present in fetal cells. This prenatal screening system under development is currently in preclinical evaluation, and the Company intends to continue preclinical and clinical evaluation of this system to establish it as a broadly applicable prenatal screening procedure. The Company anticipates that sales of this system, if cleared or approved by the FDA, will include both a consumable enrichment kit used to separate fetal blood cells from maternal blood and imaging instrumentation used to analyze these cells. The implementation of the Company's strategy is dependent upon the successful development and commercialization of the Company's prenatal screening system.

  The operating results of the Company have fluctuated significantly in the past on an annual and quarterly basis. The Company expects that its operating results will fluctuate significantly from quarter to quarter and year to year in the future and will depend on a number of factors, some of which may affect future sales of the Company's cytogenic products. These factors include, but are not limited to, demand for the Company's products, timing of orders and shipments, competition and its related pricing pressures, and seasonal factors, many of which are outside the Company's control. If FDA clearance or approval is received, the Company intends to increase the amount of expenditures for research and development and sales and marketing activities, principally for the commercial launch of its prenatal screening system. If additional funding is obtained, the Company intends to increase its research and development expenses related to follow-on products and additional applications of its prenatal screening technology. The Company also intends to increase the amount of expenditures related to marketing and administrative activities. Management's plans discussed above assume the receipt of the net proceeds of this offering.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1996 AND 1995

  Revenues. The Company's revenues are derived primarily from the sale of products and software maintenance and instrument service contracts. Revenues increased by 15% to approximately $6.0 million for the six months ended June 30, 1996 from $5.2 million for the corresponding period of the prior year. This increase in revenues was primarily attributable to sales of the Company's CytoVision products to both new and existing customers, who were either adding capacity or replacing earlier generation systems. Software maintenance and service contract revenue as a percentage of total revenue decreased to 22% for the six months ended June 30, 1996 from 25% for the corresponding period of the prior year. This decrease was primarily attributable to an increased rate of new system sales. Revenues from new system sales are recognized upon shipment, whereas revenues from the related maintenance and service contracts are deferred and recognized ratably over one year.

  Cost of Revenues. Cost of revenues includes direct material and labor costs, manufacturing overhead, installation costs, warranty related expenses and post-warranty service and application support expenses. Cost of revenues as a percentage of total revenues increased to 52% for the six months ended June 30, 1996 from 50% in the corresponding period of the prior year, due to an inventory provision taken in the 1996 period relating to a component upgrade and an increase in service and application support expenses.

  Research and Development Expenses. Research and development expenses consist of development of new products and software development costs to upgrade existing products. Research and development expenses increased by 23% to $1.7 million for the six months ending June 30, 1996 from $1.4 million in the corresponding period of the prior year. This increase was attributable to increased expenditures in 1996 for the development of the prenatal screening system.

  Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries, commissions and related travel expenses of the Company's direct sales force, as well as commissions paid to independent sales agents. Sales and marketing expenses increased by 11% to approximately $1.5 million for the six months ended June 30, 1996 from approximately $1.3 million for the corresponding period of the prior year. This increase was related to the incremental revenues during the six months ended June 30, 1996 as compared with the corresponding period of the prior year.

  General and Administrative Expenses. General and administrative expenses consist primarily of payroll costs associated with the Company's management and support personnel, travel expenses, and legal and accounting fees. General and administrative expenses decreased by 5% to $949,000 for the six months ended June 30, 1996 from $996,000 in the corresponding period of the prior year. This decrease was primarily attributable to stock option compensation recorded in the six months ended June 30, 1995 relating to a transaction with certain officers that took place during that period.

YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

  Revenues. Revenues increased to $10.8 million in 1995 from $9.6 million in 1994, and from $8.7 million in 1993, or annual increases of 13% and 10%, respectively. The 1995 and 1994 increases in revenues were primarily attributable to the introduction of the new CytoVision family of products in the fourth quarter of 1993. Software and service contract revenues as a percentage of total revenues remained relatively consistent from 1994 to 1995 at 27% and 25% of total revenues, respectively. In 1993, software and service contract revenues were 29% of total revenues due to higher priced service contracts associated with earlier-generation products. For the years ended 1995, 1994 and 1993, revenues derived outside of North America represented approximately 61%, 62% and 64% of total revenues, respectively.

  Cost of Revenues. Cost of revenues increased to $5.5 million in 1995 from $5.4 million in 1994 and from $5.0 million in 1993, or 51%, 56% and 57% as a percentage of total revenues, respectively. This decrease in cost of revenues as a percentage of total revenues from year to year was attributable to increased sales volume, engineering design changes to reduce production costs, and the consolidation of worldwide manufacturing operations in 1994.

  Research and Development Expenses. Research and development expenses increased to approximately $2.9 million in 1995 from $2.8 million in 1994 and from $1.8 million in 1993. These year to year increases were due to increasing expenditures on the development of the prenatal screening system which were partially offset by reduced expenditures on the base cytogenetic instrumentation business.

  Sales and Marketing Expenses. Sales and marketing expenses increased to $2.9 million in 1995 from $2.5 million in 1994, which remained unchanged from 1993. In 1995, 1994 and 1993, sales and marketing expenses as a percentage of total revenues remained relatively consistent ranging from 26% to 29%.

  General and Administrative Expenses. General and administrative expenses increased to $2.1 million in 1995, from $1.9 million in 1994, and from $1.2 million in 1993, or 19%, 20% and 14% of total revenues, respectively. This increased level of general and administrative expenses in 1994 was attributable primarily to costs associated with the Company's effort to complete an initial public offering, which was abandoned due to unfavorable market conditions. In addition, the 1994 amounts include certain patent and legal costs associated with the prenatal screening system and expenses related to the addition of quality assurance and regulatory personnel.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

  Revenues increased approximately 12% to $8.7 million for the nine months ended September 30, 1996 from $7.8 million for the corresponding period of the prior year. Cost of revenues increased approximately 12% to $4.4 million for the nine months ended September 30, 1996 from $4.0 million for the corresponding period of the prior year, and the Company's net loss increased approximately 11% to $1.9 million for the nine months ended September 30, 1996 from $1.7 million in the corresponding period of the prior year.

LIQUIDITY AND CAPITAL RESOURCES

  From inception in July 1986 through June 1996, the Company has generated an accumulated deficit of approximately $10.4 million. The Company has financed its operations primarily through the private placement of equity securities and bank loans. From its inception, the Company has raised a total of approximately $14.8 million in net proceeds from such private equity financings. The Company's primary uses of cash were to fund working capital requirements, for capital expenditures and to consummate acquisitions of companies with complementary products, technology, and marketing and sales organizations.

  Net cash used for operating activities was $1.9 million in the six months ended June 30, 1996 and $593,000, $1.2 million and $1.0 million for 1995, 1994 and 1993, respectively. For the six months ended June 30, 1996, accounts receivable increased to $2.1 million from $1.5 million at 1995 year end, reflecting a slight increase in accounts receivable aging, coupled with the effect of a 15% increase in revenues over the corresponding prior year period. For the year ended 1995, the Company had an approximate $2.5 million net loss, which was offset to a large extent by $556,000 in depreciation and amortization expenses, a $439,000 decrease in trade accounts receivable, a $253,000 decrease in inventories, and a $497,000 increase in accrued expenses. Despite the 13% increase in the Company's revenues in 1995, accounts receivable decreased 23% to $1.5 million at the end of 1995 from $1.9 million at the prior year end. This decrease was primarily attributable to a significant reduction in accounts receivable aging due to increased collection efforts. In addition, inventories decreased 22% to $880,000 at the end of 1995 from $1.1 million at the prior year end. Significant factors contributing to this inventory decrease include the consolidation of worldwide manufacturing activities and the introduction of the

CytoVision product family in 1994, both of which substantially reduced direct material costs. Accrued expenses totaled $1.4 million at the end of 1995, a 70% increase over the $839,000 level at the end of 1994. This increase was primarily attributable to accrued compensation costs, consisting of bonus accruals and a significant severance accrual which were paid for the most part, during the first quarter of 1996. In addition, the Company had customer deposits totaling $198,000 as of December 31, 1995.

  Net cash used for investing activities has been primarily impacted by the purchases and subsequent sales of short-term investments in U.S. Treasury instruments with varying maturities. Such purchases have resulted from investment of private placement proceeds in excess of short-term cash requirements. In the six months ended June 30, 1996, net cash provided by investing activities was $720,000, which consisted of the $972,000 maturity of a short-term investment offset in part by $300,000 in capital expenditures. For the year ended December 31, 1995, net cash used by investing activities was $3.8 million, $3.0 million of which was related to the purchase of such U.S. Treasury instruments following the Company's most recent private equity financing. In addition, the Company invested $808,000 in capital expenditures. For the year ended December 31, 1994, net cash provided by investing activities was $2.5 million primarily attributable to the maturity of $3.4 million in short-term investments purchased during the prior year, offset in part by $653,000 in capital expenditures and $259,000 associated with the purchase of real property. Net cash used by investing activities was $4.0 million for the year ended 1993, $3.4 million of which was related to the purchase of U.S. Treasury instruments following a private equity financing.
  Net cash provided by financing activities was $183,000 for the six months ended June 30, 1996, and $4.0 million, $389,000 and $4.9 million in 1995, 1994 and 1993, respectively. The significant contributions of cash from financing activities occurred as a result of the Company's sale of preferred stock in private rounds of financing in 1993 and again in 1995. Less significantly, cash provided by or used for financing activities has been impacted by bank borrowings or repayment of such debt.

  The Company currently has a $1.0 million credit facility with a U.S. bank, of which approximately $596,000 was outstanding as of June 30, 1996. Under the line of credit agreement, the Company cannot pay cash dividends without the bank's prior approval. The line of credit bears interest at the bank's prime rate plus 1.5% (9.75% at June 30, 1996). The credit line expires by its current terms in November 1996 and the Company expects to negotiate a new bank credit facility after the closing of the offering made hereby. This credit line is currently secured by the Company's domestic assets, including two-thirds of the shares of Applied Imaging International, Ltd. held by the Company. See Note 5 of Notes to Consolidated Financial Statements. The Company's wholly-owned subsidiary, Applied Imaging International, Ltd. has a (Pounds)500,000 ($775,000) unsecured line of credit with a United Kingdom bank guaranteed by the Company. No amounts were outstanding under this facility as of June 30, 1996.

  As of June 30, 1996 cash equivalents and short-term investments were approximately $3.2 million, compared to approximately $5.2 million as of December 31, 1995. As of June 30, 1996, the Company also had approximately $189,000 available under its secured domestic line of credit and (Pounds)500,000 ($775,000) available under its unsecured international line of credit. Based upon its current plans, the Company believes the proceeds of this offering, together with its existing resources, will be adequate to satisfy its capital needs through 1998. The timing and amount of spending of such capital resources cannot be accurately determined at this time and will depend on several factors, including, but not limited to, the progress of its research and development efforts and clinical investigations, the timing of regulatory approvals or clearances, competing technological and market developments, commercialization of products currently under development, and market acceptance and demand for the Company's products. In addition, as opportunities arise, proceeds may also be used to acquire businesses, technologies or products that complement the business of the Company, although the Company is not currently in negotiations regarding any such acquisitions. The Company may seek to obtain additional funds through equity or debt financing, collaborative or other arrangements with other companies and from other sources. After December 1998, the Company will likely need to raise additional funds through public or private financings. No assurance can be given that additional financing will be available when needed or on terms acceptable to the

Company. If adequate funds are not available, the Company could be required to delay development or commercialization of certain of its products, to license to third parties the rights to commercialize certain products or technologies that the Company would otherwise seek to commercialize itself, or to reduce the marketing, customer support or other resources devoted to certain of its products.

  The Internal Revenue Code of 1986 and the California Conformity Act of 1987 substantially restrict the ability of a corporation to utilize existing net operating losses carryforwards and credits in the event of an "ownership change." The several issuances of preferred stock have resulted in multiple ownership changes since the inception of the Company. The majority of the federal net operating loss carryforwards are limited by an ownership change occurring in July 1995. Approximately $6,700,000 of the $7,700,000 federal net operating loss carryforward will be subject to an annual limitation of $850,000. Any unused annual limitation can be carried over and added to the succeeding year's annual limitation within the allowable carryforward period. Management believes that the initial public offering of the Company's stock will most likely result in an ownership change, however, the July 1995 change will continue to be the most restrictive limitation because the majority of the Company's net operating losses were incurred prior to July 1995.

                                   BUSINESS

  The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," and elsewhere in this Prospectus.

THE COMPANY

  Applied Imaging designs, develops, manufactures and markets automated clinical analysis systems used by cytogenetic laboratories where prenatal and other genetic testing is performed. The Company's cytogenetic instrumentation business, which has sold systems to approximately 500 sites in more than 30 countries since its inception, includes systems that enable laboratories to automate aspects of the detection of chromosomal abnormalities associated with conditions such as Down's Syndrome. In addition to the Company's core instrumentation business, the Company is developing a proprietary genetic screening system designed to enable prenatal screening for genetic abnormalities by isolating fetal red blood cells ("fetal blood cells") from a routine maternal blood sample. This new system is designed to improve current prenatal screening techniques by providing an accurate, timely and cost-effective procedure without the risks of miscarriage or fetal damage associated with invasive prenatal testing.

  The Company's prenatal screening system under development is intended to provide an accurate, non-invasive test by directly analyzing fetal blood cells isolated from a routine maternal blood sample. The Company's proprietary screening system incorporates (i) a patented blood-based procedure to enrich the concentration of fetal blood cells, (ii) automated image analysis instrumentation to identify the fetal blood cells and (iii) the use of third-party DNA probes to identify certain chromosomal disorders present in fetal blood cells. This system is expected to be accurate because it evaluates actual fetal cells while posing no risk to the fetus. The Company's prenatal screening system is currently in preclinical evaluation and no application for FDA approval has been submitted.

  The Company's strategy is to establish its system as a broad-based prenatal screening procedure. The Company anticipates that sales of this system, if approved by the FDA, will include both its proprietary consumable enrichment kits, used to separate fetal blood cells from maternal blood samples and imaging instrumentation used to analyze the cells. These new image analysis systems are contemplated to be compatible with the Company's existing installed cytogenetic instrument base. The Company believes that it can leverage its existing infrastructure, worldwide distribution capabilities and extensive cytogenetic laboratory relationships to support the worldwide introduction of this fetal cell screening system under development. Furthermore, the Company believes that its new cell enrichment and image analysis system could have clinical utility for cancer applications and the prenatal diagnosis of single gene disorders, and, if the Company obtains additional funding, it intends to pursue the development of these other potential applications.

GENETIC DISORDERS

  All genetic information in an organism is contained in chromosomes, made up of strands of DNA and associated protein molecules. DNA is comprised of paired nucleotide bases, and genetic information is encoded by the specific order of the nucleotide bases within units called genes. Genes are organized linearly along the chromosomes and carry the required information for the synthesis of the proteins that provide the structural components of cells and tissues, as well as enzymes for the basic biochemical and physiological functions of the cells.

 Chromosomal Disorders

  The nuclei of normal human cells (except sperm and egg cells) contain two sets of 23 different chromosomes, one set provided by each parent. Sperm and egg cells are formed in a special cell division process called meiosis, and they each contain only one set of the 23 individual chromosomes. When these cells unite during fertilization, each contributes its set of 23 chromosomes to the genetic information for a new human fetus, and the fertilized egg then has the two sets of 23 chromosomes. Chromosomal disorders may occur when genes or portions of genes move between chromosomes (chromosomal translocations), when portions of chromosomes and the genes they contain are missing, or when an abnormal number of chromosomes are present in the cell. Certain chromosomal disorders are thought to occur during meiosis when the division of the chromosomes to form the egg cell or the sperm cell takes place. During this process the chromosomes may not divide properly resulting in an extra chromosome being present in the cell, an extra piece of genetic material being attached to a chromosome, or a piece of chromosome being broken.

  Chromosomes can be seen under a light microscope and, when stained with certain dyes, reveal light and dark bands reflecting regional variations of certain paired bases comprising the DNA of the cell. Differences in size and banding pattern allow the chromosomes to be distinguished from each other and can be used to identify a chromosomal disorder. The most common chromosomal disorder, Down's Syndrome, also known as Trisomy 21, occurs when there are three copies of chromosome 21 in the human cell. Syndromes caused by various chromosomal abnormalities may result in mental retardation, impaired physical development and abnormal sexual development.

  There are approximately four million births in the United States annually. Of these, approximately 90% are to women under the age of 35. The Company estimates that there are approximately 11 million births in industrialized countries where prenatal screening and diagnostic testing is routine. Approximately 2% of newborns have birth defects, approximately 12% of which are caused by chromosomal genetic disorders. The risk of bearing a child with a chromosomal abnormality increases with maternal age and more than doubles from one in 526 births for mothers of age 20 to more than one in 192 births for mothers of age 35.

 Single Gene Disorders

  In addition to chromosomal disorders caused by translocations or an abnormal number of chromosomes, single gene disorders may occur when the DNA sequences of individual genes are altered, resulting in incorrect instructions to the cells and disruption of the normal balance or function of essential proteins. Single gene disorders are responsible for many inherited diseases such as cystic fibrosis, sickle cell anemia, Tay-Sachs disease, and may predispose an individual to cancer, psychiatric illnesses, and other complex diseases.

PRENATAL TESTING

  Prenatal testing is the process of detecting certain types of chromosomal disorders in a fetus at an early stage of pregnancy. Prenatal testing is currently performed either invasively, by extracting fetal cells or cells having fetal-cell characteristics and inspecting the chromosomes within such cells to diagnose chromosomal disorders, or non-invasively, by an analysis of a maternal blood sample ("serum test").

  The invasive diagnostic procedures yield accurate results on a broad range of chromosomal disorders because actual fetal cells are obtained and analyzed, however, these procedures involve the risk of spontaneous miscarriage and other risks. Due to the risk of spontaneous miscarriage, invasive diagnostic procedures are usually recommended to only those women who are age 35 or older, at which ages the risk of having a child with a chromosomal disorder is greater than the risk of spontaneous miscarriage due to the procedure. Those women younger than 35 may be screened using non-invasive techniques. For this group, an invasive diagnostic procedure is generally only recommended to confirm the result of the non-invasive serum test if such test indicates a heightened risk of a chromosomal disorder. The serum tests present no risk to the fetus, but are less accurate because they do not diagnose chromosomal genetic disorders by direct analysis of fetal cells. Such tests have a relatively high false negative rate resulting in the failure to identify a significant portion of chromosomal disorders.

  Women under the age of 35 have a lower risk of giving birth to an infant with a chromosomal disorder than do women age 35 or older, but because the number of births to women under the age of 35 is significantly higher, the total number of newborns with chromosomal disorders born to women in this age group is higher than that of women age 35 and older. Consequently, women younger than 35 bear over 75% of infants with Down's Syndrome. The graph below illustrates the number of chromesomally abnormal U.S. birth per year by maternal age:

              CHROMOSOMALLY ABNORMAL U.S. BIRTHS BY MATERNAL AGE



                                     LOGO

  The most common prenatal testing procedures are described below.

 Invasive Diagnostic Procedures

  Amniocentesis. Amniocentesis, usually performed between the 14th and 20th weeks of pregnancy, is the most common procedure used to obtain fetal cell samples for prenatal genetic testing. In an amniocentesis procedure a small amount of amniotic fluid is withdrawn from the amniotic sac via a long needle inserted through the mother's abdominal wall. Simultaneously during the procedure, the physician uses ultrasound to guide the needle in order to minimize potential harm to the unborn child. Once the amniotic sample is extracted, it is forwarded to a cytogenetic laboratory, where the cells are cultured and deposited on a slide. The slide is then examined under a microscope in order to locate and analyze a number of fetal cells in metaphase (undergoing cell division). In metaphase, a cell's chromosomes are individually visible in its nucleus.

  To find a cell in metaphase a laboratory technician scans the slide manually to locate cells in metaphase. Once metaphase cells are found, they are photographed using a camera attached to the microscope. This photograph is printed and each photographed chromosome is manually cut out of the photograph, arranged in order and pasted on a sheet to show the two sets of 23 chromosomes present in the cell. This presentation of the chromosomes is called a karyotype. Alternatively, laboratories may eliminate manual karyotyping by using an automated computer-based karyotyping system to scan the slides to locate cells in metaphase, classify the chromosomes, present them in a display and print hard copies.

  Once the karyotype is completed it is then visually analyzed by a trained geneticist or genetic counselor to determine if any chromosomal abnormalities are present. The processing and analysis of prenatal genetic samples obtained by amniocentesis generally requires seven to 14 days. A significant portion of this time is required to culture the fetal cell samples obtained by the procedure.

  Spontaneous miscarriage occurs in approximately one in every 200 amniocentesis procedures. As a result, only pregnant women who are in a high-risk group are regularly tested using amniocentesis. In the United States, amniocentesis generally costs approximately $1,000 per procedure. With an estimated fetal loss rate of approximately 0.5%, (one in every 200) one normal fetus will be lost by spontaneous miscarriage resulting from amniocentesis for every one-to-two fetuses with chromosomal disorders detected by this procedure for women at age 35.

  Amniocentesis is the most common and accurate of all prenatal screening procedures. All principal chromosomal disorders can be detected and the Down's Syndrome detection rate is greater than 99%.

  Chorionic Villus Sampling (CVS). CVS, typically performed between the 9th and 11th weeks of pregnancy, involves the extraction of placental tissue samples, generally through the pregnant woman's cervix. The tissue, which is genetically representative of the fetus, is analyzed in the same manner as the fetal cells obtained by amniocentesis to determine if chromosomal disorders are present. CVS is an alternative to amniocentesis and can be performed earlier in the pregnancy, but poses a risk of miscarriage that is one in every 100 CVS procedures, double that of amniocentesis. CVS is generally as accurate as amniocentesis for detecting chromosomal abnormalities. The cost of the CVS procedure is approximately $1,000. With an estimated fetal loss rate of approximately 1% (one in every 100), two normal fetuses will be lost by spontaneous miscarriage resulting from CVS for every one-to-two fetuses with chromosomal disorders detected by this procedure for women at age 35. Due to its higher associated risk, CVS is used less frequently than amniocentesis.

 Non-invasive Screening Procedures

  In the United States, approximately 2,000,000 pregnant women under the age of 35 are screened for chromosomal disorders. Of those screened, a majority are screened using non-invasive serum tests due to the risk associated with invasive prenatal diagnostic procedures.

  Alpha-fetoprotein Test. A common serum prenatal screening test for certain chromosomal disorders involves the analysis of alpha-fetoprotein ("AFP") in the maternal blood. This test is performed on a standard blood sample taken from the mother that is tested for levels of serum AFP. Down's Syndrome and other similar chromosomal disorders are associated with low levels of AFP. Although this serum test is relatively accurate in detecting open neural tube defects (such as spina bifida), studies indicate that the AFP test can detect only 20-30% of fetuses with Down's Syndrome.

  Triple Test. In recent years, the accuracy of the AFP test has been improved by combining it with additional blood chemistry tests. This combination is commonly referred to as "triple marker screening" or the "triple test." This test identifies Down's Syndrome in 60% of the pregnancies where Down's Syndrome is present. In 40% of the cases where Down's Syndrome is present, this test inaccurately concludes Down's Syndrome is not present (a false negative result). And in approximately 5% of the cases, the triple test indicates the presence of Down's Syndrome where Down's Syndrome is not present (a false positive result).

  Women whose serum screening results indicate a heightened risk of chromosomal disorder are usually recommended to have an amniocentesis to confirm these results. Due to the high false positive rate of the triple test, amniocentesis procedures are performed in many cases where no chromosomal disorder exists. Assuming two million serum screening tests per year and a 5% false positive rate, as many as 100,000 unnecessary procedures may be performed on women with healthy fetuses each year in the U.S. In addition, assuming an average cost of $1,000 per amniocentesis, the unnecessary cost to the health care system associated with these false positive results could be as high as $100 million per year. With an estimated fetal loss rate of 0.5% approximately 500 normal fetuses could be lost each year due to unnecessary amniocentesis procedures.

  The characteristics of the current prenatal testing procedures are summarized below:

             CURRENT PRENATAL DIAGNOSTIC AND SCREENING PROCEDURES

                                                                         APPROX.
                                              APPROX.   APPROX.  APPROX.  DOWN'S               WEEK OF
                                              ANNUAL    DOWN'S   RISK OF  FALSE   TURNAROUND  GESTATION   APPROXIMATE
                          ABNORMALITIES      U.S. TEST DETECTION  FETAL  POSITIVE  TIME FOR   WHEN TEST     COST OF
  TEST                      DETECTED          VOLUME     RATE     LOSS     RATE    RESULTS   ADMINISTERED  PROCEDURE
----------------------------------------------------------------------------------------------------------------------
INVASIVE TESTS:
----------------------------------------------------------------------------------------------------------------------
Amniocentesis        Chromosomal                         99+%     0.5%      0%    1-2 weeks  14-20 weeks   $1,000
                     Disorders
----------------------------------------------
                                   --------------------------------------------------------------------------
                                              300,000
CVS                  Chromosomal                         99+%     1.0%      0%    ~1 week     9-11 weeks   $1,000
                     Disorders
----------------------------------------------------------------------------------------------------------------------
NON-INVASIVE TESTS:
----------------------------------------------------------------------------------------------------------------------
AFP                  Neural Tube Defects                  20%     0.0%      5%    1-2 days   15-18 weeks   $35 to $70
                     and certain Chromosomal              to
                     Disorders                            35%
----------------------------------------------
                                   --------------------------------------------------------------------------
                                             2,000,000
Triple Test          Neural Tube Defects                  60%     0.0%      5%    1-2 days   15-18 weeks   $60 to $150
                     and certain Chromosomal
                     Disorders

  The most accurate prenatal testing involves direct analysis of fetal cells, which contain the chromosomes of the fetus. The only commercially-available procedures to extract fetal cells in order to examine the fetal chromosomes are invasive and pose risks of injury to the fetus and spontaneous miscarriage. The non-invasive serum screening procedures, which do not pose such risks, are much less accurate because they do not allow direct examination of fetal chromosomes. The Company believes that there is a significant need for a prenatal testing procedure which would allow direct analysis of the fetal cells without the risks associated with the currently-available invasive procedures.

  Fetal blood cells exist in miniscule proportions in samples of maternal blood. In contrast to adult red blood cells, many of these fetal red blood cells are nucleated, that is they contain a nucleus with chromosomes. A number of companies are attempting to isolate these fetal blood cells for testing through a variety of methods, including various combinations of immunologically based separation techniques that use monoclonal antibodies, flow cytometry, or magnetic separation techniques. Although the feasibility of genetic analysis of fetal blood cells isolated from maternal blood has been demonstrated, obtaining a sufficient number of fetal blood cells for analysis has been difficult and generally not suitable to routine clinical applications.

APPLIED IMAGING'S PRENATAL SCREENING SYSTEM

  The Company is developing a proprietary prenatal screening system to detect chromosomal abnormalities by identifying fetal blood cells from a routine maternal blood sample. The Company's proprietary screening system incorporates
(i) a patented hematologically-based procedure to enrich the concentration of fetal blood cells utilizing the Company's consumable enrichment kit, (ii) automated image analysis instrumentation to identify the fetal blood cells and
(iii) the use of third-party DNA probes to identify certain chromosomal disorders present in fetal blood cells. This new system is designed to improve current prenatal screening techniques by providing an accurate, timely and cost-effective procedure without the risks of miscarriage or fetal damage associated with invasive prenatal screening techniques.

  In contrast to immunologically-based procedures to isolate fetal blood cells from maternal blood, the Company is developing a proprietary hematologically-based procedure for enriching the concentration of fetal blood cells from maternal blood samples for prenatal genetic testing. The Company's process for enriching the concentration of fetal blood cells from a maternal blood sample involves the following steps: (i) a centrifugation step for bulk separation of the blood components, utilizing the Company's patented device which removes the vast majority of the maternal blood cells; (ii) a selective lysis process that ruptures the remaining maternal red blood cells; and (iii) a second centrifugation step to remove the majority of maternal white blood cells using the Company's patented preformed density gradient medium. The enrichment process is designed to increase the concentration of fetal blood cells in a maternal sample approximately 10,000 times. The fetal cell enriched sample is then harvested and deposited on a slide for examination through image analysis. The Company has developed an automated system to rapidly (under one hour) identify fetal cells on the slide based on adaptations of its image analysis, pattern recognition, and slide-scanning technologies incorporated in the Company's current cytogenetic products. See "Business--Current Cytogenetic Products."

  Once fetal cells are located by the automated scanning system, fluorescent DNA probes are added that specifically bind to certain DNA sequences within the fetal cells indicating the presence or absence of chromosomal disorders. DNA probes can be designed to locate specific chromosomal changes, additions, or deletions that result in genetic disorders. The results of the DNA probe analysis are captured and processed using the Company's automated visualization technology for the detection, analysis, and documentation of the DNA probe results. The Company's prenatal screening system is illustrated below:

                                     LOGO

 Preclinical Data

  The Company believes that a key aspect of its prenatal screening system is its ability to enrich and identify fetal blood cells so that they can be directly analyzed using available DNA probe technology. As of August 1996, the Company and its collaborators have used its fetal cell enrichment procedure on a total of 133 maternal blood samples at sites internationally and in the United States. The Company's system has achieved fetal blood cell identification in 120 of the 133 samples tested or 90% of the cases.

  During 1995, the Company used its fetal cell enrichment procedure on 37 blood samples obtained from mothers in their 11th to 20th week of pregnancy shortly after they had undergone an invasive prenatal procedure (amniocentesis, CVS or termination of pregnancy). The Company achieved fetal blood cell identification in 33 of the 37 samples, or 89% of the samples. In four of these samples no fetal cells were found, and in two samples in which fetal cell identification was achieved only one fetal cell was found. The Company planned international evaluations of its fetal cell enrichment procedure in 1995, however, the gel in the preformed density gradients was found to be destabilized at the international evaluation sites. Following further investigation, the Company determined that the gel in its preformed density gradient required use within two weeks of its manufacture.

  In the first half of 1996, utilizing new shipment and handling protocols, the Company commenced further studies to determine if fetal blood cells could be enriched and identified in maternal blood samples from mothers in their 11th to 21st week of pregnancy who had not undergone an invasive prenatal procedure. At the Company's Santa Clara and Israel sites, a total of 20 samples were tested and fetal blood cell identification was achieved in all 20 samples. An independent site in the Netherlands used the fetal cell enrichment procedure on a group of 20 samples and achieved fetal blood cell identification in 16 samples, or 80% of the samples. At an independent site in the United Kingdom 12 samples were processed and in 10 samples, or 83% of the samples, fetal blood cells were found. As of June 1996, of the 52 samples processed in 1996, fetal cell identification was achieved in 46 samples, or 88% of the samples. In six of these samples no fetal cells were found, and in three samples in which fetal cell identification was achieved only one fetal cell was found.

  In July 1996, the Company conducted an evaluation at its Santa Clara and Israel sites, and at two independent sites in the Netherlands, on 44 samples from pregnant women in their 9th to 16th week of pregnancy. This evaluation used fetal cell enrichment procedures which the Company expects to be similar to those to be submitted to the FDA for review prior to commencing clinical trials, and utilized a new formulation of the preformed density gradients. Fetal cell identification was achieved in 41 of these 44 samples, or 93% of the samples. In three of these samples no fetal cells were found, and in two samples in which fetal cell identification was achieved only one fetal cell was found. To date, no application for FDA clearance or approval has been submitted with respect to the fetal cell enrichment system, and there can be no assurance that FDA clearance or approval will be obtained on a timely basis, or at all. See "Risk Factors--Prenatal Screening System in Early Stage of Development; No Assurance of Successful Development or Commercialization" "--Uncertainty of FDA or Other Regulatory Clearances or Approvals," and "-- Lack of Clinical Data."

 Clinical/Regulatory Matters

  The Company intends to apply for two separate 510(k) clearances for the fetal cell enrichment and scanning components of its system. The DNA probe components of the Company's system will require either FDA clearance of a 510(k) with a tier III level of review (the most extensive level of FDA review of a 510(k), equivalent to the FDA review of a PMA in thoroughness and time) or FDA approval of a PMA. The Company plans to market its prenatal screening system internationally upon receipt of required regulatory clearances or approvals. See "Risk Factors--Uncertainty of FDA or Other Regulatory Clearances or Approvals," and "Business--Government Regulation."

 Commercialization Strategy

  The Company's prenatal screening system under development is currently expected to be introduced in Europe in 1997 and subsequently in the United States and the Pacific Rim, subject to receipt of required clearances or approvals in such jurisdictions.

  The system is being designed to initially screen for chromosomal abnormalities resulting in conditions such as Down's Syndrome and certain sex chromosome abnormalities such as Turner Syndrome, Klinefelter Syndrome, Triple X Syndrome and certain other conditions. These abnormalities account for approximately 80% of the incidence of all birth defects which result from chromosome-based genetic disorders. The proprietary prenatal screening system under development will consist of (i) a prepackaged kit to enrich the concentration of nucleated fetal red blood cells in the maternal blood sample,
(ii) the Company's instrumentation to automate the identification of fetal blood cells and the acquisition and presentation of the DNA probe analysis, and (iii) may or may not include a DNA probe kit that is comprised of DNA probes available from third parties. The Company's prenatal screening system under development is being designed to be compatible with its existing cytogenetic products so that customers could potentially add the prenatal screening system to their existing installations.

FUTURE APPLICATIONS OF THE PRENATAL SCREENING TECHNOLOGY

  The Company's prenatal screening system is being designed to accommodate various chromosome-specific DNA probes, which are currently commercially available. The Company believes that its fetal cell enrichment technology developed for prenatal screening could have future applications for cancer diagnosis via the isolation of tumor cells from peripheral blood and the genetic analysis of such cells. The Company is also developing proprietary uses for its fetal cell analysis that may facilitate the early detection of single gene disorders such as cystic fibrosis, hemophilia, thalassemia, sickle-cell anemia and Tay-Sachs. If additional funding is obtained, the Company intends to pursue these potential additional applications to leverage its proprietary technology. Because evaluations of future applications are at an early stage, no assurance can be given when, if ever, the Company's fetal cell enrichment technology may facilitate the early detection of single gene disorders or cancers.

CURRENT CYTOGENETIC PRODUCTS

  In the United States, approximately 500,000 cytogenetic tests are performed annually. Cytogenetic testing includes prenatal screening for genetic disorders using amniotic fluid obtained through amniocentesis and fetal tissue samples obtained through CVS. Other cytogenetic testing includes screening tests for diagnosis and prognosis of cancer-related conditions using bone marrow, blood and tumor tissue samples. The Company currently manufactures, markets and sells a family of automated instruments for cytogenetic applications based on the Company's prior generation Cytoscan and GeneVision product families. The Company's primary cytogenetic products are described below. The Company has sold systems to approximately 500 sites worldwide in more than 30 countries. The Company's primary cytogenetic products currently sell for prices ranging from $50,000 to $125,000.

  CytoVision Metaphase Finder. The CytoVision Metaphase Finder consists of a computer-controlled scanning microscope with a patented autofocus mechanism, image processing hardware, and pattern recognition software. This product continuously scans laboratory slides for cells in metaphase and records their location for future identification and analysis of the cells' chromosomes. The Metaphase Finder uses the Company's patented autofocus system for continuous scanning. Cytogenetic analysis involves identifying and inspecting a number of relatively rare metaphase cells on a slide containing a large number of cells, a majority of which are not in metaphase. This analysis can take a cytogeneticist up to one hour per slide if performed manually. The Metaphase Finder is designed to save laboratory time and cost by automating this labor-intensive process and can identify the cells in metaphase in approximately ten minutes. This product is fully compatible with the Company's other cytogenetic products, which have the potential to save laboratories the expense of using trained technicians to perform routine tasks prior to actual cytogenetic analysis.

  CytoVision Karyotyper. The CytoVision Karyotyper consists of a computerized image capture and analysis system which incorporates pattern recognition, automated chromosome classification algorithms and a high resolution output device. This product supplants many otherwise manual processes in the preparation of the data for cytogenetic analysis. The CytoVision Karyotyper provides automated karyotyping, automatic separation of touching and overlapping chromosomes, image enhancement features, chromosome rotation and straightening, image zooming for band analysis, annotation capabilities, and full screen karyotyping display. This product replaces manual photographing of cells in metaphase, printing of the photograph, manual cutting out of each chromosome, identifying the chromosomes, arranging the chromosomes in order, and pasting them on a sheet of paper. In contrast to the automated process which takes approximately 10 minutes, this manual process takes approximately thirty minutes to one hour.

  CytoVision Probe. The CytoVision Probe consists of a computerized image capture and image enhancement system which detects and analyzes fluorescent DNA probes applied to cell nuclei. These probes are designed to attach themselves to specific DNA sequences which may indicate genetic disorders. Fluorescent DNA probes are often very faint when viewed by the human eye through a microscope. This system enhances images of DNA probes and provides a range of analytical tools. The Company also offers a comparative genomic hybridization software upgrade package to the CytoVision Probe to detect genetic amplifications and deletions in tumor cells. The CytoVision Probe system is not dependent on specific fluorescent DNA probes and may be used in conjunction with probes from different manufacturers. In the United States the CytoVision probe is sold for research purposes only.

  All of the products in the CytoVision family, a product generation evolving from the Company's former Cytoscan and GeneVision product lines, are compatible and can be integrated into a network with common data management protocols. In addition to the primary products, the Company also sells a number of peripherals including a range of high quality printers and image capture workstations. A typical installation will include a number of interconnected CytoVision systems.

SALES, DISTRIBUTION AND MARKETING

  The Company currently sells its cytogenetic products to government and private clinical cytogenetic laboratories, research institutions, universities and pharmaceutical companies. The Company has sold such systems to approximately 500 sites in more than 30 countries. These customers utilize the Company's cytogenetic products for prenatal genetic screening as well as for certain cancer screening applications. The Company's prenatal screening system under development is being designed to be compatible with its existing cytogenetic products so that customers could potentially update their new or existing installations to accommodate its prenatal screening system. If regulatory clearance or approval is received, the Company initially plans to sell and distribute its prenatal screening system directly and through its established worldwide network of distributors and agents through which it sells and distributes its current products.

  In North America, the Company sells its cytogenetic products directly to its customers. The North American sales team is comprised of six sales and application support individuals, four of whom are based in Pittsburgh, Pennsylvania and two in Santa Clara, California. Outside of North America, the Company sells its products either directly through local agents who are remunerated on a commission basis or through independent distributors. The Company manages its international sales and distribution activities from Applied Imaging International Ltd., the Company's wholly-owned subsidiary located in the United Kingdom. The international sales team is comprised of eight sales and application support individuals, all of whom are based in the United Kingdom. The Applied Imaging International Ltd. sales team supports all distributors and agents upon request. The Company's distributors are located in Australia, Hong Kong, Japan, Italy and South Korea. In addition, the Company has agents selling its cytogenetic products in other countries primarily within Europe, the Middle East and the Pacific Rim. See Note 11 of Notes to Consolidated Financial Statements for financial information concerning foreign and domestic operations and export sales.

  Because the Company's products are technically sophisticated the Company's sales staff is supported by scientifically qualified and highly trained product specialists. The Company offers an annual maintenance program to its customers through its own support organization. The Company's marketing activities include telemarketing, product advertising and participation in trade shows and product seminars.

MANUFACTURING

  The Company assembles and tests components and subassemblies made by outside vendors to the Company's specifications and manufactures only when it believes significant value can be added. The Company's current products are assembled from a combination of (i) commodity technology components such as computers and monitors, (ii) custom subassemblies, such as special image capture circuit boards, and (iii) operating system and application software. Any disruption or delay in the supply of components or custom subassemblies will have a material adverse effect on the Company. While the Company typically uses components and subassemblies which are available from alternate sources, any unanticipated interruption of the supply of these components or subassemblies could require the Company to redesign its products.

  The Company orders components and subassemblies to forecast and assembles specific configurations on receipt of firm orders. The Company's research, investigational and clinical products are subject to regulation by the FDA and all products are subject to regulation by the U.S. Department of Commerce export controls, primarily as they relate to the associated computers and peripherals. The Company has experienced no material difficulties in obtaining necessary export licenses to date.

  The Company plans to initially subcontract third parties to manufacture the consumable enrichment kit component of its fetal cell screening system under development and may ultimately manufacture such components on its own. For clinical trials, the Company will purchase the consumable enrichment kit from a third party contracted to manufacture the kit. The Company has no experience manufacturing such components. The Company may encounter difficulties in scaling up production of the consumable component of its fetal cell screening system under development or in hiring and training additional personnel to manufacture its consumable enrichment kit products in commercial quantities.

  Under current law, if the Company manufactures finished devices in the United States, it will be required to comply with the FDA's and the State of California's current GMP regulations. In addition, the FDA and/or the California authorities will inspect the Company's manufacturing facilities on a regular basis to determine such compliance. Failure to comply with applicable FDA or other regulatory requirements can result in fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspensions of production and criminal prosecutions. See "Business-- Government Regulation."

RESEARCH AND DEVELOPMENT

  The Company's research and development efforts include various research, product development, clinical evaluation and testing, quality assurance and process development activities. The current focus of the Company's research and development efforts is the completion of the development of the Company's prenatal screening system and particularly the initiation of clinical trials. The Company is using a consultant to assist in the design of the protocols for the planned clinical trials. In addition, the Company is analyzing different methods for facilitating image analysis of fetal cell enriched samples. If the Company obtains additional funding, the Company's future research and development efforts are expected to include development of additional applications of the Company's current cytogenetic products and additional applications of the fetal cell screening system under development. These potential additional applications may include the use of technology developed for fetal cell analysis for the diagnosis and screening for certain cancers and certain single gene disorders. Development of these applications would require substantial additional funds and will be subject to technological, clinical, regulatory and other risks associated with new medical technologies. There can be no assurance that the Company will develop its prenatal screening system or any other future applications of such technology.

  In 1995, the Company entered into a clinical testing agreement with the Academic Medical Center in Amsterdam to evaluate the Company's technology relating to fetal cell enrichment from maternal blood and associated instrumentation. The Company has an unrestricted right to use the data resulting from the evaluation. In 1995, the Company established a wholly-owned subsidiary in Israel to conduct further research and development focused on the enrichment aspect of the prenatal screening system. These research activities are being primarily funded by a $543,000 research grant issued by the Israel--United States Binational Industrial Research and Development Foundation pursuant to which repayment is required in the form of royalties from the sale of the prenatal screening system. In 1996, the Company entered into a collaborative research agreement with Leiden University in the field of enrichment, isolation and analysis of fetal cells derived from maternal blood. Also in 1996, the Company entered into an agreement to acquire an invention for the use of certain antibodies in the identification of fetal cells from maternal blood. The agreement provides for the Company to pay certain expenses associated with obtaining a U.S. patent for the invention and a royalty of not more than 2% of net sales. See "Business--Patents and Proprietary Rights."

  Research and development expenses were approximately $2.9 million, $2.8 million and $1.8 million for 1995, 1994 and 1993, respectively.

PATENTS AND PROPRIETARY RIGHTS

  The Company actively seeks, when appropriate, protection for its products and proprietary information by means of United States and foreign patents and trademarks. The Company has one issued United States patent relating to its CytoVision Metaphase Finder and has corresponding issued patents in certain European countries. In addition, the Company has three United States patents concerning its technology for enriching the concentration of nucleated fetal red blood cells from maternal blood samples. Corresponding applications were filed through the Patent Cooperation Treaty and preserve for the Company the right to file applications in various countries. The Company relies upon trade secrets, know-how and contractual arrangements to protect certain of its proprietary information and products.

  The fields of life science instrumentation and genetic screening processes are covered by many issued patents and patent applications. The Company is not currently aware of any patents which it may be infringing; however, patent applications in the United States remain confidential until a patent is issued, and, therefore, the Company's products could infringe patents to be issued in the future. If the Company's technology is determined to use products, processes or other subject matter that is claimed under other existing U.S. or foreign patents, or if other patents claiming subject matter utilized by the Company are issued, such companies may bring infringement actions against the Company. The Company has recently received a letter from Vysis Corp. informing the Company that its products might fall within the claims of a United States patent exclusively licensed to Vysis Corp. Vysis Corp. offered the Company the right to obtain a sublicense to such patent. The Company does not believe it is necessary to obtain such a sublicense and does not believe it is infringing the patent. However, there can be no assurance that the Company will not ultimately be required to seek a license from Vysis Corp. or any other third party. The Company may be required to obtain licenses to patents or proprietary rights of others. There can be no assurance that any such license would be made available or, if available, would be available on commercially acceptable terms. Failure to obtain a required license could prevent the Company from commercializing its products resulting in a material adverse affect on the Company's business, financial condition and results of operations.

  The Company generally enters into confidentiality agreements with its employees and consultants designed to both protect the Company's confidential information and prevent the disclosure of confidential information of prior employers and other parties. There can, however, be no assurance that the Company's trade secrets or proprietary technology will not become known or be independently developed by competitors in such a manner that the Company has no practical recourse. Certain employees of and consultants to the Company are subject to the terms of confidentiality agreements with respect to proprietary information of their former employers. The failure of these persons to comply with the terms of their agreements could result in assertion of claims against the Company and such persons which, if successful, might restrict their roles within the Company.

  In 1996, the Company entered into a collaborative research agreement with Leiden University ("Leiden") in the field of enrichment, isolation and analysis of fetal cells derived from maternal blood. Under the terms of the agreement, the Company has sole ownership of any jointly developed inventions and has an exclusive license to any issued patents owned solely by Leiden. The royalty rate for the exclusive license shall not be more than 5% of associated sales.

  The Company also relies upon trademarks to protect certain of its products, and holds a United States trademark registration for the mark "CYTOSCAN." Registration for this mark and the mark "CYTOVISION" are held by the Company in certain foreign jurisdictions.

  The Company also has certain trademark rights in the United States and other foreign countries. It is possible that third parties may allege superior rights to one or more of the Company's trademarks, or close variations, for those countries in which the Company is presently conducting business or may do so in the future. The Company's rights to use and register its marks in a given jurisdiction may depend on its rights relative to a third party's rights as governed by the laws of the pertinent country. Factors utilized to determine the relevant rights between parties include priority of the use or registration of the mark, how close the respective marks are in appearance, sound and/or meaning, as well as the goods to which they are applied. It is possible that the Company could be prevented from using or registering its trademarks in certain countries due to a superior third party right.

COMPETITION

  The market for the Company's current cytogenetic products is highly competitive. The Company believes that its primary competitors in this market include Perceptive Scientific, Inc. (acquired by International Remote Imaging Systems, Inc.), and Vysis Corp., a biotechnology subsidiary of AMOCO Technology Company. The principal competitive factors in this market are product features offered, ease of use, clarity of output, customer service capabilities, price and installed base. The Company believes it competes favorably with regard to these factors.

  With respect to its prenatal screening system under development, the Company is aware of a number of companies that are in the process of developing genetic screening products based on competing technologies designed to enrich the concentration of fetal blood cells in maternal blood samples. Many of these companies have greater research and development, marketing and financial resources than the Company. These companies include Integrated Genetics, Inc. (a wholly-owned subsidiary of Genzyme Corp.), CellPro, Incorporated, Aprogenex, Inc., and Centocor, Inc. Integrated Genetics specializes in providing genetic testing services. CellPro specializes in cell separation and gene therapy, Aprogenex specializes in providing DNA probes, and Centocor specializes in providing monoclonal antibodies.

  The medical diagnostic and biotechnology industries are subject to intense competition. The Company's fetal cell screening system under development, if commercially marketed, will also be subject to intense competition from existing procedures such as the maternal AFP test, the triple test, CVS and amniocentesis. There can be no assurance that the Company's fetal cell screening system under development will replace any existing procedures. The Company expects the principal competitive factors in the fetal cell screening market to be reliability, accuracy, range of disorders detected, risk to the fetus and the price of testing.

  Many of the Company's competitors have greater financial and technical resources and production and marketing capabilities than the Company. There can be no assurance that these competitors will not succeed in developing technologies and products that are more effective, easier to use or less expensive than those which are currently offered or being developed by the Company or that would render the Company's technology and products obsolete and noncompetitive. In addition, many of the Company's competitors have significantly greater experience than the Company in conducting clinical investigations of new diagnostic products and in obtaining FDA and other regulatory clearances and approvals of products. Accordingly, the Company's competitors may succeed in developing and obtaining regulatory approvals for such products more rapidly than the Company.

GOVERNMENT REGULATION

  The preclinical and clinical testing, manufacturing, labeling, distribution, sales, marketing, advertising and promotion of the Company's research, investigational and clinical diagnostic products are subject to extensive and rigorous government regulation in the United States and in other countries. In the United States and certain other countries, the process of obtaining and maintaining required regulatory clearances or approvals is lengthy, expensive and uncertain. The Company believes that its future success will be significantly dependent upon commercial sales of its prenatal screening system under development. The Company will not be able to market this system for clinical diagnostic use in the United States unless and until the Company obtains clearance or approval from the FDA and will not be able to market such system overseas until it meets the safety and quality regulations of each foreign jurisdiction in which the Company, its agents or distributors seeks to sell such system. In the United States, the Company's products are also subject to regulation by state authorities. The State of California's requirements in this area, in particular, are extensive, and require registration with the state and compliance with GMP regulations during clinical trials.

  Noncompliance with applicable FDA requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, distribution, sales, and marketing, refusal of the government to grant approval of a PMA or clearance of a 510(k), withdrawal of marketing approvals or clearances, a recommendation by the FDA that the manufacturer or distributor not be permitted to enter into government contracts, and criminal prosecution. In certain circumstances, the FDA also has the authority to order the manufacturer or distributor of a device to repair, replace or refund of the cost of, the device. Failure to comply with regulatory requirements in the United States or abroad could have a material adverse effect on the company's business, financial condition, and results of operations.

  With exceptions for certain medical devices first marketed before May 28, 1976, prior to their commercial sale in the United States, medical devices must be cleared or approved by the FDA or be exempted from the requirement of FDA clearance or approval. In general, the regulatory process can be lengthy, expensive and uncertain, and securing FDA clearances or approvals may require the submission of extensive clinical data together with other supporting information to the FDA.

  In the United States, medical devices are classified as Class I, II, or III, on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls (e.g., labeling, premarket notification and adherence to FDA-mandated current good manufacturing practices ("GMP") requirements), and Class II devices are subject to general controls and special controls (e.g., performance standards, postmarket surveillance, patient registries and FDA guidelines). Generally, Class III devices are those that must receive premarket approval by the FDA to ensure their safety and effectiveness (e.g., life sustaining, life supporting and implantable devices) and also include most devices that were not on the market before May 28, 1976 ("new medical devices") and for which the FDA has not made a finding of "substantial equivalence" based on a 510(k). Class III devices usually require clinical testing and FDA approval prior to marketing and distribution.

  Before a new medical device can be introduced into the market, the manufacturer must obtain FDA clearance of a 510(k) or approval of a PMA, unless the device is exempt from the requirement of such clearance or approval. A 510(k) clearance will be granted if the submitted information establishes that the device is substantially equivalent to a legally marketed Class I or II medical device or to a legally marketed Class III device that does not itself require an approved PMA prior to marketing ("predicate device"). A 510(k) must contain information to support a claim of substantial equivalence, which may include laboratory test results or the results of clinical studies of the device in humans. Such studies can take years to complete, analyze, and prepare for submission to the FDA. Commercial distribution of a device for which a 510(k) is required may begin only after the FDA issues an order finding the device to be "substantially equivalent" to a predicate device. The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past and is more likely to require the submission of data from one or more human clinical trials. A 510(k) for a device incorporating new technology may be given a tier III level of review, which is equivalent to the review given to a PMA in thoroughness and time. The FDA has no specific time limitation by which it must respond to a 510(k). It generally takes from five to twelve months from the date of submission to obtain 510(k) clearance from the FDA, but it may take longer and 510(k) clearance may never be obtained. The FDA may determine that a device is not "substantially equivalent" to a predicate device, or that additional information is needed before a substantial equivalence determination can be made.

  A PMA must be filed with and approved by the FDA before marketing may begin if a device is not found by the FDA to be substantially equivalent to a predicate device. A PMA must be supported by valid scientific evidence that typically includes extensive data, including data from preclinical testing and human clinical trials to demonstrate the safety and effectiveness of the device. The FDA ordinarily requires the performance of at least two independent, statistically significant human clinical trials that must demonstrate the safety and effectiveness of the device in order to obtain FDA approval of the PMA. If human clinical trials of a device are required and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) is required to file an investigational device exemption ("IDE") application with the FDA prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA (or the FDA does not notify the sponsor 30 days after receipt of the application that the trials may not begin) and the study protocol is approved by one or more appropriate institutional review boards ("IRBs"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the human clinical trials after obtaining approval of the study protocol by one or more appropriate IRBs, but not by the FDA unless the FDA notifies the sponsor that an IDE application is required. Sponsors of human clinical trials are permitted under the FDA's regulations to sell those devices distributed in the course of the trials provided the price charged is not larger than that necessary to recover the costs of manufacture, research, development and handling. An

IDE supplement must be submitted to, and approved by, the FDA (or the FDA does not notify the sponsor 30 days after receipt of the supplement that the change may not be implemented) before a sponsor or an investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects. The FDA has the authority to re-evaluate, alter, suspend or terminate clinical testing based on its assessment of data collected throughout the trials.

  The PMA must also contain the results of all relevant bench tests, laboratory and animal studies, a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling and promotional labeling. Upon submission of a PMA, the FDA makes a threshold determination regarding whether the application is sufficiently complete to permit filing for a substantive review. If the FDA determines that the PMA application is sufficiently complete to permit such review, the FDA will accept the application for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the PMA. An FDA review of a PMA generally takes one to two years from the date the PMA is accepted for filing, but may take significantly longer if the FDA requests additional information and any major amendments to the PMA are filed. The review time is often significantly extended by the FDA's asking for more information or clarification of information already provided in the submission. During the review period, an advisory committee, typically a panel of clinicians, will likely be convened to review and evaluate the application and provide recommendations to the FDA regarding whether the PMA should be approved. The FDA is not bound by the recommendations of the advisory panel. Toward the end of the PMA review process, the FDA generally will conduct an inspection of the manufacturer's facilities to ensure that the facilities are in compliance with the applicable GMP requirements.

  If the FDA's evaluations of both the PMA and the manufacturing facilities are favorable, the FDA will issue either an approval letter (order) or an "approvable letter" containing a number of conditions that must be met in order to secure approval of a PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue an order approving the PMA, authorizing commercial marketing of the device for certain indications. If the FDA's evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a "not approvable letter." The FDA may also determine that additional preclinical testing or human clinical trials are necessary, in which case approval of the PMA could be delayed for several years while additional testing or trials are conducted and submitted in an amendment to the PMA. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

  Under the FDA's regulatory scheme, the decision whether to seek 510(k) clearance for a changed or modified device is left to the manufacturer in the first instance. The Company to date has not sought 510(k) clearance for its CytoVision products on the basis of the Company's conclusion, reflected in the Company's technical report addressing this matter, that CytoVision is a new model of Cytoscan and there have not been any changes or modifications in design, components, method of manufacture, or intended use, which could significantly affect the safety or effectiveness of the original device. There can be no assurance that the FDA will agree with the Company's decision not to seek 510(k) clearance for CytoVision, that it will not require the Company to cease sales and distribution of and seek 510(k) clearance for the CytoVision system, or that such clearance, if required, will be obtained in a timely manner or at all.

  In September 1996, the Company recognized that some of the Company's labeling, advertising, marketing and promotional materials and sales and distribution practices for certain of its products for use in the United States may not have, in the past, adequately distinguished between clinical and research use only indications, and may therefore be determined by the FDA not to have been in compliance with its requirements. The Company believes these practices first occurred for Genevision in the late 1980's, for Cytoscan in the late 1980's and early 1990's, and for CytoVision in the mid-1990's. In October 1996, the Company revised its procedures to ensure that such materials conspicuously indicate the applications for which the products can be used, as well as ensuring that its sales and distribution practices and the documentation of the sale and distribution of its products, comply with FDA requirements. There can be no assurance, however, that the FDA will not take or recommend enforcement action against the Company or its products for past, present or future labeling, advertising, marketing or promotional materials or sales or distribution practices.

  The Company intends to submit a protocol for clinical trials of the DNA probe component of its prenatal testing system to the FDA before the end of 1996 and to initiate a multisite United States and international clinical trial of the DNA probe component of its prenatal testing system to detect chromosomal disorders in isolated fetal cells during the first half of 1997. There can be no assurance regarding the timing or nature of the FDA response regarding the DNA probe related protocol or the timing for the commencement of clinical trials. There can be no assurance that 510(k) clearance for any portion of the prenatal screening system under development or any other future product or modification of an existing product will be granted or that the clearance process will not be unduly lengthy and subjected to a thorough internal review equivalent to that ordinarily reserved for devices requiring premarket approval by the FDA. The FDA has stated that the DNA probe component of the Company's prenatal screening system will require at least a 510(k) tier III level of review, and in its draft guidance for in vitro diagnostic devices utilizing cytogenetic in situ hybridization technology for the detection of genetic mutations, the FDA states that when such devices are intended for use as a "stand-alone" for test reporting based on interphase analysis, they will require a PMA that must be reviewed and approved by the FDA prior to sales, distribution and marketing of these products in the United States. The PMA process is significantly more complex, expensive and time consuming than the 510(k) process. While the Company has made determinations regarding the appropriate form of approval, if any, required for its products, there can be no assurance that such determinations are correct, that the FDA will concur with such determinations or that such determinations may not be altered due to new interpretations or new data that may become available or changes in the FDA's policies. Currently, the DNA probes that the Company intends to purchase from third parties to incorporate into its prenatal screening technology are sold on a research basis without FDA approval for commercial sale. The FDA requires DNA probes to have 510(k) clearance with a tier III level of review or PMA approval for commercial sale for clinical diagnostic use, which could cause the price of DNA probes to increase, making the Company's prenatal screening system less price competitive compared to existing prenatal genetic test procedures.

  Export sales of investigational devices that are subject to PMA or investigational device exemption application requirements and have not received FDA marketing approval generally may be subject to FDA export permit requirements depending upon, among other things, the purpose of the export (investigational or commercial), the country to which the device is intended for export, and on whether the device has valid marketing authorization in a country listed in the FDA Export Reform and Enhancement Act of 1996. In order to obtain such a permit, when one is required, the Company must provide the FDA with documentation from the medical device regulatory authority of the country in which the purchaser is located, stating that the device has the approval of the country. In addition, the FDA must find that exportation of the device is not contrary to the public health and safety of the country in order for the Company to obtain the permit.

  In addition to domestic regulation of medical devices, the Company's current products and its products under development are subject to corresponding regulations governing safety processes, manufacturing processes and quality in foreign jurisdictions in which it operates or such products are sold. The sale of the fetal cell screening system under development may be materially affected by the policies of regulatory bodies or the domestic politics of the countries involved. There can be no assurance that an early prenatal screening test for genetic disorders will not be prohibited or restricted in some jurisdictions. In addition, FDA export permits may be required for shipment of the Company's fetal cell screening system under development to certain foreign countries. Failure to comply with applicable regulatory requirements can, among other consequences, result in fines, injunctions, civil penalties, suspensions or loss of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. In addition, future governmental regulations may be established that could prevent or delay regulatory approval of the Company's products. The regulation of medical devices in a number of such jurisdictions continues to develop and there can be no assurance that new laws or regulations will not have a material adverse effect on the Company's business. The European Community and its member countries currently are imposing more substantial regulation on in vitro diagnostic devices and equipment-like medical devices, and such regulation may affect the Company's current products and products under development.

  Delays in receipt of clearances or approvals to market its products, failure to receive these clearances or approvals, the loss of previously received clearances or approvals or the determination that 510(k) clearance, pre-market approval or other approval is required for a product being marketed without such clearance or approval could have a material adverse effect on the Company's business, financial condition and results of operations.

  In addition, the Company's current products and the prenatal screening system under development could be affected by the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"), which are intended to ensure the quality and reliability of medical testing in the United States regardless of where tests are performed. CLIA or regulations thereunder could negatively affect the Company's ability to market its products.

  The Company is also required to register as a medical device manufacturer with the FDA and state agencies, such as the California Department of Health Services ("CDHS") and to list its products semi-annually. Marketed devices are subject to pervasive and continuing regulatory oversight by the FDA and other agencies, including record-keeping requirements and reporting of adverse experiences with the use of the device. Device manufacturers are required to register their establishments and list their devices with the FDA and certain state agencies and are subject to periodic inspections by the FDA and CDHS. The Federal Food, Drug and Cosmetic Act requires that medical devices be manufactured in accordance with the FDA's GMP regulation. This regulation requires, among other things, that (i) the manufacturing process be regulated, controlled and documented by the use of written procedures, and (ii) the ability to produce devices which meet the manufacturer's specifications be validated by extensive and detailed testing of every aspect of the process. The regulation also requires investigation of any deficiencies in the manufacturing process or in the products produced and detailed record keeping. Manufacturing facilities are subject to FDA inspection on a periodic basis to monitor compliance with GMP requirements. If violations of the applicable regulations are noted during FDA inspections of manufacturing facilities, the FDA can prohibit further manufacturing, distribution and sale of the devices until the violations are cured. On October 7, 1996, the FDA published a revision of its GMP requirements, incorporating them into a new regulation called the quality system ("QS") regulation. The QS regulation requires, among other things, pre-production design controls, purchasing controls, and maintenance of service records. The QS regulation is effective June 1, 1997, except that the FDA has stated that as long as manufacturers are taking reasonable steps to come into compliance with the design control requirements, the FDA will not initiate action (including enforcement cases) based on a failure to comply with these requirements before June 1, 1998. Once in effect, the QS regulation is expected to increase the cost of complying with FDA GMP and related requirements. Other applicable requirements include the FDA's medical device (manufacturer) reporting regulation, which requires that the device manufacturer provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of its marketed devices, as well as product malfunctions that would likely cause or contribute to a death or serious injury if the malfunction were to recur.

  Labeling, advertising and promotional activities for investigational and marketed devices are subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. The FDA enforces statutory prohibitions against promoting or marketing products for unapproved uses.

  The Company is also subject to other federal, state, local and foreign laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, including but not limited to the requirements of the CLIA. The extent of government regulation that might result from any future legislation or administrative action cannot be accurately predicted. Failure to comply with any federal or state regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

THIRD-PARTY REIMBURSEMENT AND HEALTH CARE REFORM

  In the United States, the Company's products are purchased primarily by medical institutions which then bill various Third-Party Payors, such as Medicaid, other government programs and private insurance plans, for the health care services provided to their patients. Third-Party Payors may deny reimbursement if they determine that the device used in a treatment was unnecessary, inappropriate, experimental or investigational, used for a non-approved indication, or not cost-effective and typically do not reimburse for devices used for research and investigational purposes. Accordingly, physicians must determine that the clinical benefits of genetic screening procedures justify additional cost. The market for the Company's current cytogenetic products could be adversely affected by changes in governmental and private third-party payors' policies and the market for the Company's fetal cell screening system under development could be materially adversely effected by the failure of governmental and Third-Party Payors adopting policies to reimburse health care providers for the use of the Company's fetal cell screening system under development. The unavailability of third-party coverage or the inadequacy of the reimbursement for medical procedures using the Company's products would adversely affect the Company's business, financial condition and results of operations. In both the United States and internationally, Third-Party Payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that reimbursement for the procedures using the Company's products will be available or, if currently available, will continue to be available, or that future reimbursement policies of payors will not adversely affect the Company's ability to sell its products on a profitable basis. In addition, there can be no assurance that third-party reimbursement will be available for diagnostic procedures based on the Company's prenatal screening system under development.

  The levels of revenues and profitability of medical device companies may be affected by the continuing efforts of governmental and Third-Party Payors to contain or reduce the costs of health care through various means. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement government regulation of health care costs. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payers for health care goods and services may take in response to any health care reform proposals or legislation. The Company cannot predict the effect health care reforms may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that such proposals or reforms have a material adverse effect on the business, financial condition and profitability of the clinical and research laboratories, hospitals and other institutions that comprise the Company's customer base, the Company's business, financial condition and results of operations could be adversely affected.

PRODUCT LIABILITY AND INSURANCE

  The Company's business may involve the risk of product liability claims, including those relating to inaccurate results from its screening products. Although the Company has not experienced any product liability claims to date, any such claims could have a material adverse impact on the Company. The Company maintains product liability insurance at coverage levels which it deems commercially reasonable; however, there can be no assurance that product liability or other claims will not exceed such insurance coverage limits or that such insurance will continue to be available on commercially acceptable terms, or at all. The Company intends to evaluate, depending on the circumstances that exist at the time, whether or not to obtain any additional product liability insurance coverage prior to the time that the Company engages in any extensive marketing of its fetal cell screening system under development. Even if the Company obtains additional product liability insurance, there can be no assurance that it would prove adequate or that a product liability claim, insured or uninsured, would not have a material adverse effect on the Company's business, financial condition and results of operations. Even if a product liability claim is not successful, the time and expense of defending against such a claim may adversely affect the Company's business, financial condition and results of operations.

EMPLOYEES

  As of June 30, 1996, the Company had 85 employees, of whom 32 were involved in research and development, 9 in manufacturing and manufacturing engineering, 30 in sales, marketing and customer service and 14 in finance and administration. As of June 30, 1996, 38 of the employees were based in the United Kingdom, 41 in the United States, 4 in Israel, and 2 in France. A total of 12 employees hold Ph.Ds, and 2 employees are M.D.s. The Company's employees include trained cytogeneticists to specify, support and sell its product range. The Company believes that its relationship with its employees is good.

FACILITIES

  In the United States, Applied Imaging leases an approximately 14,000 square foot facility in Santa Clara, California, under a lease which terminates in April 1997. The Company also leases an approximately 2,700 square foot facility in Pittsburgh, Pennsylvania, under a lease which terminates in July 1999. In the United Kingdom, Applied Imaging International Ltd. leases an approximately 10,000 square foot facility in Sunderland, which lease terminates in June 1998. In Israel, Applied Imaging Ltd. leases an approximately 1,500 square foot facility near Tel Aviv under a short-term lease arrangement. The Company believes that its facilities are adequate to meet its requirements through mid-1997.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

  As of October 15, 1996, the executive officers, directors and key employees of the Company are as follows:

  NAME                      AGE                    POSITION
  ----                      ---                    --------
Executive Officers and
 Directors
  Abraham I. Coriat (1)      48 Chief Executive Officer and Chairman of the
                                 Board of Directors
  Michael W. Burgett, Ph.D.  51 President, Genetic Diagnostics Division
  Leslie G. Grant, Ph.D.     43 President and Chief Operating Officer,
                                 Cytogenetics Division
  Neil E. Woodruff           50 Chief Financial Officer and Secretary
  John F. Blakemore, Jr.     56
   (1)(2)                       Director
  Michael S. Elias (1)       36 Director
  Gilbert J.R. McCabe (2)    51 Director
  Thomas C. McConnell (2)    42 Director
  Andre F. Marion            60 Director
  Robert C. Miller           30 Director
  G. Kirk Raab               60 Director
Key Employees
  Alex Saunders, M.D.        65 Chief Scientist and Medical Director
  Simon B. Goldbard, Ph.D.   44 Director of Product Development
  Paddy O'Kelly              38 Director of Engineering
  Paul H. Hardiman           50 Manager of Regulatory Affairs and Quality
                                 Assurance

--------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

  ABRAHAM I. CORIAT the founder of the Company, has been with the Company since 1986. He is Chief Executive Officer and Chairman of the Board. From 1981 to 1986, he served as Business Area Manager and Engineering Manager for International Imaging Systems in their medical and industrial imaging divisions. Mr. Coriat has 23 years of experience in the imaging and medical industry, including various senior engineering positions in England, Belgium and Italy. He holds an Electrical Engineering degree from INSA (Institut National de Sciences Appliquees), France.

  MICHAEL W. BURGETT PH.D., joined the Company as President of the Genetic Diagnostics Division in February 1996. Dr. Burgett has 23 years of experience in the medical diagnostics industry, including 14 years in senior management positions. From 1987 to 1996, Dr. Burgett held various general management, operations and product development positions with Ortho Diagnostic System Inc., a Johnson & Johnson Company, most recently acting as Vice President and General Manager of their blood bank business. Prior to that, Dr. Burgett held various research and development and program management positions with SmithKline Beckman, Inc., International Diagnostics Technology, Inc., and BioRad Laboratories, Inc. Dr. Burgett holds a B.A. and an M.A. in Biology from San Francisco State University and a Ph.D. in Chemistry from the University of Texas at Austin.

  LESLIE G. GRANT PH.D., has been President and Chief Operating Officer of the Company's Cytogenetics Division since February 1992. He joined the Company in October 1991 as Managing Director of Applied Imaging International Ltd. From 1980 to 1991, Dr. Grant held various general management and senior engineering positions with GEC-Marconi. Dr. Grant has 20 years experience in the instrumentation and medical industry, including 11 years in senior management positions. Dr. Grant holds a B.S. in Mathematics and a Ph.D. in Mathematics and Electronic Engineering from the University of Hull, United Kingdom.

  NEIL E. WOODRUFF has served as Chief Financial Officer of the Company since April 1990 and Secretary since 1993. Mr. Woodruff has 25 years experience in finance and the high technology industry. From 1983 to 1990, Mr. Woodruff held various financial and general management positions with General Signal Corp. Prior to that, Mr. Woodruff held various finance posts with Epitaxy, Inc., National Semiconductor and General Instrument Corp. Mr. Woodruff holds a B.S. in Finance from the University of Santa Clara.

  JOHN F. BLAKEMORE, JR. has been a director of the Company since December 1987. Since 1987 he has been an independent investor and consultant. At present he is also a director, Vice President and CFO of Pro-Log Corp., an industrial computer company. From 1979 to 1987 he worked for Compumotor Corp., a company he co-founded. Prior to that, he held three general management positions including Vice President of Wells Fargo Investment Co. Mr. Blakemore holds a B.S. in Mechanical Engineering and an M.B.A. from Stanford University.

  MICHAEL S. ELIAS became a director of the Company in April 1988. From 1987 to 1995, Mr. Elias was a director of Thompson Clive Inc., an investment advisor to Thompson Clive Ventures and Thompson Clive Ventures (L.P.). He is currently a director of Thompson Clive & Partners Limited and Thompson Clive (Jersey) Limited, the manager of Thompson Clive Ventures. Mr. Elias holds an A.B. in Biological Anthropology from Harvard University and an M.S. in Neurobiology from Cambridge University in Great Britain. He currently serves as a member of the Board of Directors of Applied Osteo Systems, Inc., Com'X S.A., Esker S.A., Sorediv S.A. and Alpha-MOS S.A.

  GILBERT J.R. MCCABE has been a director of the Company since July 1992. Mr. McCabe has been an independent advisor for the past four years to international investment partnerships investing in start-up companies in North America, Europe and Asia. For the previous 20 years he was a Vice President with Citicorp, where he served in the United States, Asia and Europe working with international investors. He holds an M.A. in Humanities from Oxford University.

  THOMAS C. MCCONNELL became a director of the Company in August 1990. Mr. McConnell has been with New Enterprise Associates, a venture capital investment firm since 1983 where he has been a General Partner since 1989. Previously, he was a Product Manager in the Lisa Division of Apple Computer, Inc. and a consultant with the Boston Consulting Group. He received an A.B. in Engineering Science from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business. Mr. McConnell serves on the Board of Directors of CardioThoracic Systems, Inc., Conceptus, Inc., Sequana Therapeutics, Inc., Innovasive Devices and a number of private companies.

  ANDRE F. MARION has been a director of the Company since November 1995. Mr. Marion was a founder of Applied Biosystems, Inc., a supplier of instruments for biotechnology research, and served as its Chief Operating Officer from 1983 to 1986, its Chief Executive Officer from 1986 to 1993, and its Chairman of the Board from 1987 to February 1993, when it merged with the Perkin Elmer Corporation, a manufacturer of analytical instruments. Mr. Marion served as Vice President of Perkin Elmer and President of its Applied Biosystems Division until his retirement in February 1995. Mr. Marion holds a degree in engineering from the French Ecole Nationale Superieures d'Ingenieurs Arts et Metiers in both Mechanical and Electronic Engineering. Mr. Marion is an independent consultant and also a director of Cygnus Corporation and Molecular Devices Inc.

  ROBERT C. MILLER has been a director of the Company since November 1995. He is a Vice President and Director of the investment banking firm of Allen & Company Incorporated and has been associated with the firm since June 1986. Mr. Miller received his B.A. from Williams College and his M.B.A. from the Leonard N. Stern School of Business, New York University. Mr. Miller is a director of Envirogen, Inc., Audits & Surveys Worldwide, Inc., and Mediscience Technology Corp., as well as a director of a number of private companies.

  G. KIRK RAAB became a director of the Company in 1996. Mr. Raab was President and Chief Operating Officer from 1985 to 1989 and President and Chief Executive Officer from 1990 to July 1995 of Genentech Inc., a pharmaceutical company. He was with Abbott Laboratories from 1975 to 1985, serving as President and Chief Operating Officer from 1981 to 1985. He is currently Chairman of the Board of Shaman Pharmaceuticals, Inc. and Connective Therapeutics, Inc., and a director of a number of private companies. He received his B.A. from Colgate University, where he serves as a Trustee.

  ALEX SAUNDERS M.D., has been Chief Scientist and Medical Director of the Company since April 1993. Dr. Saunders is the founder and President of Chronomed, Inc., a medical device company, where he was employed from 1986 to 1993. Prior to this, he was Director of Clinical Cytometry Systems for Becton Dickinson, Vice President of Research and Development and Medical Affairs at Geometric Data, a division of SmithKline Beckman, and Medical Director and Technical Director at Technicon Corporation. Dr. Saunders has concentrated on blood cell separation methods for the past ten years. Prior to this, he taught pathology for eight years at Stanford University School of Medicine. Dr. Saunders holds a B.A. from Stanford University and an M.D. from University of British Columbia.

  SIMON B. GOLDBARD PH.D., became a Director of Product Development of the Company in 1994. From 1991 to 1994, Dr. Goldbard was Director of Research at MediGene Corp., a clinical genetic testing company. Prior to this, he held various research and development positions at Lifecode Division of Quantum Chemical Inc., Genet Corp. and Enzo Biochemical Inc. He has 11 years of biotechnology research and product development experience. Dr. Goldbard holds a B.S. in Microbiology from the National University of Mexico and a Ph.D. in Immunobiology from Iowa State University.

  PADDY O'KELLY has been Director of Engineering of the Company since June 1992 with responsibilities in both the United States and United Kingdom facilities for the engineering of the Company's cytogenetic product line. From 1982 to 1992, he held several positions with the Simulation Division of GEC-Marconi, a computing and imaging systems company. He holds a B.S. in Mathematics from Imperial College, University of London.

  PAUL H. HARDIMAN has been the Manager of Regulatory Affairs and Quality Assurance of the Company since May, 1994. From 1992 through 1994 Mr. Hardiman was employed with Chiron Corporation as Manager of Diagnostic Quality Control. He has 15 years of medical diagnostics experience, holding various positions in product development, quality control/quality assurance and regulatory compliance (domestic and international). He holds a B.Sc. in Biochemistry, Botany and Zoology from the University College, Dublin, Ireland and a M.S. in Molecular Genetics from the Michigan Technological University.

EMPLOYMENT AGREEMENTS

  Under the terms of a letter dated August 12, 1991 (the "Letter Agreement") setting forth the terms of Leslie G. Grant's employment with the Company, the Company has agreed to provide Dr. Grant, in addition to an annual salary and bonus, medical insurance, vacation time, mortgage interest payments on a new residence purchased by Dr. Grant in connection with his move from Scotland to England and an option to purchase 45,000 shares of the Company's Common Stock, upon a change in control of the Company, with accelerated vesting of Dr. Grant's option. In February 1996, the Letter Agreement was amended (the "Amendment"). The Amendment contains a confidential nondisclosure provision that restricts Dr. Grant's ability to disclose the Company's proprietary information to third parties and a noncompetition provision that temporarily restricts Dr. Grant's ability to indirectly complete with the Company following Dr. Grant's termination from the Company.

  Under the terms of a letter dated January 20, 1996 setting forth the terms of Michael Burgett's employment with the Company, the Company has agreed to provide Dr. Burgett, in addition to an annual salary and bonus, medical insurance, vacation time and an option to purchase 70,000 shares of the Company's Common Stock at an exercise price of $1.80 per share, with (i) reimbursements for relocation expenses incurred by Dr. Burgett in connection with his move from New Jersey to California up to a maximum of $70,000, (ii) a severance payment equal to six times Dr. Burgett's then existing monthly salary in the event his employment is terminated by the Company and (iii) upon a change in control of the Company, accelerated vesting of Dr. Burgett's option.

BOARD COMPOSITION

  The Company currently has authorized eight directors. In accordance with the terms of the Company's Restated Certificate of Incorporation, effective upon the closing of this offering, the terms of office of the Board of Directors will be divided into three classes; Class I, whose term will expire at the annual meeting of stockholders to be held in 1997; Class II, whose term will expire at the annual meeting of stockholders to be held in 1998; and Class III, whose term will expire at the annual meeting of stockholders to be held in 1999. The Class I directors are Michael S. Elias, Thomas C. McConnell and Gilbert J. R. McCabe, the Class II directors are John F. Blakemore, Jr., Robert C. Miller and G. Kirk Raab, and the Class III directors are Abraham I. Coriat and Andre F. Marion. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, the Company's Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company.

  Each officer is elected by and serves at the discretion of the Board of Directors. Each of the Company's officers and directors, other than nonemployee directors, devote substantially full time to the affairs of the Company. The Company's nonemployee directors devote such time to the affairs of the Company as is necessary to discharge their duties. There are no family relationships among any of the directors, officers or key employees of the Company.

BOARD COMMITTEES

  The Audit Committee of the Board of Directors reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent accountants. The members of the Audit Committee are Messrs. John F. Blakemore, Jr., Michael S. Elias and Abraham I. Coriat. The Compensation Committee of the Board of Directors reviews and recommends to the Board the compensation and benefits of all officers of the Company and establishes and reviews general policies relating to compensation and benefits of employees of the Company. The members of the Compensation Committee are Messrs. Thomas C. McConnell, Gilbert J. R. McCabe and John F. Blakemore.

DIRECTOR COMPENSATION

  Gilbert J. R. McCabe, G. Kirk Raab, John F. Blakemore, and Andre F. Marion receive $800 per meeting attended, and all Directors receive reimbursement of travel expenses from the Company for their service as members of the Board of Directors. Under the Company's Director Option Plan, each director who is not also an employee or consultant of the Company (an "Outside Director") will automatically receive an option to purchase 5,000 shares of Common Stock upon joining the Board of Directors or, in the case of current Outside Directors, upon re-election to the Board of Directors at the first annual meeting of the stockholders following this offering. Thereafter, each Outside Director who has served on the Board of Directors for at least six months shall receive an option to acquire 5,000 shares of Common Stock on the date of each of the Company's annual meetings of stockholders, provided such Outside Director is re-elected. Each option granted under the Director Option Plan will become exercisable ratably over a four-year period.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth the information for the years ended December 31, 1993, 1994 and 1995 regarding the compensation of the Company's Chief Executive Officer and each of the Company's two other most highly compensated executive officers whose total annual salary and bonus for such fiscal years were in excess of $100,000 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                         ANNUAL COMPENSATION                   AWARDS
                                  ----------------------------------------- ------------
                                                                             SECURITIES
                                                             OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)        COMPENSATION($)   OPTIONS     COMPENSATION($)
---------------------------  ---- --------- --------        --------------- ------------  --------------
Abraham I. Coriat........    1993 $120,000  $30,000(1)          $   --             --         $2,400(2)
 Chief Executive Officer     1994  140,000   37,500(3)              --             --          7,950(4)
  and Chairman of the
  Board
                             1995  147,000   37,500(5)              --             --          8,373(6)
Leslie G. Grant, Ph.D....    1993   89,400       --             36,706(7)      10,000(8)      16,351(9)
 President, and Chief        1994   92,256   17,298(3)          13,172(10)         --         17,079(11)
  Operating
 Officer Cytogenics Divi-    1995  102,570   39,450(5)(12)          --             --         16,197(13)
  sion
Neil E. Woodruff.........    1994   92,524   23,200(3)(14)          --             --          4,133(15)
 Chief Financial Officer     1995   98,000   15,000(5)              --         10,000(16)      4,465(17)
  and Secretary

--------
 (1) Consists of bonuses earned during the year ended December 31, 1993 but paid in the year ended December 31, 1994.

 (2) Consists of amounts contributed to the Company's retirement plan.

 (3) Consists of bonuses earned during the year ended December 31, 1994 but paid in the year ended December 31, 1995.

 (4) Consists of $4,000 contributed to the Company's retirement plan and $3,950 in insurance premiums paid by the Company on behalf of Mr. Coriat.

 (5) Consists of bonuses earned during the year ended December 31, 1995 and paid in the year ending December 31, 1996.

 (6) Consists of $4,392 contributed to the Company's retirement plan and $3,981 in insurance premiums paid by the Company on behalf of Mr. Coriat.

 (7) Consists of a mortgage interest reimbursement paid by the Company to Dr. Grant.

 (8) One-fourth (1/4) of the shares subject to the option became exercisable on each of October 1, 1993, October 1, 1994 and October 1, 1995. The remaining one-fourth ( 1/4) of the shares subject to the option shall be exercisable on October 1, 1996, based upon Dr. Grant's continued relationship with the Company.

 (9) Consists of $9,387 contributed to a private pension scheme, $5,468 paid by the Company for operating expenses of a car leased by the Company and used by Dr. Grant and $1,496 in insurance premiums paid by the Company on behalf of Dr. Grant.


(10) Consists of a mortgage reimbursement paid by the Company to Dr. Grant.

(11) Consists of $9,687 contributed to a private pension scheme, $5,784 paid by the Company for operating expenses of a car leased by the Company and used by Dr. Grant and $1,608 in insurance premiums paid by the Company on behalf of Dr. Grant.

(12) Does not include the Board's currently outstanding offer to pay a bonus to Dr. Grant equal to $81,000 solely for the purpose of exercising his stock option to purchase 45,000 shares of Common Stock at $1.80.

(13) Consists of $9,941 contributed to a private pension scheme, $4,500 paid by the Company for operating expenses of a car leased by the Company and used by Dr. Grant and $1,756 in insurance premiums paid by the Company on behalf of Dr. Grant.

(14) Consists of bonus earned during the year ended December 31, 1994 but paid in the year ended December 31, 1995. Consists of $10,000 paid in cash and $13,200 as payment of the exercise price on certain options granted to Mr. Woodruff.

(15) Consists of $2,658 contributed to the Company's retirement plan and $1,475 in insurance premiums paid by the Company on behalf of Mr. Woodruff.

(16) One-fourth (1/4) of the shares subject to the option became exercisable on October 24, 1995. One-fourth of the shares subject to the option shall become exercisable at the end of each full year following October 24, 1995 until all such shares have become exercisable, based upon Mr. Woodruff's continued relationship with the Company.

(17) Consists of $2,926 contributed to the Company's retirement plan and $1,539 in insurance premiums paid by the Company on behalf of Mr. Woodruff.

  Option Grants in Last Fiscal Year. The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1995 to each of the Named Executive Officers:

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1995

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                                                                    ANNUAL RATES OF
                                                                                      STOCK PRICE
                                                                                   APPRECIATION FOR
                                            INDIVIDUAL GRANTS                       OPTION TERM (4)
                         ------------------------------------------------------- ---------------------
                           NUMBER OF      PERCENT OF
                           SECURITIES   TOTAL OPTIONS
                           UNDERLYING   GRANTED DURING
                            OPTIONS         FISCAL     EXERCISE PRICE EXPIRATION
      NAME               GRANTED (#)(1)  1995 (%) (2)    ($/SH) (3)      DATE      5% ($)    10% ($)
      ----               -------------- -------------- -------------- ---------- ---------- ----------
Abraham I. Coriat.......         --            --%         $  --            --   $       -- $       --
Leslie G. Grant, Ph.D...         --            --             --            --           --         --
Neil E. Woodruff........     10,000          15.0           1.80       4/27/05       11,320     28,687

--------
(1) Options were granted under the Company's Amended and Restated 1988 Incentive Stock Option Plan and generally vest over four years from the date of commencement of employment.

(2) Based on an aggregate of 66,500 options granted by the Company in the year ended December 31, 1995 to employees of and consultants to the Company, including the Named Executive Officers.

(3) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.

(4) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

  Option Exercises in Last Fiscal Year and Fiscal Year End Option Values. The following table sets forth the information with respect to stock option exercises during the year ended December 31, 1995 by each of the Named Executive Officers, and the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1995:

        AGGREGATE OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 1995 AND
                      OPTION VALUES AT DECEMBER 31, 1995

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                      OPTIONS AT          IN-THE-MONEY OPTIONS AT
                            SHARES     VALUE     DECEMBER 31, 1995 (#)   DECEMBER 31, 1995 ($) (1)
                         ACQUIRED ON  REALIZED ------------------------- -------------------------
          NAME           EXERCISE (#)   ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ------------ -------- ----------- ------------- ----------- -------------
Abraham I. Coriat.......                             --           --            --          --
Leslie G. Grant, Ph.D...        --         --    45,000            0       234,000           0
                                --         --     7,500        2,500        39,000      13,000
Neil E. Woodruff........    40,000     58,800        --           --            --          --
                                           --     2,500        7,500        13,000      39,000

--------

(1) Based on a value of $7.00 per share, the assumed initial public offering price, minus the per share exercise price, multiplied by the number of shares underlying the option.

INCENTIVE STOCK PLANS

  Amended and Restated 1988 Incentive Stock Option Plan. The Company's Amended and Restated 1988 Incentive Stock Option Plan (the "1988 Option Plan") was adopted by the Board of Directors in October 1988 and approved by the stockholders in October 1989. As of June 30, 1996, 497,250 shares were subject to outstanding options at exercise prices ranging from $0.15 to $3.00 per share and 632,113 shares were available for future grant under the 1988 Option Plan. In June 1996 the Board of Directors approved an increase of 450,000 shares available for grant under the 1988 Option Plan subject to approval of the stockholders within twelve months of the approval by the Board of Directors. The purposes of the 1988 Option Plan are to attract and retain qualified personnel, to provide additional incentives to employees, officers and consultants of the Company and to promote the success of the Company's business. Pursuant to the 1988 Option Plan, the Company may grant options which qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and directors who are employees) and nonqualified stock options to employees, officers, directors and consultants.

  The Compensation Committee is authorized to administer the 1988 Option Plan, including the selection of the employees, directors and consultants of the Company to whom stock options may be granted and the interpretation and adoption of rules for the operation of the 1988 Option Plan. Options granted under the 1988 Option Plan generally become exercisable at the rate of 25% of the shares one year from the grant date and approximately 25% of the shares at the end of each one-year period thereafter such that the option is fully exercisable four years from the grant date. However, the vesting schedule is subject to modification by the Board of Directors. The maximum term for options granted under the 1988 Option Plan is ten years, except that if at the time of the grant the optionee possesses more than 10% of the combined voting power of the Company or is an affiliate (as defined in the Code) of the Company (a "10% Stockholder"), the maximum term of an option is five years. The exercise price of incentive stock options granted to a 10% Stockholder must be at least 110% of the fair market value of the stock subject to the option on the date of grant. The exercise price of nonqualified stock options granted under the 1988 Option Plan must be at least 85% of the fair market value of the stock subject to the option on the date of grant. Payment of the exercise price may be made by cash, promissory note or other consideration as determined by the Board of Directors. The 1988 Option Plan may be amended at any time by the Board of Directors, although certain amendments would require stockholder approval. The 1988 Option Plan will terminate in 1998, unless earlier terminated by the Board of Directors.

  1994 Director Option Plan. The Company's 1994 Director Option Plan (the "Director Plan") was adopted by the Board of Directors and approved by the stockholders in February 1994. As of March 31, 1996, 50,000 shares of Common Stock were reserved for issuance under the Director Plan. In June 1996, the Board of Directors approved an increase of 70,000 shares of Common Stock available for grant under the Director Plan subject to approval by the stockholders within twelve months of Board of Directors approval of such increase. Each non-employee director who becomes a director after the date of this Prospectus will be automatically granted a nonstatutory option to purchase 5,000 shares of Common Stock on the date on which such person first becomes a director or in the case of current non-employee directors, upon re-election to the Board of Directors at the first annual meeting of the stockholders following this offering. Thereafter, each non-employee director who has served on the Board of Directors for at least six months shall receive an option to acquire 5,000 shares of Common Stock on the date of each of the Company's annual meetings of the stockholders, provided such nonemployee director is re-elected. Each option granted under the Director Plan will become exercisable ratably over a four-year period. In the event of a change in control of the Company, including a merger or sale of substantially all of the Company's assets, outstanding options must be assumed by any successor corporation, or they will become fully vested and exercisable. The exercise price of all options granted under the Director Plan after the date of this Prospectus will be equal to the fair market value of the Common Stock on the date of grant. Each option grant under the Director Plan will vest on a cumulative yearly basis over a four-year period. All such options will expire ten years from the date of grant unless terminated sooner pursuant to the provisions of the Director Plan. The Board of Directors may amend the Director Plan at any time. The Director Plan will terminate in February 2004. No options have been granted under the Director Plan to date.

  Employee Stock Purchase Plan. The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors in June 1996 and it is anticipated that the Purchase Plan will be approved by the stockholders prior to the closing of this offering. The Purchase Plan is intended to qualify under Section 423 of the Code. The Company has reserved 200,000 shares of Common Stock for issuance under the Purchase Plan. Under the Purchase Plan, an eligible employee may purchase shares of Common Stock from the Company through payroll deductions of up to 10% of his or her compensation, at a price per share equal to 85% of the lower of (i) the fair market value of the Company's Common Stock on the first day of an offering period under the Purchase Plan or (ii) the fair market value of the Common Stock on the last day of an offering period. Except for the first offering period, each offering period will last for six months and will commence the first day on which the national stock exchanges and The Nasdaq Stock Market are open for trading, on or after May 1 and November 1 of each year. The first offering period will begin upon the effective date of this offering and will end on April 30, 1997. Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year is eligible to participate in the Purchase Plan. No shares have been purchased under the Purchase Plan to date.

EMPLOYEE RETIREMENT PLANS

  United States. In January 1994, the Company implemented a Retirement Savings and Investment Plan that is intended to qualify under Section 401(k) of the Code (the "401(k) Plan") covering all of the Company's United States based employees who have completed three months of service and have attained age 21. An employee may elect to defer, in the form of contributions to the 401(k) Plan on his or her behalf, up to 15% of the total compensation that would otherwise be paid to the employee, not to exceed the amount allowed by applicable Internal Revenue Service guidelines. The Company will match 100% of amounts deferred by the employee participants up to 3% of such employee's total compensation and such matching amounts vest over a three year period from the initial participation date. During 1994 and 1995, the Company made contributions to the 401(k) Plan totalling approximately $38,000 and $51,000, respectively, and during 1993 the Company contributed $18,000 to a predecessor plan. Contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan. Contributions by the Company are deductible by the Company when made.

  United Kingdom. The Company's United Kingdom based employees are covered by retirement savings plans (the "International Retirement Plans"). Under such plans, an employee may elect to make contributions of 3.5% of such employee's earnings. Amounts contributed by the Company range from 5.5% to 10.5% of such employee's earnings. During 1993, 1994 and 1995, the Company paid or accrued contributions to the International Retirement Plans totaling $83,000, $60,000 and $43,000, respectively. Contributions by employees or by the Company to the International Retirement Plans, and income earned on plan contributions, are not taxable to employees until withdrawn from such plans. Contributions by the Company are deductible by the Company when made.

                             CERTAIN TRANSACTIONS

  In August 1993, the Company issued and sold 1,016,407 shares of Series I Preferred Stock at a purchase price of $5.25 per share to a total of 33 investors. The 5% stockholders that purchased shares of Series I Preferred Stock and the number of shares each 5% stockholder purchased are (i) Allen & Company Incorporated and affiliates, 339,300 shares, (ii) New Enterprise Associates V, Limited Partnership, 11,905 and (iii) the Thompson Clive Funds, 9,524 shares. In connection with the Series I Preferred Stock Financing, the Company issued to Allen & Company Incorporated a warrant to purchase 140,000 shares of the Company's Common Stock at a purchase price of $5.25 per share and the Company paid to Allen & Company Incorporated a placement agent fee in the amount of $252,504.

  In connection with Dr. Grant's relocation from Edinburgh, Scotland to Sunderland, England, the Company initially agreed to pay the mortgage interest payments on Dr. Grant's new residence while Dr. Grant sought to sell his prior residence. Mortgage interest payments made by the Company pursuant to this arrangement totalled $21,263 and $36,706 in 1992 and 1993, respectively. In March 1994, this arrangement was replaced as the Company purchased Dr. Grant's former Edinburgh residence for $262,500 by obtaining a new mortgage on the residence and discontinued payment of mortgage interest on his new residence. The Company has incurred and expects to continue to incur reduced interest costs as a result of this transaction.

  In July and September 1995, the Company issued and sold 1,106,217 shares of Series J Preferred Stock at a purchase price of $4.25 per share and issued warrants for the purchase of 368,734 shares of the Common Stock at a purchase price of $5.25 per share to a total of 30 investors pursuant to the terms of the Series J Preferred Stock and Warrant Purchase Agreement. The 5% stockholders that purchased shares of Series J Preferred Stock and the number of shares each 5% stockholder purchased are (i) Allen & Company Incorporated and affiliates, 524,038 and (ii) New Enterprise Associates V, Limited Partnership, 176,332. Allen & Company Incorporated and affiliates and New Enterprise Associates V, Limited Partnership were issued warrants to purchase 174,678 and 58,777 shares of Common Stock, respectively. In addition, pursuant to the terms of the Series J Preferred Stock and Warrant Purchase Agreement, the Company issued to Allen & Company Incorporated a warrant to purchase 140,000 shares of Common Stock at a purchase price of $4.25 per share in exchange for the warrant to purchase 140,000 shares of Common Stock at a purchase price of $5.25 per share issued to Allen & Company Incorporated pursuant to the Series I Preferred Stock Financing. Additionally, the Company paid to Allen & Company Incorporated a placement agent fee in the amount of $238,307.

  In January 1996, the Company paid the sum of $77,666 to a former officer of the Company in connection with a severance agreement.

  In January 1996, the Company granted Dr. Grant an option to purchase 35,000 shares of the Company's Common Stock at an exercise price of $1.80 per share. One-fourth of the shares subject to the option shall become exercisable at the end of each full year following January 15, 1996 until all such shares have become exercisable, based upon Dr. Grant's continued relationship with the Company.

  In March 1996, the Company granted an option to Michael W. Burgett, President, Genetic Diagnostics Division of the Company, to purchase 70,000 shares of Common Stock at an exercise price of $1.80 per share. One-fourth of the shares subject to the option shall become exercisable at the end of each full year following March 28, 1996, until all such shares have become exercisable, based upon Dr. Burgett's continued relationship with the Company.

  In March 1996, the Company granted options to certain non-employee members of the Board of Directors exercisable at $1.80 per share. The following directors were granted options to acquire the following number of shares of Common Stock: Mr. Raab, 35,000; Mr. Marion, 20,000; Mr. Blakemore, 20,000; Mr. McConnell, 5,000; Mr. Elias, 5,000; Mr. McCabe, 5,000; and Mr. Miller, 5,000. One-fourth of the shares subject to each of these options shall become exercisable at the end of each full year following March 28, 1996, until all such shares have become exercisable.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of June 30, 1996, and as adjusted to reflect the sale of Common Stock offered by the Company hereby for
(i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each executive officer named in the summary compensation table and (iv) all directors and officers as a group.

                                                           PERCENT OF TOTAL
                                                 SHARES    -----------------
                                              BENEFICIALLY  BEFORE   AFTER
              NAME AND ADDRESS                   OWNED     OFFERING OFFERING
              ----------------                ------------ -------- --------
Individuals and Entities Affiliated with       1,704,972     31.2%    24.0%
 Allen Holding Inc.(1).......................
 711 Fifth Avenue
 New York, NY 10022
Entities Affiliated with Thompson Clive          706,077     13.8%    10.4%
 Ventures/Midland Bank Trustee...............
 (Jersey) Ltd. (2)
 c/o Midland Bank International Finance
  Corporation Limited
 P.O. Box 26
 28-34 Hill Street.
 St. Helier, Jersey, Channel Islands
Entities Affiliated with New Enterprise          679,756     13.2%    12.0%(11)
 Associates (3)..............................
 2490 Sand Hill Road
 Menlo Park, CA 94025
CV Sofinnova Ventures Partners II (4)........    283,266      5.5%     4.3%(12)
 c/o Alix Marduel, M.D.
 Stuart Tower, Suite 2630
 San Francisco, CA 94105
Michael S. Elias (2).........................    706,077     13.8%    10.4%
Robert C. Miller (1).........................  1,704,972     31.2%    24.0%
Abraham I. Coriat (5)........................    464,568      9.1%     6.9%
Thomas C. McConnell (3)......................    679,756     13.2%    12.0%(11)
John F. Blakemore, Jr. (6)...................     79,262      1.5%     1.2%
Gilbert J.R. McCabe (7)......................     63,571      1.2%      *
G. Kirk Raab.................................        --        *        *
Andre Marion (8).............................      6,269       *        *
Leslie G. Grant, Ph.D. (9)...................     52,500      1.0%      *
Neil E. Woodruff (10)........................     45,000       *        *
All executive officers and directors as a
 group
 (11 persons) (1)(2)(3)(5)(6)(7)(8)(9)(10)...  3,801,975     68.0%    52.5%(11)

--------
  * Less than 1%.

 (1) Consists of 198,678 shares and warrants to purchase 179,216 shares held by Allen & Company Incorporated, 39,859 shares and a warrant to purchase 6,257 shares held by Allen Value Limited, 333,715 shares and a warrant to purchase 52,388 shares held by Allen Value Partners, L.P. and an aggregate of 776,635 shares and warrants to purchase an aggregate of 118,224 shares held by certain officers, directors, employees, individuals related to officers, directors and employees and shareholders of Allen Holding Inc. or its affiliated entities. Allen Holding Company is a holding company of each of Allen & Company Incorporated, Allen Value Limited and Allen Value Partners, L.P. and disclaims beneficial ownership of the shares held by such entities except to the extent of its proportionate ownership interest therein. Robert C. Miller, a director of the Company and a holder of 1,759 shares and a warrant to purchase 586 shares, is an affiliate of Allen Holding Inc. and the related entities, and disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate ownership interest therein.

 (2) Consists of 209,348 shares held by Thompson Clive Investments plc, 5,500 shares held by Thompson Clive & Partners Ltd., and 488,479 shares held by Midland Bank Trustee (Jersey) Limited (the "Thompson Clive entities). Midland Bank Trustee (Jersey) Limited acts as the nominee for Thompson Clive Ventures and Thompson Clive Ventures LP. Therefore, Thompson Clive Ventures and Thompson Clive Ventures LP are deemed the beneficial owners of the shares held by Midland Bank Trustee (Jersey) Limited. Mr. Elias disclaims beneficial ownership of the shares held by the Thompson Clive entities except to the extent of his proportional ownership interest therein.
 (3) Consists of 609,214 shares and warrants to purchase 58,777 shares held by New Enterprise V, Limited Partnership and 11,765 shares held by The Silverado Fund I, Limited Partnership. Thomas C. McConnell, a director of the Company, is a general partner of New Enterprise Associates V, Limited Partnership and The Silverado Fund I, Limited Partnership, and disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate ownership interest therein.
 (4) Includes a warrant to purchase 11,755 shares.
 (5) Consists of 414,732 shares held as community property by Abraham I. Coriat and Shira Shamssian and an aggregate of 49,836 shares held by Abraham I. Coriat and Shira Shamssian as Custodian for each of Salomon Israel Coriat and Yael Israel Coriat.
 (6) Includes an option to purchase 10,000 shares within 60 days after June 30, 1996.
 (7) Consists of 10,000 shares held by Mr. McCabe and 53,571 shares held by SEFTA Trustees Ltd. for family trusts. Mr. McCabe, a director of the Company, disclaims beneficial ownership of the shares held by SEFTA Trustees Ltd. except to the extent of his proportionate ownership interest therein.
 (8) Includes a warrant to purchase 1,567 shares.
 (9) Consists of options to purchase 52,500 shares within 60 days after June 30, 1996.
(10) Includes an option to purchase 2,500 shares within 60 days after June 30, 1996.

(11) Calculated based upon an additional 135,000 shares being acquired in this offering for investment purposes only, which shares will be subject to a 180 day lock-up agreement with the Underwriters.

(12) Calculated based upon an additional 30,000 shares being acquired in this offering for investment purposes only, which shares will be subject to a 180 day lock-up agreement with the Underwriters.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock and 6,000,000 shares of Preferred Stock after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock and the restatement of the Company's Certificate of Incorporation upon the closing of this offering.

  The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation which is included as an exhibit to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

  As of June 30, 1996, there were 5,107,460 shares of Common Stock outstanding which were held of record by 137 stockholders, on a pro forma basis to reflect the conversion of all outstanding shares of Preferred Stock which will occur upon the closing of this offering.

  The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of 15,000 shares of Common Stock issued pursuant to the Series H Preferred Stock Financing or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon the closing of this offering will be fully paid and non-assessable.

PREFERRED STOCK

  Effective upon the closing of this offering, the Company will be authorized to issue 6,000,000 shares of undesignated Preferred Stock, none of which will be outstanding upon the closing of this offering. The Board of Directors will have the authority, without further action by the stockholders, to issue the undesignated Preferred Stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series.

  The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of and the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any of the Preferred Stock.

WARRANTS

  As of June 30, 1996, the Company had outstanding a warrant to purchase 140,000 shares of Common Stock at $4.25 per share expiring in July 2000 and warrants to purchase 368,734 shares of Common Stock at $5.25 per share expiring in July 1998. The shares underlying these warrants are entitled to registration rights. See "Description of Capital Stock--Registration Rights of Certain Holders."

REGISTRATION RIGHTS OF CERTAIN HOLDERS

  The holders of 3,596,940 shares of Common Stock and warrants to purchase 508,734 shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of Registrable Securities. Subject to certain limitations in the agreement, the holders of at least a majority of the Registrable Securities may require, on two occasions beginning six months after the date of this Prospectus, that the Company use its best efforts to register the Registrable Securities for public resale. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering. The holders of at least five percent of the Registrable Securities may also require the Company to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price (net of any underwriters' discounts or commissions) is at least $1 million. All registration expenses must be borne by the Company and all selling expenses relating to Registrable Securities must be borne by the holders of the securities being registered.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

  Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying a change in the control of the Company and may maintain the incumbency of the Board of Directors and management. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. In addition, the Company's Bylaws limit the ability of stockholders of the Company to raise matters at a meeting of stockholders without giving advance notice.

  The Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation and the Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors, by the Chief Executive Officer of the Company, or by stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

  The Bylaws establish an advance notice procedure for stockholder proposal to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

CERTAIN PROVISIONS OF DELAWARE LAW

  Following the consummation of the offering, the Company will be subject to the "Business Combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation form engaging in various "business combination" transactions with any "interested stockholder" for a period of three year after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding those shares owned by (a) persons who are directors and also officers an (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in a financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could materially and adversely affect market prices prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could materially and adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon the completion of this offering, the Company will have 6,757,460 shares of Common Stock outstanding, assuming no exercise of options after June 30, 1996. Of these shares, 1,507,857 shares of the 1,650,000 shares sold in this offering will be freely tradeable without restriction under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 5,107,460 shares of Common Stock held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered, or pursuant to an exemption from registration such as Rule 144, 144(k) or 701 under the Securities Act. Such restricted shares will be available for sale in the public market as follows: (i) approximately 260,553 shares will be eligible for immediate sale on the date of this Prospectus, (ii) approximately 4,146,294 additional shares (including approximately 265,811 shares subject to outstanding vested options) will be available for sale 180 days after the date of this Prospectus upon expiration of lock-up agreements and (iii) approximately 1,617,301 additional shares (including approximately 508,734 shares of Common Stock issuable upon exercise of certain outstanding warrants) will be eligible for sale at various times thereafter. The Company's directors, executive officers and certain of its stockholders, who in the aggregate hold more than 95% of the shares of Common Stock of the Company outstanding immediately prior to the completion of this offering, have entered into lock-up agreements under which they have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, or agree to dispose of, directly or indirectly, any shares of Common Stock or options to acquire shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus, without the prior written consent of Montgomery Securities. Montgomery Securities may, in its sole discretion, and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. The Company has entered into a similar agreement, except that the Company may grant options and issue stock under its current stock option and stock purchase plans and pursuant to other currently outstanding options.

  As of June 30, 1996, 497,250 shares were subject to outstanding options. All of these shares are subject to the lock-up agreements described above. In addition, 3,596,940 of the shares outstanding immediately following the completion of this offering and up to 508,734 shares of Common Stock subject to outstanding warrants, if exercised before the expiration of the warrants, will be entitled to registration rights with respect to such shares upon the release of lock-up agreements. The number of shares sold in the public market could increase if such rights are exercised.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner, except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 68,000 shares immediately after this offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner, except an affiliate), is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this offering are entitled to sell such shares

90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

  The Securities and Exchange Commission has recently proposed reducing the initial Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modifications will have a material effect on the times when shares of the Company's Common Stock become eligible for resale.

                                 UNDERWRITING

  The Underwriters named below, represented by Montgomery Securities, Dillon, Read & Co. Inc. and Vector Securities International, Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names below. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of the shares if they purchase any of the shares.

                                                                      NUMBER OF
    NAME                                                                SHARES
    ----                                                              ----------
Montgomery Securities................................................
Dillon, Read & Co. Inc. .............................................
Vector Securities International, Inc. ...............................
                                                                      ----------
    Total............................................................  1,650,000
                                                                      ==========

  The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to
selected dealers a concession of not more than $    per share, and the
Underwriters may allow, and such dealers may reallow, a concession of not more
than $    per share to certain other dealers. After the initial public offering, the price and concessions and reallowances to dealers may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

  The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 247,500 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 1,650,000 shares to be purchased by the Underwriters. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

  The Representatives have informed the Company that the Underwriters do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

  The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  The holders of more than 95% of the shares of the Company's Common Stock outstanding immediately prior to the completion of this offering, including all of the Company's directors and executive officers, have agreed that, for a period of 180 days after the date of the final Prospectus relating to this offering, they will not, without the prior written consent of Montgomery Securities, directly or indirectly sell, offer to sell or otherwise dispose of any such shares of Common Stock or any right to acquire such shares. The Company has agreed that, for a period of 180 days after the date of the final Prospectus relating to this offering, it will not, without the prior written consent of Montgomery Securities, issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities or any other securities convertible into or exchangeable for the Common Stock or other equity security, other than the grant of options to purchase Common Stock or the issuance of shares of Common Stock reserved for issuance under the Company's stock option and purchase plans and the issuance of shares of Common Stock pursuant to the exercise of outstanding options or warrants.

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the Company's past and present operations, its past and present financial performance, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Palo Alto, California is acting as counsel for the Underwriters in connection with certain legal matters relating to the shares of Common Stock offered hereby. As of June 30, 1996, a certain investment partnership of Wilson Sonsini Goodrich & Rosati, Professional Corporation beneficially owned an aggregate of 4,412 shares of the Company's Common Stock.

                                    EXPERTS

  The consolidated financial statements and schedule of the Company as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

  The statements in this Prospectus under the captions "Risk Factors-- Dependence Upon Patents and Proprietary Technology; Risk of Infringement" and "Business--Patents and Proprietary Rights" have been reviewed and approved by Townsend and Townsend and Crew, special patent counsel for the Company, as experts in such matters, and are included herein in reliance upon such review and approval.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and Common Stock offered hereby, reference is made to the Registration Statement and such exhibits and schedules filed therewith, which may be inspected without charge at, or copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement and such exhibits and schedules are also available on the Commissions's Web site (http://www.sec.gov). Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                             APPLIED IMAGING CORP.
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
   Report of Independent Certified Public Accountants ...................  F-2
   Consolidated Balance Sheets as of December 31, 1994 and 1995 and June
    30, 1996 (unaudited), and pro forma June 30, 1996 (unaudited)........  F-3
   Consolidated Statements of Operations for the years ended December 31,
    1993, 1994, and 1995, and for the six months ended June 30, 1995 and
    1996 (unaudited).....................................................  F-4
   Consolidated Statements of Stockholders' Equity for the years ended
    December 31, 1993, 1994, and 1995, and for the six months ended June
    30, 1996 (unaudited).................................................  F-5
   Consolidated Statements of Cash Flows for the years ended December 31,
    1993, 1994, and 1995, and for the six months ended June 30, 1995 and
    1996 (unaudited).....................................................  F-6
   Notes to Consolidated Financial Statements............................  F-7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Applied Imaging Corp.:

  We have audited the accompanying consolidated balance sheets of Applied Imaging Corp. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Applied Imaging Corp. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

San Jose, California
February 26, 1996, except as
 to Note 14, which is as of
 October 8, 1996

                             APPLIED IMAGING CORP.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 DECEMBER 31,              JUNE 30, 1996
                            ------------------------  ------------------------
                               1994         1995        ACTUAL      PRO FORMA
                            -----------  -----------  -----------  -----------
                                                            (UNAUDITED)
          ASSETS
          ------
Current assets:
 Cash and cash equivalents. $ 2,503,000  $ 2,159,000  $ 1,211,000  $ 1,211,000
 Short-term investments....         --     2,997,000    2,025,000    2,025,000
 Trade accounts receivable
  (less allowance for
  doubtful accounts of
  $122,000, $166,000, and
  $210,000 as of December
  31, 1994 and 1995 and
  June 30, 1996,
  respectively)............   1,940,000    1,501,000    2,071,000    2,071,000
 Inventories...............   1,133,000      880,000      749,000      749,000
 Prepaid expenses and other
  current assets...........     430,000      140,000      433,000      433,000
                            -----------  -----------  -----------  -----------
   Total current assets....   6,006,000    7,677,000    6,489,000    6,489,000
Property and equipment.....     995,000    1,319,000    1,271,000    1,271,000
Other assets...............     440,000      377,000      329,000      329,000
                            -----------  -----------  -----------  -----------
                            $ 7,441,000  $ 9,373,000  $ 8,089,000  $ 8,089,000
                            ===========  ===========  ===========  ===========
      LIABILITIES AND
    STOCKHOLDERS' EQUITY
    ---------------------
Current liabilities:
 Current portion of bank
  debt..................... $   710,000  $   471,000  $   622,000  $   622,000
 Accounts payable..........   1,450,000    1,141,000      924,000      924,000
 Accrued expenses..........     839,000    1,430,000    1,416,000    1,416,000
 Deferred revenue..........   1,295,000    1,386,000    1,289,000    1,289,000
                            -----------  -----------  -----------  -----------
   Total current
    liabilities............   4,294,000    4,428,000    4,251,000    4,251,000
                            -----------  -----------  -----------  -----------
Bank debt, less current
portion....................     336,000      231,000      223,000      223,000
                            -----------  -----------  -----------  -----------
Stockholders' equity:
 Preferred stock; $0.001
  par value; 6,000,000
  shares authorized;
  2,812,962, 3,919,179 and
  3,919,179 shares issued
  and outstanding, as of
  December 31, 1994 and
  1995 and June 30, 1996,
  respectively, actual;
  6,000,000 shares
  authorized, none issued
  and outstanding, pro
  forma. Aggregate
  liquidation preference of
  $11,065,000, $15,766,000,
  and, $15,766,000 as of
  December 31, 1994 and
  1995, and June 30, 1996,
  respectively.............       3,000        4,000        4,000          --
 Common stock; $0.001 par
  value; 20,000,000 shares
  authorized; 973,510,
  1,067,785 and 1,090,660
  shares issued and
  outstanding as of
  December 31, 1994 and
  1995 and June 30, 1996,
  respectively, actual;
  20,000,000 shares
  authorized, 5,107,460
  shares issued and
  outstanding, pro forma...       1,000        1,000        1,000        5,000
 Additional paid-in
  capital..................   9,768,000   14,216,000   15,729,000   15,729,000
 Accumulated deficit.......  (6,594,000)  (9,140,000) (10,375,000) (10,375,000)
 Deferred stock
  compensation.............         --           --    (1,377,000)  (1,377,000)
 Cumulative translation
  adjustment...............    (367,000)    (367,000)    (367,000)    (367,000)
                            -----------  -----------  -----------  -----------
   Total stockholders'
    equity.................   2,811,000    4,714,000    3,615,000    3,615,000
                            -----------  -----------  -----------  -----------
                            $ 7,441,000  $ 9,373,000  $ 8,089,000  $ 8,089,000
                            ===========  ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                             APPLIED IMAGING CORP.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 YEARS ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                          ----------------------------------------  --------------------------
                              1993          1994          1995          1995          1996
                          ------------  ------------  ------------  ------------  ------------
                                                                           (UNAUDITED)
Revenues:
 Product sales..........  $  6,182,000  $  7,021,000  $  8,106,000  $  3,893,000  $  4,662,000
 Software maintenance
  and service...........     2,499,000     2,550,000     2,692,000     1,322,000     1,333,000
                          ------------  ------------  ------------  ------------  ------------
   Total revenues.......     8,681,000     9,571,000    10,798,000     5,215,000     5,995,000
                          ------------  ------------  ------------  ------------  ------------
Cost of revenues:
 Product sales..........     3,893,000     3,937,000     4,171,000     1,953,000     2,340,000
 Software maintenance
  and service...........     1,072,000     1,413,000     1,313,000       658,000       782,000
                          ------------  ------------  ------------  ------------  ------------
   Total cost of
    revenues............     4,965,000     5,350,000     5,484,000     2,611,000     3,122,000
                          ------------  ------------  ------------  ------------  ------------
   Gross profit.........     3,716,000     4,221,000     5,314,000     2,604,000     2,873,000
                          ------------  ------------  ------------  ------------  ------------
Operating expenses:
 Research and
  development...........     1,756,000     2,821,000     2,919,000     1,380,000     1,698,000
 Sales and marketing....     2,543,000     2,524,000     2,918,000     1,335,000     1,476,000
 General and
  administrative........     1,229,000     1,898,000     2,094,000       996,000       949,000
                          ------------  ------------  ------------  ------------  ------------
   Total operating
    expenses............     5,528,000     7,243,000     7,931,000     3,711,000     4,123,000
                          ------------  ------------  ------------  ------------  ------------
   Operating loss.......    (1,812,000)   (3,022,000)   (2,617,000)   (1,107,000)   (1,250,000)
Other income............        39,000        52,000        71,000         6,000        15,000
                          ------------  ------------  ------------  ------------  ------------
   Net loss.............  $ (1,773,000) $ (2,970,000) $ (2,546,000) $ (1,101,000) $ (1,235,000)
                          ============  ============  ============  ============  ============
Pro forma net loss per
 common share...........                              $      (0.45)               $      (0.22)
                                                      ============                ============
Shares used in computing
 pro forma net loss per
 common share...........                                 5,635,393                   5,686,583
                                                      ============                ============

          See accompanying notes to consolidated financial statements.

                             APPLIED IMAGING CORP.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     PREFERRED STOCK    COMMON STOCK    ADDITIONAL                  DEFERRED    CUMULATIVE      TOTAL
                     ---------------- -----------------   PAID-IN   ACCUMULATED      STOCK      TRANSLATION STOCKHOLDERS'
                      SHARES   AMOUNT  SHARES   AMOUNT    CAPITAL     DEFICIT     COMPENSATION  ADJUSTMENT     EQUITY
                     --------- ------ --------- ------- ----------- ------------  ------------  ----------- -------------
Balances as of
 December 31, 1992.. 1,796,555 $2,000   934,698 $ 1,000 $ 4,740,000 $ (1,851,000) $       --     $(295,000)  $ 2,597,000
 Exercise of common
  stock options.....       --     --     12,875     --        2,000          --           --           --          2,000
 Issuance of Series
  I preferred stock,
  net of $319,100
  offering costs.... 1,016,407  1,000       --      --    5,016,000          --           --           --      5,017,000
 Cumulative
  translation
  adjustment........       --     --        --      --          --           --           --       (30,000)      (30,000)
 Net loss...........       --     --        --      --          --    (1,773,000)         --           --     (1,773,000)
                     --------- ------ --------- ------- ----------- ------------  -----------    ---------   -----------
Balances as of
 December 31, 1993.. 2,812,962  3,000   947,573   1,000   9,758,000   (3,624,000)         --      (325,000)    5,813,000
 Exercise of common
  stock options.....       --     --     25,937     --       10,000          --           --           --         10,000
 Cumulative
  translation
  adjustment........       --     --        --      --          --           --           --       (42,000)      (42,000)
 Net loss...........       --     --        --      --          --    (2,970,000)         --           --     (2,970,000)
                     --------- ------ --------- ------- ----------- ------------  -----------    ---------   -----------
Balances as of
 December 31, 1994.. 2,812,962  3,000   973,510   1,000   9,768,000   (6,594,000)         --      (367,000)    2,811,000
 Exercise of common
  stock options.....       --     --     94,275     --       44,000          --           --           --         44,000
 Compensation
  expense related to
  employee stock
  options...........       --     --        --      --       59,000          --           --           --         59,000
 Issuance of Series
  J preferred stock,
  net of $356,500
  offering costs.... 1,106,217  1,000       --      --    4,345,000          --           --           --      4,346,000
 Net loss...........       --     --        --      --          --    (2,546,000)         --           --     (2,546,000)
                     --------- ------ --------- ------- ----------- ------------  -----------    ---------   -----------
Balances as of
 December 31, 1995.. 3,919,179  4,000 1,067,785   1,000  14,216,000   (9,140,000)         --      (367,000)    4,714,000
 Exercise of common
  stock options
  (unaudited).......       --     --     22,875     --       40,000          --           --           --         40,000
 Deferred stock
  compensation
  (unaudited).......       --     --        --      --    1,473,000          --    (1,473,000)         --            --
 Amortization of
  deferred stock
  compensation
  (unaudited).......       --     --        --      --          --           --        96,000          --         96,000
 Net loss
  (unaudited).......       --     --        --      --          --    (1,235,000)         --           --     (1,235,000)
                     --------- ------ --------- ------- ----------- ------------  -----------    ---------   -----------
Balances as of June
 30, 1996
 (unaudited)........ 3,919,179 $4,000 1,090,660 $ 1,000 $15,729,000 $(10,375,000) $(1,377,000)   $(367,000)  $ 3,615,000
                     ========= ====== ========= ======= =========== ============  ===========    =========   ===========

          See accompanying notes to consolidated financial statements.

                             APPLIED IMAGING CORP.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    SIX MONTHS ENDED JUNE
                                YEARS ENDED DECEMBER 31,                     30,
                         ----------------------------------------  ------------------------
                             1993          1994          1995         1995         1996
                         ------------  ------------  ------------  -----------  -----------
                                                                         (UNAUDITED)
Cash flows from
 operating activities:
 Net loss............... $ (1,773,000) $ (2,970,000) $ (2,546,000) $(1,101,000) $(1,235,000)
 Adjustments to
  reconcile net loss to
  net cash used for
  operating activities:
  Depreciation and
   amortization.........      449,000       602,000       556,000      217,000      341,000
  (Gain) loss from
   remeasurement........          --        140,000       (17,000)         --         7,000
  Compensation expense
   related to employee
   stock options........          --            --        153,000      153,000       96,000
  Changes in operating
   assets and
   liabilities:
   Trade accounts
    receivable..........     (520,000)    1,025,000       439,000       (2,000)    (570,000)
   Inventories..........      494,000      (153,000)      253,000       60,000      131,000
   Prepaid expenses and
    other assets........        6,000      (185,000)      290,000      105,000     (293,000)
   Accounts payable.....      206,000       187,000      (309,000)    (404,000)    (217,000)
   Accrued expenses.....      (80,000)      127,000       497,000      113,000      (14,000)
   Deferred revenue.....      (67,000)        8,000        91,000      (32,000)     (97,000)
   Taxes refundable.....      278,000           --            --           --           --
                         ------------  ------------  ------------  -----------  -----------
   Net cash used for
    operating
    activities..........   (1,007,000)   (1,219,000)     (593,000)    (891,000)  (1,851,000)
                         ------------  ------------  ------------  -----------  -----------
Cash flows from
 investing activities:
 Sales of short-term
  investments...........          --      3,439,000           --           --       972,000
 Purchase of short-term
  investments...........   (3,439,000)          --     (2,997,000)         --           --
 Proceeds from sale of
  equipment, net........       87,000           --            --           --           --
 Purchases of equipment.     (385,000)     (653,000)     (808,000)    (253,000)    (300,000)
 Other assets...........     (249,000)     (259,000)        9,000        9,000       48,000
                         ------------  ------------  ------------  -----------  -----------
   Net cash provided by
    (used for) investing
    activities..........   (3,986,000)    2,527,000    (3,796,000)    (244,000)     720,000
                         ------------  ------------  ------------  -----------  -----------
Cash flows from
 financing activities:
 Proceeds from issuance
  of preferred stock....    5,017,000           --      4,346,000          --           --
 Proceeds from issuance
  of common stock.......        2,000        10,000        44,000       35,000       40,000
 Bank borrowings........          --        469,000           --           --       200,000
 Payment of bank debt...     (130,000)      (90,000)     (345,000)     (44,000)     (57,000)
                         ------------  ------------  ------------  -----------  -----------
  Net cash provided by
   (used for) financing
   activities...........    4,889,000       389,000     4,045,000       (9,000)     183,000
                         ------------  ------------  ------------  -----------  -----------
Effect of exchange rate
 changes on cash and
 cash equivalents.......      (25,000)     (216,000)          --           --           --
                         ------------  ------------  ------------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............     (129,000)    1,481,000      (344,000)  (1,144,000)    (948,000)
Cash and cash
 equivalents at
 beginning of period....    1,151,000     1,022,000     2,503,000    2,503,000    2,159,000
                         ------------  ------------  ------------  -----------  -----------
Cash and cash
 equivalents at end of
 period................. $  1,022,000  $  2,503,000  $  2,159,000  $ 1,359,000  $ 1,211,000
                         ============  ============  ============  ===========  ===========
Supplemental disclosure
 of cash paid for
 interest............... $     55,000  $     86,000  $    110,000  $    40,000    $  64,000
                         ============  ============  ============  ===========  ===========

          See accompanying notes to consolidated financial statements.

                             APPLIED IMAGING CORP.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED JUNE 30, 1995
                            AND 1996 IS UNAUDITED.)

(1) SUMMARY OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

  The Company

  Applied Imaging Corp. (the Company) was incorporated in 1986 to develop, manufacture, and market automated clinical analysis systems used by cytogenetic laboratories in prenatal genetic screening. The Company sells its products to government and private clinical cytogenetic laboratories, research institutions, universities, and pharmaceutical companies located primarily in the United States, Canada, Europe, and the Pacific Rim. The Company is currently devoting significant resources to the development of a new prenatal screening designed to enable the detection of prenatal chromosomal disorders through the analysis of fetal blood cells drawn from maternal blood. There have been no revenues earned in relation to this new prenatal screening system.

  Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Applied Imaging International, Limited (United Kingdom) and Applied Imaging, Limited (Israel). All significant intercompany accounts and transactions have been eliminated in consolidation.

  Foreign Exchange

  The Company accounts for its foreign operations in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation. Prior to April 1994, the functional currency for Applied Imaging International, Limited was the British pound and, accordingly, translation adjustments resulting from the conversion of the subsidiary's financial statements into U.S. dollars were accumulated and reported as a separate component of stockholders' equity. Beginning in April 1994, certain operational and organizational changes within the Company caused the functional currency for the Company's subsidiary to become the U.S. dollar. Therefore, monetary assets and liabilities of the subsidiary are remeasured at year-end exchange rates while nonmonetary items are remeasured at historical rates. Most income and expense accounts are remeasured at the average rates in effect during the year. Translation adjustments resulting from the conversion of the subsidiary's financial statements into U.S. dollars are currently recognized in the consolidated statement of operations in the year of occurrence. The functional currency of Applied Imaging, Limited is also the U.S. dollar.

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Interim Financial Data

  The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The Company's interim results may be subject to fluctuations. As a result, the Company believes the results of operations for the interim periods are not necessarily indicative of the results to be expected for any future period.

                    APPLIED IMAGING CORP. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1995 AND 1996 IS UNAUDITED.)

  Initial Public Offering and Unaudited Pro Forma Financial Information

  The Board of Directors (the Board) authorized the filing of a registration statement with the Securities and Exchange Commission (SEC) permitting the Company to issue and sell up to 5 million shares of its common stock in connection with a proposed initial public offering (IPO). The unaudited pro forma amounts included in the accompanying pro forma balance sheet as of June 30, 1996, reflect the conversion of all outstanding shares of preferred stock into 3,960,017 shares of common stock and the net exercise of the Series F warrants into 56,783 shares of common stock.

  Revenue Recognition

  The Company recognizes revenue on product sales upon shipment and concurrently accrues for expected hardware warranty expenses, hardware service costs, and product returns. Revenue on renewed maintenance contracts, including amounts attributable to software maintenance bundled in original product sale agreements, is deferred and recognized ratably over the period of the contract, generally one year.

  Research and Development Expenditures

  Research and development expenditures are charged to expense as incurred unless they are reimbursed under a specific contract.

  Pro Forma Net Loss Per Common Share

  Pro forma net loss per share data has been computed using the weighted average number of shares of common stock, including common equivalent shares from stock options and warrants outstanding (when dilutive using the treasury stock method) and the shares resulting from the conversion of all outstanding shares of preferred stock at the closing of the IPO. Pursuant to SEC Staff Accounting Bulletins, common equivalent shares issued during the 12-month period prior to the initial filing of the Company's proposed IPO have been included in the calculation as if they were outstanding for all periods presented (even if antidilutive), using the treasury stock method and the anticipated initial public offering price. Due to the significant impact of the conversion of preferred shares into common shares at the closing of the IPO, historical net loss per common share is not meaningful and is therefore not presented.

  Cash Equivalents and Investments

  All highly liquid investments with maturities of three months or less when acquired are considered by the Company to be cash equivalents.

  The Company adopted the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, effective January 1, 1994. Under SFAS No. 115, investments in equity and debt securities are classified in three categories and accounted for based upon the classification. The Company has accounted for investments in debt securities, consisting of U.S. Treasury instruments, as "available-for-sale" and has stated applicable investments at fair value, which approximates cost. Approximately $1,030,000 and $1,061,000 of investments as of December 31, 1995 and June 30, 1996, respectively, consisted of a U.S. Treasury Note maturing in January 1997.

  Inventories

  Inventories are stated at the lower of cost (first in, first out) or market.

                    APPLIED IMAGING CORP. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1995 AND 1996 IS UNAUDITED.)

  Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally three to five years.

  Capitalized Software Costs

  Computer software development costs incurred subsequent to the determination of product technological feasibility are capitalized in accordance with the provisions of SFAS No. 86, Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed. Amortization of these capitalized costs is provided using the greater of the ratio of revenues generated in the period over total future revenues of the product, or the straight-line method over the estimated market life of the related products, generally three years, commencing when the product becomes generally available to customers. For the years ended December 31, 1993, 1994, and 1995 and the six months ended June 30, 1995 and 1996, software development costs incurred subsequent to the establishment of technological feasibility have not been material. The net book value of capitalized costs is not significant and is included in other assets on the consolidated balance sheets.

  Income Taxes

  The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which prescribes an asset and liability approach that results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than enactment of changes in tax laws or rates.

  Fair Value of Financial Instruments

  Financial instruments consist principally of cash equivalents, short-term investments, trade receivables, notes receivable, accounts payable, and bank debt. The carrying amounts of cash and cash equivalents, notes receivable, trade receivables, accounts payable and bank debt approximate fair value.

  Financial instruments that potentially subject the Company to concentrations of credit risk are cash equivalents and short-term investments which the Company places with high-credit qualified financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. The Company sells its products to government and private clinical cytogenetic laboratories, research institutions, universities, and pharmaceutical companies located primarily in the United States, Canada, Europe, and the Pacific Rim. The Company's credit risk is concentrated primarily in the United States and Europe. The Company does not have a significant concentration of credit risk with any single customer.

  Future Adoption of New Accounting Standard

  The Financial Accounting Standards Board recently issued SFAS No. 123, Accounting for Stock-Based Compensation. This statement requires that the Company either recognize in its consolidated financial statements costs related to its stock-based employee compensation plans, including employee stock purchase plans and stock option plans, or make pro forma disclosures of such costs in a footnote to the consolidated financial statements. The Company will adopt SFAS No. 123 effective January 1, 1996. Management plans to remain on APB No. 25, Accounting for Stock Issued to Employees, as allowed under SFAS No. 123, for purposes of measurement of compensation expense. SFAS No. 123 is not expected to have a material effect on the Company's consolidated results of operations.

                     APPLIED IMAGING CORP. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1995 AND 1996 IS UNAUDITED.)


(2) INVENTORIES

  A summary of inventories follows:

                                                       DECEMBER 31,
                                                    -------------------
                                                                        JUNE 30,
                                                       1994      1995     1996
                                                    ---------- -------- --------
      Raw materials................................ $  852,000 $734,000 $647,000
      Work in process..............................    112,000   88,000   81,000
      Finished goods...............................    169,000   58,000   21,000
                                                    ---------- -------- --------
                                                    $1,133,000 $880,000 $749,000
                                                    ========== ======== ========

(3) PROPERTY AND EQUIPMENT

  A summary of property and equipment follows:

                                                    DECEMBER 31,
                                                ---------------------  JUNE 30,
                                                   1994       1995       1996
                                                ---------- ---------- ----------
     Equipment................................. $1,297,000 $1,873,000 $1,943,000
     Demonstration equipment...................    688,000    760,000    844,000
     Furniture and fixtures....................    102,000    173,000    319,000
                                                ---------- ---------- ----------
                                                 2,087,000  2,806,000  3,106,000
     Less accumulated depreciation.............  1,092,000  1,487,000  1,835,000
                                                ---------- ---------- ----------
                                                $  995,000 $1,319,000 $1,271,000
                                                ========== ========== ==========

(4) ACCRUED EXPENSES

  A summary of accrued expenses follows:

                                                    DECEMBER 31,
                                                --------------------  JUNE 30,
                                                  1994       1995       1996
                                                --------- ---------- ----------
     Warranty.................................. $ 111,000 $  105,000 $  133,000
     Compensation and related costs............   352,000    641,000    638,000
     Professional fees.........................   131,000    196,000    249,000
     Customer deposits.........................       --     198,000     92,000
     Royalties.................................    38,000    103,000     59,000
     Other.....................................   207,000    187,000    245,000
                                                --------- ---------- ----------
                                                $ 839,000 $1,430,000 $1,416,000
                                                ========= ========== ==========

                    APPLIED IMAGING CORP. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1995 AND 1996 IS UNAUDITED.)


(5) BANK DEBT

  A summary of bank debt follows:

                                                      DECEMBER 31,
                                                   ------------------- JUNE 30,
                                                      1994      1995     1996
                                                   ---------- -------- --------
Applied Imaging Corp.:
 Advances on bank line of credit, available
  through November 1996; bearing interest at 9.5%,
  10.25%, and 9.75% as of December 31, 1994 and
  1995, and June 30, 1996, respectively........... $  600,000 $358,000 $558,000
 Bank note payable in monthly installments of
  $7,500 through October 1996, plus interest at
  9.625%, 9.75%, and 9.50% as of December 31, 1994
  and 1995, and June 30, 1996, respectively.......    172,000   83,000   38,000
Applied Imaging International, Limited:
 Bank note payable in monthly installments through
  June 2004; bearing interest at the bank's base
  rate plus 3% (7.43%, 6.57%, and 8.75% as of
  December 31, 1994 and 1995 and June 30, 1996,
  respectively)...................................    274,000  261,000  249,000
                                                   ---------- -------- --------
                                                    1,046,000  702,000  845,000
 Less current portion.............................    710,000  471,000  622,000
                                                   ---------- -------- --------
   Long-term portion.............................. $  336,000 $231,000 $223,000
                                                   ========== ======== ========

  The line of credit and bank note payable relating to the U.S. Company cannot exceed $1,000,000 in the aggregate and is subject to a maximum borrowing base formula based on certain accounts receivable. This bank debt is secured by all of the Company's domestic assets and the pledge of 660,000 shares of Applied Imaging International, Limited representing approximately 66% of such outstanding shares. Under the line of credit agreement, the Company cannot pay cash dividends without the bank's prior approval. The maximum balance outstanding during 1995 was $773,000, and the average balance during that year was $608,000.

  The bank note relating to Applied Imaging International, Limited is denominated in British pounds and relates to the purchase of real property from a related party in March 1994. The real property is recorded at cost, which approximates market value, and is included in other assets in the accompanying consolidated balance sheet. This note is secured by such real property.

  Applied Imaging International, Limited has a (Pounds)500,000 unsecured line of credit with an international bank which is guaranteed by the Company. No amounts were outstanding under this facility as of December 31, 1994 and 1995, and June 30, 1996.

  The Company is currently in compliance with all of the covenants contained in the basic agreements governing these borrowings.

(6) PREFERRED STOCK

  As of December 31, 1995 and June 30, 1996, the Company is authorized to issue 6,000,000 shares of preferred stock.

                    APPLIED IMAGING CORP. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1995 AND 1996 IS UNAUDITED.)


  A summary of preferred stock as of December 31, 1995 and June 30, 1996 follows:

                                             DESIGNATED   SHARES    NET ORIGINAL
                                               SHARES   OUTSTANDING ISSUE PRICE
                                             ---------- ----------- ------------
     A......................................   190,000     180,000   $ 144,000
     B......................................   250,000     198,077     258,000
     C......................................   283,019     220,126     350,000
     D......................................   375,000     200,557     361,000
     E......................................   181,819     181,819     600,000
     F......................................   625,000     460,295   1,551,000
     G......................................   700,000     287,500   1,147,000
     H......................................   300,000     250,000     995,000
     I...................................... 1,100,000   1,016,407   5,017,000
     J...................................... 1,176,470   1,106,217   4,346,000
     Repurchased shares of Series E.........       --     (181,819)   (727,000)
                                                         ---------
                                                         3,919,179
                                                         =========

  The rights, preferences, privileges, and restrictions of the preferred stock are as follows:

  . The holders of preferred stock are entitled to preferential noncumulative dividends, when, as and if declared by the Board at a rate of $0.05 per share (in the case of Series A) and at the rate of $0.08 per share (in the case of all other series).

  . The holders of Series A, B, C, D, F, G, H, I, and J preferred stock have liquidation preferences of $0.80, $1.30, $1.59, $1.80, $4.00, $4.00,
     $6.50, $5.25, and $4.25 per share, respectively, plus all declared but unpaid dividends.

  . Each share of preferred stock is convertible at any time at the option of the holder into one share of common stock (or approximately 1.04 shares of common stock in the case of Series I). Conversion is automatic in the event of certain defined public offerings of common stock, the achievement by the Company of certain revenue and income goals, or a majority vote of the holders of outstanding preferred stock.

  . The preferred stock is subject to certain antidilutive provisions relating to stock splits and stock dividends.

  . Each share of preferred stock has voting rights on an "as if converted" basis.

  As of December 31, 1995 and June 30, 1996, there were warrants outstanding and exercisable for 110,416 shares of Series F preferred stock at $3.40 per share which expire in 1997. However, such warrants will terminate if not exercised or converted prior to the effective date of the Company's contemplated IPO (Note 13).

(7) COMMON STOCK

  The Company is authorized to issue 20,000,000 shares of common stock. As of December 31, 1995 and June 30, 1996, there were warrants outstanding to purchase 368,734 shares of common stock at $5.25 per share and 140,000 shares at $4.25 per share. These warrants expire in 1998 and 2000, respectively.

  As of December 31, 1995, 950,000 shares of common stock were reserved for issuance under the Company's 1988 Amended and Restated Incentive Stock Option Plan (the 1988 Option Plan). On June 19, 1996, the Board

                    APPLIED IMAGING CORP. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1995 AND 1996 IS UNAUDITED.)

authorized, effective upon the closing of the proposed IPO, reserving an additional 450,000 shares of common stock for issuance under the 1988 Option Plan. Under the 1988 Option Plan, stock options may be granted to Board members, officers, key employees, and consultants at the fair market value of the common stock at the date of the grant, as determined by the Board. Options are exercisable over 5 to 10 years from the date of grant, and typically vest ratably over 4 years. In 1994, the Company enacted a Directors Option Plan designed to encourage participation on the Company's Board. Under this plan, 3,000 shares per year are automatically granted to non-employee directors. The terms of the plan allow the granting of stock options upon initial election to the Board and for each subsequent term on the Board. As of June 30, 1996 there were 50,000 shares reserved for issuance under this plan and no options have been granted. As of December 31, 1995 and June 30, 1996, 5,000 and 75,000 options were granted to Board members out of the shares reserved under the 1988 Option Plan. On June 19, 1996, the Board amended the Director Option Plan, effective upon the closing of the proposed IPO, to increase the number of shares subject to be automatically granted to non-employee directors for subsequent grants from 3,000 to 5,000 shares per year and to increase the number of shares reserved for issuance to 120,000 shares.

  The Company has recorded for financial statement purposes, a deferred charge of $1,473,000, representing the difference between the exercise price and the deemed fair value of the Company's common stock for 246,750 shares subject to common stock options granted in the 12-month period preceding the IPO, mainly in the first quarter of 1996. The deferred stock compensation is being amortized to compensation expense over the period during which the options become exercisable, generally four years.

  Below is a table of stock option activity:

                                                          OPTIONS OUTSTANDING
                                               SHARES    ----------------------
                                              AVAILABLE               PRICE
                                              FOR GRANT  SHARES     PER SHARE
                                              ---------  -------  -------------
     BALANCES AS OF DECEMBER 31, 1992........  138,275   257,050  $ 0.15 - 1.80
     Options granted......................... (106,750)  106,750    1.80 - 2.80
     Options canceled........................   20,375   (20,375)   0.33 - 2.80
     Options exercised.......................      --    (12,875)   0.15 - 0.33
                                              --------   -------  -------------
     BALANCES AS OF DECEMBER 31, 1993........   51,900   330,550    0.15 - 2.80
     Shares authorized.......................  440,000       --            --
     Options granted......................... (100,000)  100,000         3.00
     Options canceled........................    8,063    (8,063)   1.80 - 2.80
     Options exercised.......................      --    (25,937)   0.15 - 1.80
                                              --------   -------  -------------
     BALANCES AS OF DECEMBER 31, 1994........  399,963   396,550    0.15 - 3.00
     Options granted.........................  (66,500)   66,500    1.80 - 3.00
     Options canceled........................   12,525   (12,525)   1.80 - 3.00
     Options exercised.......................      --    (94,275)   0.15 - 1.80
                                              --------   -------  -------------
     BALANCES AS OF DECEMBER 31, 1995
      (143,668 exercisable)..................  345,988   356,250    0.15 - 3.00
     Options granted......................... (238,750)  238,750         1.80
     Options canceled........................   74,875   (74,875)   1.80 - 3.00
     Options exercised.......................      --    (22,875)        1.80
                                              --------   -------  -------------
     BALANCES AS OF JUNE 30, 1996
      (172,002 exercisable)..................  182,113   497,250    0.15 - 3.00
                                              ========   =======

                    APPLIED IMAGING CORP. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1995 AND 1996 IS UNAUDITED.)


  On June 19, 1996, the Board adopted, effective upon the closing of the proposed IPO, the Company's Employee Stock Purchase Plan (the Plan) whereby eligible employees may purchase common stock through payroll deductions of up to 10% of compensation, at a per share price of 85% of the fair market value of the Company's common stock on the enrollment date or the exercise date, whichever is lower. Upon the closing of the IPO there will be 200,000 shares reserved for issuance under the Plan.

(8) INCOME TAXES

  The Company has not recorded an income tax benefit in 1993, 1994, and 1995 due to the recording of a valuation allowance as an offset to net deferred tax assets. A valuation allowance is provided due to uncertainties relating to the realization of deferred tax assets.

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets are presented below:

                                                   DECEMBER 31,
                                               ---------------------  JUNE 30,
                                                  1994       1995       1996
                                               ---------- ---------- ----------
Deferred tax assets:
 Accounts receivable, principally due to the
  allowance for doubtful accounts............. $   45,000 $   24,000 $   44,000
 Inventories, principally due to the allowance
  for obsolete inventory, and additional costs
  inventoried for tax purposes................    134,000     96,000    160,000
 Tangible and intangible assets, principally
  due to differences in depreciation and
  amortization................................    149,000     45,000    114,000
 Revenue deferred for financial statement
  purposes, not for tax reporting purposes....    184,000    241,000    235,000
 Accrued expenses, not currently deductible...     70,000     75,000    187,000
 Net operating loss carryforwards.............  2,170,000  3,081,000  3,292,000
 Business credit carryforwards................    130,000    282,000    302,000
                                               ---------- ---------- ----------
                                                2,882,000  3,844,000  4,334,000
   Less valuation allowance...................  2,882,000  3,844,000  4,334,000
                                               ---------- ---------- ----------
     Net deferred tax assets.................. $      --  $      --  $      --
                                               ========== ========== ==========

  As of December 31, 1995, the Company had net operating loss carryforwards for U.S. federal, U.K., and California state tax return purposes of approximately $7,700,000, $945,000, and $1,450,000, respectively. The federal and California net operating loss carryforwards expire in the years 2011 and 1999, respectively. The Company's U.K. net operating loss carryforward is available indefinitely to offset its U.K. trading profits arising from distribution operations. The difference between the tax loss carryforwards and the accumulated deficit primarily relates to timing differences in the recognition of deferred revenue, accrued compensation, and certain reserves.

  The Internal Revenue Code of 1986 and the California Conformity Act of 1987 substantially restrict the ability of a corporation to utilize existing net operating losses and credits in the event of an "ownership change". The several issuances of preferred stock have resulted in multiple ownership changes since inception of the Company. The majority of the federal net operating loss carryforwards are limited by an ownership change

                    APPLIED IMAGING CORP. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1995 AND 1996 IS UNAUDITED.)

occurring in July 1995. Approximately $6,700,000 of the federal net operating loss carryforward will be subject to an annual limitation in the aggregate of $850,000. Any unused annual limitation can be carried over and added to the succeeding year's annual limitation within the allowable carryforward period. Management believes that the IPO of the Company's stock will most likely result in an ownership change, however, the July 1995 change will continue to be the most restrictive limitation because the majority of the Company's net operating losses were incurred prior to July 1995.

(9) COMMITMENTS

  The Company has several noncancelable operating leases for equipment, vehicles, and facilities expiring through 2005. The facilities' leases generally contain renewal options for periods ranging from two to three years and require the Company to pay all executory costs such as maintenance, property taxes, and insurance. Rent expense under operating leases aggregated $267,000, $287,000, and $326,000 during 1993, 1994, and 1995, respectively, and $151,000 and $165,000 during the six months ended June 30, 1995 and 1996, respectively. The Company's primary lease commitments are for its facilities in the United Kingdom, which aggregate approximately (Pounds)100,000 per year through 1998, with a six-year renewal option held by the Company, and for its facilities in the United States, which aggregate approximately $143,000 and $42,000 for 1996 and 1997, respectively.

(10) EMPLOYEE BENEFIT PLANS

  In January 1994, the Company implemented a retirement savings and investment plan that is intended to qualify under Section 401(k) of the Internal Revenue Code (the 401(k) Plan) covering all of the Company's United States-based employees. An employee may elect to defer, in the form of contributions to the 401(k) Plan on his or her behalf, up to 15% of the total compensation that would otherwise be paid to the employee, not to exceed the amount allowed by applicable Internal Revenue Service guidelines. The Company matches 100% of amounts deferred by the employee participants up to 3% of such employee's total compensation and such matching amounts vest over a three-year period from the initial participation date. Contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan. Contributions by the Company are deductible by the Company when made. The Company contributed $38,000, and $51,000 in 1994 and 1995, respectively, and $25,000 and $34,000 in the six months ended June 30, 1995 and 1996, respectively.

  The Company's United Kingdom-based employees are covered by retirement savings plans (the International Retirement Plans). Under such plans, an employee may elect to make contributions of 3.5% of such employee's earnings. Amounts contributed by the Company range 5.5% to 10.5% of such employee's earnings. During 1993, 1994, and 1995, and during the six months ended June 30, 1995 and 1996, respectively, the Company made contributions to the International Retirement Plans totaling $83,000, $60,000, $43,000, $21,000, and $22,000. Contributions by employees or by the Company to the International Retirement Plans, and income earned on plan contributions, are not taxable to employees until withdrawn from such plans. Contributions by the Company are deductible by the Company when made.

                    APPLIED IMAGING CORP. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1995 AND 1996 IS UNAUDITED.)


(11) FOREIGN OPERATIONS

  The Company markets its products worldwide from its operations in the United States and the United Kingdom and performs research and development in the United States and Israel. Sales from the United States are primarily to customers within the United States. Revenues in the United Kingdom resulted from drop shipments of product from the United States directly to customers for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1995 and 1996. Selected financial data by primary geographic area for the years ended December 31, 1993, 1994 and 1995, and the six months ended June 30, 1995 and 1996 follow. Operating losses incurred by Israel are offset by funding received in connection with the grant discussed at Footnote 12.

                                                                   SIX MONTHS ENDED JUNE
                                YEARS ENDED DECEMBER 31,                    30,
                          --------------------------------------  ------------------------
                              1993         1994         1995         1995         1996
                          ------------  -----------  -----------  -----------  -----------
Sales to unaffiliated
customers:
United States...........  $  3,159,000  $ 3,639,000  $ 4,254,000  $ 2,006,000  $ 2,525,000
United Kingdom..........     5,522,000    5,932,000    6,544,000    3,209,000    3,470,000
                          ------------  -----------  -----------  -----------  -----------
                          $  8,681,000  $ 9,571,000  $10,798,000  $ 5,215,000  $ 5,995,000
                          ============  ===========  ===========  ===========  ===========
Operating income (loss):
United States...........  $   (478,000) $(2,069,000) $(2,548,000) $(1,223,000) $(1,278,000)
United Kingdom..........    (1,334,000)    (953,000)     (69,000)     116,000       28,000
                          ------------  -----------  -----------  -----------  -----------
                          $ (1,812,000) $(3,022,000) $(2,617,000) $(1,107,000) $(1,250,000)
                          ============  ===========  ===========  ===========  ===========

                                               DECEMBER 31,
                                     --------------------------------  JUNE 30,
                                        1993       1994       1995       1996
                                     ---------- ---------- ---------- ----------
Total assets:
 United States...................... $6,335,000 $3,977,000 $6,473,000 $4,585,000
 United Kingdom.....................  3,331,000  3,464,000  2,755,000  3,151,000
 Israel.............................        --         --     145,000    353,000
                                     ---------- ---------- ---------- ----------
   Total............................ $9,666,000 $7,441,000 $9,373,000 $8,089,000
                                     ========== ========== ========== ==========
Net assets:
 United States...................... $4,494,000 $1,321,000 $4,183,000 $2,422,000
 United Kingdom.....................  1,319,000  1,490,000    491,000    953,000
 Israel.............................        --         --      40,000    240,000
                                     ---------- ---------- ---------- ----------
   Total............................ $5,813,000 $2,811,000 $4,714,000 $3,615,000
                                     ========== ========== ========== ==========

  Substantially all of the U.K. sales are denominated in British pounds. The Company generally does not enter into any arrangements to hedge the effect of foreign currency changes on its foreign currency denominated assets and liabilities.

(12) RESEARCH AND DEVELOPMENT ARRANGEMENT

  During 1995, the Company was awarded a grant by the Israel-United States Binational Industrial Research and Development (BIRD) Foundation. With the funding received from the grant, the Company began research

                    APPLIED IMAGING CORP. AND SUBSIDIARIES

         (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1995 AND 1996 IS UNAUDITED.)

operations in its Israel subsidiary relating to its fetal cell program. All funds received by the Company in advance of performing the related research and development are recorded as a deferred credit in the accompanying consolidated balance sheet and, as expenses are incurred, the deferred credit is depleted. Over the life of the grant, the Company will receive up to $543,000 in matching funds. These funds, as well as any accrued interest, will be required to be paid back to the BIRD Foundation if future revenues are realized from the related research and development activities, at the rate of 2 1/2% of such future revenues generated in the first year such revenues occur, and 5% of revenues in succeeding years, over a six-year period, up to a maximum of 150% of the funds received. Of the approximately $362,000 in funding received, the Company has recognized credits to its expenses of approximately $97,000 during 1995 and $186,000 during the six months ended June 30, 1996.

(13) PROPOSED INITIAL PUBLIC OFFERING

  On June 19, 1996, the Board authorized the filing of a registration statement with the Securities and Exchange Commission permitting the Company to issue and sell up to 5 million shares of its common stock in connection with a proposed IPO. If the offering is consummated under terms presently anticipated, all of the currently outstanding preferred stock will automatically convert into 3,960,017 shares of common stock. In addition, the net exercise of the warrants described in Note 6 into 56,783 shares of common stock is expected prior to the effectiveness of the Company's public offering. The effect of the preferred stock conversion and the warrant exercise has been reflected in the accompanying pro forma consolidated balance sheet as of June 30, 1996.

(14) SUBSEQUENT EVENTS


  Reincorporation

  On July 15, 1996, the Board approved the Company's reincorporation in the state of Delaware prior to the IPO, providing for 20,000,000 authorized shares of common stock with a $.001 par value per share and for 6,000,000 authorized shares of preferred stock with a $.001 par value per share. On October 8, 1996, the reincorporation in the state of Delaware was effected. The accompanying consolidated financial statements have been retroactively restated to give effect to the reincorporation.

AUTOMATED SOLUTIONS FOR CYTOGENETICS
The Company currently manufactures, markets and sells a family of automated cytogenetic systems for prenatal and cancer applications.

CYTOVISION
KARYOTYPER
A high speed imaging instrument for automated classification (karyotyping) of chromosomes from cells in a particular phase of the life cycle (metaphase) in which such chromosomes are individually visible.

KARYOTYPE IMAGE
A karyotype produced from a metaphase image.

METAPHASE CHROMOSOMES
Image of chromosomes from a cell in metaphase.

WORLDWIDE CUSTOMER BASE
The Company has sold cytogenetic products to approximately 500 sites in more than 30 countries. The Company believes that it can initially distribute its prenatal screening system, if approved, through its established worldwide distribution channels and that its current customers could add the Company's prenatal screening system to their existing installations.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, sales representative, or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that information contained herein is correct as of any time subsequent to the date hereof.

                              ------------------

                               TABLE OF CONTENTS

                              ------------------

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
Use of Proceeds...........................................................   17
Dividend Policy...........................................................   17
Capitalization............................................................   18
Dilution..................................................................   19
Selected Consolidated Financial Information...............................   20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   21
Business..................................................................   26
Management................................................................   44
Certain Transactions......................................................   52
Principal Stockholders....................................................   53
Description of Capital Stock..............................................   55
Shares Eligible for Future Sale...........................................   58
Underwriting..............................................................   60
Legal Matters.............................................................   61
Experts...................................................................   61
Additional Information....................................................   61
Index to Selected Consolidated Financial Statements.......................  F-1

  Until       , 1996 (25 days after the date of this prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             1,650,000 SHARES

                    [LOGO OF APPLIED IMAGING APPEARS HERE]

                                 COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------


                             MONTGOMERY SECURITIES

                            DILLON, READ & CO. INC.

                     VECTOR SECURITIES INTERNATIONAL, INC.

                                       , 1996

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts, commissions and certain accountable expenses, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

   SEC Registration Fee............................................... $ 14,593
   NASD Filing Fee....................................................    4,732
   Nasdaq National Market Listing Fee.................................   40,508
   Printing Fees and Expenses.........................................  150,000
   Legal Fees and Expenses............................................  250,000
   Accounting Fees and Expenses.......................................  225,000
   Blue Sky Fees and Expenses.........................................   15,000
   Transfer Agent and Registrar Fees..................................   15,000
   Miscellaneous......................................................  110,675
                                                                       --------
     Total............................................................ $800,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and other corporate agents in the terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1993. as amended (the "Act"). The Registrant's Restated Certificate of Incorporation to be filed upon the closing of the offering to which this Registration Statement relates (Exhibit 3.3 hereto) and the Registrant's Bylaws (Exhibit 3.4 hereto) provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant also intends to enter into agreements with its directors and executive officers that will require the Registrant among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by Delaware law.

  The Underwriting Agreement provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since June 1993, the Registrant has issued and sold the following unregistered securities:

    (1) From June 1993 to June 1996, the Registrant issued and sold 151,487 shares of Common Stock to a total of 32 employees in reliance upon Rule 701 promulgated under the Securities Act of 1933, as amended (the "Act") at purchase prices ranging from $0.15 per share to $1.80 per share upon the exercise of stock options for an aggregate purchase price of $95,774.10, pursuant to the Registrant's 1988 Option Plan.

    (2) In August 1993, the Registrant issued and sold 1,016,407 shares of Series I Preferred Stock to a total of 33 accredited investors at a purchase price of $5.25 per share for an aggregate purchase price of $5,336,136.75 in reliance upon Rule 506 of Regulation D promulgated under the Act. In connection with the sale of shares of Series I Preferred Stock, the Registrant issued a warrant to purchase 140,000 shares of Common Stock at a purchase price of $5.25 per share to Allen & Company Incorporated (the "Initial Warrant").

    (3) In July and September 1995, the Registrant issued and sold 1,106,217 shares of Series J Preferred Stock at a purchase price of $4.25 per share for an aggregate purchase price of $4,705,109.59, and issued warrants priced at $0.01 per share to purchase 368,734 shares of Common Stock at an exercise price of $5.25 per share to a total of 30 accredited investors in reliance upon Rule 506 of Regulation D promulgated under the Act. In addition, the Registrant issued a warrant to purchase 140,000 shares of Common Stock at an exercise price of $4.25 per share to Allen & Company in exchange for the Initial Warrant.

  The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

  1.1*    Form of Underwriting Agreement.
  3.1*    Certificate of Incorporation of the Registrant.
  3.2*    Form of Restated Certificate of Incorporation, to be filed after the closing of the offering made under this Registration Statement.
  3.3*    Bylaws of the Registrant.
  4.1*    Specimen Common Stock Certificate.
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
 10.1*    Form of Indemnification Agreement for directors and officers.
 10.2*    Amended and Restated 1988 Incentive Stock Option Plan and form of agreement thereunder.
 10.3*    1994 Director Option Plan and form of subsequent agreement thereunder.
 10.4*    Employee Stock Purchase Plan.
 10.5*    Amended and Restated Registration Rights Agreements.
 10.6*    License Agreement dated December 1, 1993 between the Registrant and
           Chronomed, Inc.
 10.7*    Assignment dated December 1, 1993 by and between the Registrant and
           Alex Saunders, M.D.
 10.8*    Lease dated February 15, 1994 for the Registrant's headquarters in
           Santa Clara, CA.
 10.9(a)* Lease for Site No. BT.2003/1A, Hylton Park, Sunderland, England,
           between English Industrial Estates Corporation and Applied Imaging
           International Ltd., dated June 12, 1992.
 10.9(b)* Lease for Site No. BT.2003/3A, Hylton Park, Sunderland, England,
           between English Industrial Estates Corporation and Applied Imaging
           International Ltd., dated June 12, 1992.
 10.9(c)* Underlease for Site No. BT.2003/1A between Applied Imaging
           International Ltd. and RTC North Limited, dated February 14, 1996.
 10.9(d)* Supplement to Underlease for Site No. BT.2003/1A between Applied
           Imaging International Ltd. and RTC North Limited, dated February 14,
           1996.
 10.10*   Lease Agreement dated October 31, 1995 between Asaf Harofe Hospital and Applied Imaging Ltd. for Registrant's Israeli entity in Tzripin,
           Israel.
 10.11*   Employment Letter Agreement dated August 12, 1991 between the
           Registrant and Leslie G. Grant.
 10.12*   Amendment to Employment Letter Agreement between the Registrant and
           Leslie G. Grant, dated February 12, 1996.

 10.13*  Employment Letter Agreement dated January 12, 1996 between the
          Registrant and Michael W. Burgett, Ph.D., and supplement thereto, dated January 20, 1996.
 10.14*+ Know-How License Agreement dated November 1989 between Medical
          Research Council and Shandon Scientific Limited (assigned to the
          Registrant in November 1989), as amended, July 5, 1994.
 10.15*  Cooperative Research and Development Agreement, dated June 10, 1995 between Registrant and the National Institute of Health.
 10.16*+ Supply & Distribution Agreement dated March 3, 1994 between Cytocell
          Ltd. and Registrant.
 10.17*+ Research Purchase Agreement dated March 26, 1996 between Pharmacia
          Biotech AB and Registrant.
 10.18*+ Development Agreement dated February 5, 1996 between EM Industries and
          Registrant.
 10.19*  Cooperation and Project Funding Agreement dated July 16, 1995 between the Israel-United States Binational Industrial Research and
          Development Foundation, the Registrant and Applied Imaging Ltd.
 10.20*  Security and Loan Agreement dated September 5, 1995 between Registrant and Imperial Bank.
 10.21*  Extension to Security and Loan Agreement dated September 16, 1996 between Registrant and Imperial Bank.
 10.22*  Agreement dated October 3, 1996 between Mitchell S. Golbus and the
          Registrant.
 11.1*   Calculation of pro forma net loss per common share.
 21.1*   List of Subsidiaries of the Registrant.
 23.1    Consent of Independent Certified Public Accountants and Report on
          Financial Statement Schedule
 23.2*   Consent of Counsel (included in Exhibit 5.1).
 23.3*   Consent of Special Patent Counsel
 24.1*   Power of Attorney.
 27.1*   Financial Data Schedule

--------
 *Previously filed
+Confidential Treatment Requested.

  (b) FINANCIAL STATEMENT SCHEDULES

  Schedule II--Valuation and Qualifying Accounts

  Schedules not listed above have been omitted because the information required to be set forth therein is not, applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment there which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 5 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SANTA CLARA, STATE OF CALIFORNIA, ON THE 6TH DAY OF NOVEMBER, 1996.

                                          Applied Imaging Corp.

                                               /s/ Abraham I. Coriat
                                          By: _________________________________
                                Abraham I. Coriat Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT NO. 5 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

            SIGNATURE                        TITLE                    DATE

                                   Chief Executive Officer
   /s/ Abraham I. Coriat           and Director (Principal     November 6,
_________________________________  Executive Officer)          1996
       (Abraham I. Coriat)

        Neil E. Woodruff*          Chief Financial Officer
_________________________________  (Principal Financial and    November 6,
       (Neil E. Woodruff)          Accounting Officer)         1996

                                   Director                    October 17,
_________________________________                              1996
    (John F. Blakemore, Jr.)

                                   Director                    October 17,
_________________________________                              1996
       (Michael S. Elias)

                                   Director                    October 17,
_________________________________                              1996
      (Gilbert J.R. McCabe)

      Thomas C. McConnell*         Director
_________________________________                              November 6,
      (Thomas C. McConnell)                                    1996

        Andre F. Marion*           Director
_________________________________                              November 6,
        (Andre F. Marion)                                      1996

        Robert C. Miller*          Director
_________________________________                              November 6,
       (Robert C. Miller)                                      1996

          G. Kirk Raab*            Director
_________________________________                              November 6,
         (G. Kirk Raab)                                        1996

   /s/ Abraham I. Coriat
*By: ____________________________
       (Abraham I. Coriat)
       (Attorney-in-Fact)

                                                                     SCHEDULE II

                             APPLIED IMAGING CORP.
                       VALUATION AND QUALIFYING ACCOUNTS

                                              ADDITIONS
                                              CHARGED TO
                               BALANCE AT      COST AND             BALANCE AT
        DESCRIPTION         BEGINNING OF YEAR  EXPENSES  DEDUCTIONS END OF YEAR
        -----------         ----------------- ---------- ---------- -----------
Trade accounts Receivable
  Year Ended December 31,
   1993....................       $ 48           $94        $47        $ 95
                                  ====           ===        ===        ====
  Year Ended December 31,
   1994....................       $ 95           $66        $39        $122
                                  ====           ===        ===        ====
  Year Ended December 31,
   1995....................       $122           $93        $49        $166
                                  ====           ===        ===        ====

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
 --------                              -----------
  1.1*    Form of Underwriting Agreement.
  3.1*    Certificate of Incorporation of the Registrant.
  3.2*    Form of Restated Certificate of Incorporation, to be filed after the closing of the offering made under this Registration Statement.
  3.3*    Bylaws of the Registrant.
  4.1*    Specimen Common Stock Certificate.
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
 10.1*    Form of Indemnification Agreement for directors and officers.
 10.2*    Amended and Restated 1988 Incentive Stock Option Plan and form of agreement thereunder.
 10.3*    1994 Director Option Plan and form of subsequent agreement thereunder.
 10.4*    Employee Stock Purchase Plan.
 10.5*    Amended and Restated Registration Rights Agreements.
 10.6*    License Agreement dated December 1, 1993 between the Registrant and
           Chronomed, Inc.
 10.7*    Assignment dated December 1, 1993 by and between the Registrant and
           Alex Saunders, M.D.
 10.8*    Lease dated February 15, 1994 for the Registrant's headquarters in
           Santa Clara, CA.
 10.9(a)* Lease for Site No. BT.2003/1A, Hylton Park, Sunderland, England,
           between English Industrial Estates Corporation and Applied Imaging
           International Ltd., dated June 12, 1992.
 10.9(b)* Lease for Site No. BT.2003/3A, Hylton Park, Sunderland, England,
           between English Industrial Estates Corporation and Applied Imaging
           International Ltd., dated June 12, 1992.
 10.9(c)* Underlease for Site No. BT.2003/1A between Applied Imaging
           International Ltd. and RTC North Limited, dated February 14, 1996.
 10.9(d)* Supplement to Underlease for Site No. BT.2003/1A between Applied
           Imaging International Ltd. and RTC North Limited, dated February 14,
           1996.
 10.10*   Lease Agreement dated October 31, 1995 between Asaf Harofe Hospital and Applied Imaging Ltd. for Registrant's Israeli entity in Tzripin,
           Israel.
 10.11*   Employment Letter Agreement dated August 12, 1991 between the
           Registrant and Leslie G. Grant.
 10.12*   Amendment to Employment Letter Agreement between the Registrant and
           Leslie G. Grant, dated February 12, 1996.
 10.13*   Employment Letter Agreement dated January 12, 1996 between the
           Registrant and Michael W. Burgett, Ph.D., and supplement thereto, dated January 20, 1996.
 10.14*+  Know-How License Agreement dated November 1989 between Medical
           Research Council and Shandon Scientific Limited (assigned to the
           Registrant in November 1989), as amended, July 5, 1994.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
 10.15*  Cooperative Research and Development Agreement, dated June 10, 1995 between Registrant and the National Institute of Health.
 10.16*+ Supply & Distribution Agreement dated March 3, 1994 between Cytocell
          Ltd. and Registrant.
 10.17*+ Research Purchase Agreement dated March 26, 1996 between Pharmacia
          Biotech AB and Registrant.
 10.18*+ Development Agreement dated February 5, 1996 between EM Industries and
          Registrant.
 10.19*  Cooperation and Project Funding Agreement dated July 16, 1995 between the Israel-United States Binational Industrial Research and
          Development Foundation, the Registrant and Applied Imaging Ltd.
 10.20*  Security and Loan Agreement dated September 5, 1995 between Registrant and Imperial Bank.
 10.21*  Extension to Security and Loan Agreement dated September 16, 1996 between Registrant and Imperial Bank.
 10.22*  Agreement dated October 3, 1996 between Mitchell S. Golbus and the
          Registrant.
 11.1*   Calculation of pro forma net loss per common share.
 21.1*   List of Subsidiaries of the Registrant.
 23.1    Consent of Independent Certified Public Accountants and Report on
          Financial Statement Schedule
 23.2*   Consent of Counsel (included in Exhibit 5.1).
 23.3*   Consent of Special Patent Counsel
 24.1*   Power of Attorney.
 27.1*   Financial Data Schedule

--------
 * Previously filed
 + Confidential Treatment Requested.


                                       2